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Exhibit 99.3

Preliminary Offering Circular Excerpts

Recent Developments

Amended and Restated Credit Agreement

        We are seeking to "amend and extend" the revolving credit facility and term loan facility under our senior secured credit agreement. If the proposed amendments to our senior secured credit agreement are approved, and assuming the consummation of this offering and the use of proceeds therefrom, consenting revolving lenders will have the maturity date of their commitments extended from August 2, 2011 to December 15, 2013 and consenting term lenders will have the maturity date of their term loans extended from August 2, 2013 to December 15, 2015. The proposed amendments to our senior secured credit agreement also include increased applicable margins for approving lenders, increased commitment fees for approving revolving lenders, and various additional modifications to our financial and non-financial covenants that in most cases are designed to provide us with improved operating flexibility. See "Description of Other Indebtedness."

        Based on preliminary feedback from lenders, we expect that the amendments will be approved and that we will have between $60.0 million and $75.0 million of extended maturity date revolving loan commitments and that between $200.0 million and $230.0 million of our term loans will be extended. We expect that in connection with the extension of a portion of our revolving loan commitments, our aggregate revolving loan commitments will be reduced from $90.0 million to $80.0 million, although the amended and restated credit agreement is expected to provide us with the ability to increase these commitments by $10.0 million in the future. The feedback we have received to date is preliminary and is therefore subject to change. The consummation of this offering is conditioned upon formal approval of the proposed amendments to the senior secured credit agreement.

New Accounts Receivable Facility

        We are currently in negotiations with Wachovia Bank, National Association to provide a new $75.0 million three-year accounts receivable facility to replace our existing $55.0 million 364 day accounts receivable securitization facility with J.P. Morgan. We currently estimate that our availability under the new accounts receivable facility as of September 30, 2009 would have been between $38.0 million and $41.5 million as compared to availability of $29.8 million under our existing accounts receivable securitization facility. Because availability under the new accounts receivable facility is expected to vary depending on the value of our eligible accounts receivable and customary reserves, our availability may increase or decrease from time to time relative to the amount that would have been available as of September 30, 2009. We estimate that over the twelve months ended September 30, 2009, our availability under the new accounts receivable facility would have varied between $38.0 million and $70.0 million. We expect that the new accounts receivable facility will be accounted for as an off-balance sheet arrangement in 2009, however as a result of certain changes in GAAP to be implemented on January 1, 2010, we expect that the facility will be accounted for as an on-balance sheet arrangement thereafter. We expect that the new accounts receivable facility will be finalized and the existing accounts receivable securitization simultaneously terminated on or before December 31, 2009. However, the terms of the new accounts receivable facility are still being negotiated, and accordingly we cannot assure you that we will be able to enter into the new facility with this level of availability or at all. This offering is not conditioned on the finalization of the new accounts receivable facility.

 RISK FACTORS

        Investing in the notes involves risk. You should carefully consider each of the risks described below, together with all of the other information contained in this offering circular, before deciding to invest in the notes. The risks and uncertainties described below are those that we have identified as material, but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect other companies, such as overall U.S. and non-U.S. economic and industry conditions, including global economic events, geopolitical events, changes in laws or accounting rules, fluctuations in interest rates and currency exchange rates, terrorism, other international conflicts, natural disasters or other disruptions or unexpected economic/business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also impact our business operations, financial results and liquidity. As a result of any of the following risks, our business, results of operations or financial condition could be materially adversely affected, the trading price of the notes could decline and you may lose all or part of your investment in the notes.

Risks Related to the Business

Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries; as such we are subject to the loss of sales and margins due to an economic downturn or recession.

        Our financial performance depends, in large part, on conditions in the markets that we serve in both the U.S. and global economies. Some of the industries that we serve are highly cyclical, such as the automotive, construction, industrial equipment, energy, aerospace and electrical equipment industries. We may experience a reduction in sales and margins as a result of a downturn in economic conditions or other macroeconomic factors. Lower demand for our products may also negatively affect the capacity utilization of our production facilities, which may further reduce our operating margins.

Many of the markets we serve are highly competitive, which could limit the volume of products that we sell and reduce our operating margins.

        Many of our products are sold in competitive markets. We believe that the principal points of competition in our markets are product quality and price, design and engineering capabilities, product development, conformity to customer specifications, reliability and timeliness of delivery, customer service and effectiveness of distribution. Maintaining and improving our competitive position will require continued investment by us in manufacturing, engineering, quality standards, marketing, customer service and support of our distribution networks. We may have insufficient resources in the future to continue to make such investments and, even if we make such investments, we may not be able to maintain or improve our competitive position. We also face the risk of lower-cost foreign manufacturers located in China, Southeast Asia and other regions competing in the markets for our products and we may be driven as a consequence of this competition to increase our investment overseas. Making overseas investments can be highly complicated and we may not always realize the advantages we anticipate from any such investments. Competitive pressure may limit the volume of products that we sell and reduce our operating margins.

Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results.

        We are sensitive to price movements in our raw materials supply base. Our largest material purchases are for steel, copper, aluminum, polyethylene and other resins and energy. Prices for these products fluctuate with market conditions and we have experienced sporadic increases recently. We may be unable to completely offset the impact with price increases on a timely basis due to outstanding commitments to our customers, competitive considerations or our customers' resistance to accepting such price increases and our financial performance may be adversely impacted by further price increases. A failure by our suppliers to continue to supply us with certain raw materials or component parts on commercially reasonable terms, or at all, could have a material adverse effect on us. To the extent there are energy supply disruptions or material fluctuations in energy costs, our margins could be materially adversely impacted.

We may be unable to successfully implement our business strategies. Our ability to realize our business strategies may be limited.

        Our businesses operate in relatively mature industries and it may be difficult to successfully pursue our growth strategies and realize material benefits therefrom. Even if we are successful, other risks attendant to our businesses and the economy generally may substantially or entirely eliminate the benefits. While we have successfully utilized some of these strategies in the past, our growth has principally come through acquisitions.

Our products are typically highly engineered or customer-driven and we are subject to risks associated with changing technology and manufacturing techniques that could place us at a competitive disadvantage.

        We believe that our customers rigorously evaluate their suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success depends on our ability to continue to meet our customers' changing expectations with respect to these criteria. We anticipate that we will remain committed to product research and development, advanced manufacturing techniques and service to remain competitive, which entails significant costs. We may be unable to address technological advances, implement new and more cost-effective manufacturing techniques, or introduce new or improved products, whether in existing or new markets, so as to maintain our businesses' competitive positions or to grow our businesses as desired.

We depend on the services of key individuals and relationships, the loss of which could materially harm us.

        Our success will depend, in part, on the efforts of our senior management, including our chief executive officer. Our future success will also depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us.

We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results.

        We test goodwill and indefinite-lived intangible assets for impairment on an annual basis by comparing the estimated fair value of each of our reporting units to their respective carrying values on our balance sheet. More frequent evaluations could become required if we experience changes in our business conditions. In assessing the recoverability of goodwill and indefinite-lived intangible assets, we estimate the fair value of each of our reporting units by calculating the present value of their expected future cash flows and using other valuation measures. We then compare the estimates of fair value with the reporting unit's net asset carrying value on our balance sheet. If carrying value exceeds fair value, then a possible impairment of goodwill exists and further evaluation is performed. Goodwill is evaluated for impairment annually as of October 1 using management's operating budget and internal five-year forecast to estimate expected future cash flows. Projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials, consideration of our market capitalization in comparison to the estimated fair values of our reporting units determined using discounted cash flow analyses and other factors which are beyond our control.

        At September 30, 2009, our goodwill and intangible assets were approximately $365.2 million and represented approximately 43.3% of our total assets. Our net income of $11.1 million and $25.6 million in the nine months ended September 2009 and September 2008, respectively, included no charges for impairment of goodwill and indefinite-lived intangible assets. If we experience declines in sales and operating profit or do not meet our current and forecasted operating budget, we may be subject to future goodwill impairments. In addition, while the fair value of our remaining goodwill exceeds its carrying value, significantly different assumptions regarding future performance of our businesses or significant declines in our stock price could result in additional impairment losses. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial results.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

        We may be subject to claims or inquiries regarding alleged unauthorized use of a third party's intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, reengineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and operating results. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to adequately protect our intellectual property.

        While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property or any intellectual property acquired or developed by us in the future, will provide a meaningful competitive advantage. Our patents or pending applications may be challenged, invalidated or circumvented by competitors or rights granted thereunder may not provide meaningful proprietary protection. Moreover, competitors may infringe on our patents or successfully avoid them through design innovation. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the U.S. The cost of protecting our intellectual property may be significant and have a material adverse effect on our financial condition and future results of operations.

We may incur material losses and costs as a result of product liability, recall and warranty claims that may be brought against us.

        We are subject to a variety of litigation incidental to our businesses, including claims for damages arising out of use of our products, claims relating to intellectual property matters and claims involving employment matters and commercial disputes.

        We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. Although, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability to date, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower net income or cause the need to reduce our insurance coverage. In addition, a future claim may be brought against us that could have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that, if exceeded, may result in material costs that could have an adverse effect on our future profitability. In addition, warranty claims are generally not covered by our product liability insurance. Further, any product liability or warranty issues may adversely affect our reputation as a manufacturer of high-quality, safe products, divert management's attention, and could have a material adverse effect on our business.

        In addition, one of our Energy segment subsidiaries is a party to lawsuits related to asbestos contained in gaskets formerly manufactured by it or its predecessors. Some of this litigation includes claims for punitive and consequential as well as compensatory damages. We are not able to predict the outcome of these matters given that, among other things, claims may be initially made in jurisdictions without specifying the amount sought or by simply stating the minimum or maximum permissible monetary relief, and may be amended to alter the amount sought. Of the 7,584 claims pending at September 30, 2009, 103 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 77 of the 103 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages), 21 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages) and 5 sought over $10.0 million (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 80 of the 103 claims sought between $250,000 and $600,000, 19 sought between $1.0 million and $5.0 million and 4 sought over $5.0 million. Solely with respect to punitive damages, 77 of the 103 claims sought between $1.0 million and $2.5 million, 21 sought between $2.5 million and $5.0 million and 5 sought over $5.0 million. Total defense costs from January 1, 2009 to September 30, 2009 were approximately $2.0 million and total settlement costs (exclusive of defense costs) for all asbestos cases since inception have been approximately $5.4 million through September 30, 2009. To date, approximately 50% of our costs related to defense and settlement of asbestos litigation have been covered by our primary insurance. Effective February 14, 2006, we entered into a coverage-in-place agreement with our first level excess carriers regarding the coverage to be provided to us for asbestos-related claims when our primary insurance is exhausted. The coverage-in-place agreement makes asbestos defense costs and indemnity insurance coverage available to us that might otherwise be disputed by the carriers and provides a methodology for the administration of such expenses. Nonetheless, there may be a period prior to the commencement of coverage under this agreement and following exhaustion of our primary insurance coverage during which we would be solely responsible for defense costs and indemnity payments, the duration of which would be subject to the scope of damage awards and settlements paid. We also may incur significant litigation costs in defending these matters in the future. We may be required to incur additional defense costs and pay damage awards or settlements or become subject to equitable remedies that could adversely affect our businesses.

Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations.

        We are subject to federal, state, local and foreign environmental laws and regulations which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the generation, treatment, use, storage and disposal of solid and hazardous wastes, and remediation of contaminated sites. We may be legally or contractually responsible or alleged to be responsible for the investigation and remediation of contamination at various sites, and for personal injury or property damages, if any, associated with such contamination. We have been named as potentially responsible parties under CERCLA (the federal Superfund law) or similar state laws in several sites requiring clean-up related to disposal of wastes we generated. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred substantial expenses for each of these sites over a number of years, a portion of which has been covered by insurance. In addition to the foregoing, our businesses have incurred and likely will continue to incur expenses to investigate and clean up existing and former company-owned or leased property, including those properties made the subject of sale-leaseback transactions for which we have provided environmental indemnities to the lessors. Additional sites may be identified at which we are a potentially responsible party under the federal Superfund law or similar state laws. We must also comply with various health and safety regulations in the U.S. and abroad in connection with our operations.

        We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us and accrued environmental reserves, we do not expect environmental costs or contingencies to have a material adverse effect on us. The operation of manufacturing plants entails risks in these areas, however, and we may incur material costs or liabilities in the future that could adversely affect us. There can be no assurance that we have been or will be at all times in substantial compliance with environmental health and safety laws. Failure to comply with any of these laws could result in civil, criminal, monetary and non-monetary penalties and damage to our reputation. In addition, potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

Our growth strategy includes the impact of acquisitions. If we are unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions, we may be adversely affected.

        One of our principal growth strategies is to pursue strategic acquisition opportunities. Since our separation from Metaldyne in June 2002, we have completed eleven acquisitions. Each of these acquisitions required integration expense and actions that negatively impacted our results of operations and that could not have been fully anticipated beforehand. In addition, attractive acquisition candidates may not be identified and acquired in the future, financing for acquisitions may be unavailable on satisfactory terms and we may be unable to accomplish our strategic objectives in effecting a particular acquisition. We may encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management's attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect our business strategy and financial condition and results of operations.

We have significant operating lease obligations and our failure to meet those obligations could adversely affect our financial condition.

        We lease many of our manufacturing facilities and certain capital equipment. Our annualized rental expense in 2008 under these operating leases was approximately $15.7 million. A failure to pay our rental obligations would constitute a default allowing the applicable landlord to pursue any remedy available to it under applicable law, which would include taking possession of our property and, in the case of real property, evicting us. These leases are categorized as operating leases and are not considered indebtedness for purposes of our debt instruments.

We may be subject to further unionization and work stoppages at our facilities or our customers may be subject to work stoppages, which could seriously impact the profitability of our business.

        As of September 30, 2009, approximately 22% of our work force in our continuing operations was unionized under several different unions and bargaining agreements. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations. In addition, if a greater percentage of our work force becomes unionized, our labor costs and risks associated with strikes, work stoppages or other slowdowns may increase.

        On July 19, 2006, approximately 150 workers at our Monogram™ Aerospace Fasteners business unit commenced a strike, which lasted until July 27, 2006.

        On July 10, 2009, we reached a mutually agreeable settlement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union ("Union") regarding the duration of a neutrality agreement we have with the Union. The agreement commits us to remain generally neutral in Union organizing drives through the duration of the agreement. On August 17, 2009, the Union began an organizing drive under the terms of the neutrality agreement at our facility located in Houston, Texas, which is included in our Energy segment. Since the Union obtained a simple majority of authorization cards during the organizing drive, on November 4, 2009 we recognized the Union at this facility. The recognition requires us and the Union to negotiate a first collective bargaining agreement within 180 days from the date of recognition. Under the neutrality agreement, there is no threat of strike or work slowdown during the first collective bargaining agreement.

        On December 4, 2009, we received a notice of filing petition for union representation election filed by the International Association of Machinists and Aerospace workers with regard to our Engineered Components facility located in Plymouth, Massachusetts. We have agreed with the union that a secret ballot election will be held on January 15, 2010.

        On December 10, 2009, we received a notice of filing petition for union decertification at the Houston, Texas facility. The hearing on the petition is scheduled for December 21, 2009.

        Other than as described above, we are not aware of any present active union organizing drives at any of our other facilities. We cannot predict the impact of any further unionization of our workplace.

        Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are included. In addition, organizations responsible for shipping our customers' products may be impacted by occasional strikes or other activity. Any interruption in the delivery of our customers' products could reduce demand for our products and could have a material adverse effect on us.

Our healthcare costs for active employees and future retirees may exceed our projections and may negatively affect our financial results.

        We maintain a range of healthcare benefits for our active employees and a limited number of retired employees pursuant to labor contracts and otherwise. Healthcare benefits for active employees and certain retirees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, all of which are subject to various cost-sharing features. Some of these benefits are provided for in fixed amounts negotiated in labor contracts with the respective unions. If our costs under our benefit programs for active employees and retirees exceed our projections, our business and financial results could be materially adversely affected. Additionally, foreign competitors and many domestic competitors provide fewer benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position.

A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results and impact our ability to service debt.

        Approximately 16.2% of our net sales for the nine months ended September 30, 2009 were derived from sales by our subsidiaries located outside of the U.S. We may significantly expand our international operations through internal growth and acquisitions. Sales outside of the U.S., particularly sales to emerging markets, and manufacturing in non-US countries are subject to various other risks which are not present within U.S. markets, including governmental embargoes or foreign trade restrictions such as antidumping duties, changes in U.S. and foreign governmental regulations, tariffs and other trade barriers, the potential for nationalization of enterprises, foreign exchange risk and other political, economic and social instability. In addition, there are tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries that could affect our financial results and reduce our ability to service debt.

Heartland owns 44.4% of our voting common equity.

        Heartland beneficially owns approximately 44.4% of our outstanding voting common equity. As a result, Heartland has the power to substantially influence all matters submitted to our stockholders, exercise significant influence over our decisions to enter into any corporate transaction and any transaction that requires the approval of stockholders regardless of whether other stockholders believe that any such transactions are in their own best interests. For example, Heartland could cause us to make acquisitions that increase the amount of our indebtedness, sell revenue-generating assets or cause us to undergo a "going private" transaction with it or one of its affiliates based on its ownership without a legal requirement of unaffiliated shareholder approval. In addition, as a result of our Shareholders Agreement, Heartland has the power to control the election of a majority of our directors. So long as Heartland continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions. Its interests may differ from yours and it may vote in a way with which you disagree. In addition, this concentration of ownership may have the effect of preventing, discouraging or deterring a change of control. One of our directors is the Managing Member of Heartland's general partner. Heartland also has the right to require us to file a registration statement with the SEC for purposes of registering for sale to the public some or all of the common stock of ours that it owns. Any sale of a significant number of shares of our common stock by Heartland could have an adverse impact on the value of the notes. See "Certain Relationships and Related Party Transactions."

 CAPITALIZATION

        The following table sets forth cash and cash equivalents and capitalization as of September 30, 2009 on an actual basis and on an as adjusted basis to give effect to (i) the amendment and restatement of our senior secured credit facilities assuming that $67.5 million of revolving credit commitments and $215.0 million of Tranche B term loans are extended (which amounts represent the mid-point of the ranges of our expectations based on preliminary feedback from lenders), (ii) the termination of our old accounts receivable securitization facility and the entry into our new accounts receivable facility and (iii) the consummation of this offering and the application of proceeds therefrom, as if they had occurred on September 30, 2009. The information should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto appearing in this offering circular.

	As of September 30, 2009
	Actual	As adjusted
(in thousands)	(unaudited)
Cash and cash equivalents(1)	$24,770	$4,500

Long term debt (including current maturities):
Senior secured credit facilities:
Revolving credit facility(2)	—	8,000
Extended revolving credit facility(2)	—	—
Deposit linked letter of credit facility(3)	—	—
Tranche B term loan due 2013	252,200	37,200
Extended Tranche B term loan due 2015	—	215,000
Senior second priority notes offered hereby(4)	—	250,000
9 7/8% senior subordinated notes due 2012	256,140	—
Other debt(5)	17,040	17,040

Total debt(6)	525,380	527,240
Accounts receivable facility(7)	—	—
Total shareholder equity(1)	73,740	59,030

Total capitalization (including receivables facility)	$599,120	$586,270

(1)
Considers the impact of estimated fees and expenses related to this offering, including legal and accounting fees, discounts, commissions, previous deferred financing fees and other expenses related to the notes, as well as fees and expenses related to the amendment and restatement of the senior secured credit facilities and refinancing of the accounts receivable facility.

(2)
The existing revolving credit facility consists of $90.0 million of commitments, of which $0 was outstanding on September 30, 2009. Existing revolving credit facility commitments will expire on August 2, 2011 and any extended revolving credit facility commitments will expire on December 15, 2013. We expect that in connection with the extension of a portion of our revolving loan commitments, our aggregate revolving loan commitments will be reduced to $80.0 million. We had $30.0 million outstanding on November 30, 2009.

(3)
Consists of a $60.0 million deposit-linked supplemental revolving credit facility of which $0 was outstanding on September 30, 2009 and November 30, 2009. We had approximately $31.2 million of letters of credit outstanding under this facility on September 30, 2009 and November 30, 2009. This facility matures on August 2, 2011.

(4)
Excludes any original issue discount on the notes offered hereby.

(5)
Consists of a revolving credit facility in the United Kingdom ($0.7 million), a term loan in Italy ($1.9 million), a debt agreement in Australia ($14.1 million) and various capital leases ($0.3 million) as of September 30, 2009.

(6)
On an as adjusted basis, cash interest expense for the twelve months ended September 30, 2009 would have been $48.0 million as compared to actual cash interest cost for this period of $45.9 million. For each additional $10.0 million of Tranche B term loans that are extended, the foregoing as adjusted amount would increase by approximately $0.3 million.

(7)
Consists of a $55.0 million 364 day facility under which $0 was outstanding on September 30, 2009 and November 30, 2009. Our new accounts receivable facility is expected to be a $75.0 million three-year facility. After January 1, 2010, we expect that this facility will be accounted for as an on-balance sheet arrangement.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition contains forward-looking statements regarding industry outlook and our expectations regarding the performance of our business. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under the heading "Note Regarding Forward-Looking Statements" at the beginning of this offering circular. The following discussion reflects the realignment of our reportable segments effective April 1, 2009. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Selected Historical Financial Data," and our historical consolidated financial statements included in this offering circular.

Introduction

        We are a global manufacturer and distributor of products for commercial, industrial and consumer markets. We are principally engaged in five reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. In reviewing our financial results, consideration should be given to certain critical events, particularly our initial public offering in May 2007 and expenses related thereto, acquisitions and consolidation, integration and restructuring efforts in several of our business operations. Effective April 1, 2009, we realigned our reportable segments as a result of our recent management reporting and business consolidation changes. We previously reported under five segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. Following the realignment, we report the following five segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. All information included in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" reflects this realignment.

        Key Factors and Risks Affecting Our Reported Results.    Our businesses and results of operations depend upon general economic conditions and we serve some customers in cyclical industries that are highly competitive and themselves adversely impacted by unfavorable economic conditions. During the fourth quarter of 2008, worldwide credit markets and global economic conditions deteriorated significantly, resulting in declines in demand for our products and services. These conditions have persisted during the first nine months of 2009, resulting in reductions in sales and earnings from comparable prior periods across all of our reportable segments. We expect that revenue and earnings will continue to trend below historical levels until the current unfavorable economic conditions improve.

        Critical factors affecting our ability to succeed include: our ability to successfully pursue organic growth through product development, cross selling and extending product-line offerings, and our ability to quickly and cost-effectively introduce new products; our ability to acquire and integrate companies or products that will supplement existing product lines, add new distribution channels, expand our geographic coverage or enable us to better absorb overhead costs; our ability to manage our cost structure more efficiently through improved supply base management, internal sourcing and/or purchasing of materials, selective outsourcing and/or purchasing of support functions, working capital management, and greater leverage of our administrative and overhead functions. If we are unable to do any of the foregoing successfully, our financial condition and results of operations could be materially and adversely impacted.

        There is some seasonality in the businesses within our Cequent reportable segment, where sales of towing and trailering products are generally stronger in the second and third quarters, as trailer original equipment manufacturers ("OEMs"), distributors and retailers acquire product for the spring and summer selling seasons. No other reportable segment experiences significant seasonal fluctuation in its businesses. We do not consider sales order backlog to be a material factor in our business. A growing portion of our sales may be derived from international sources, which exposes us to certain risks, including currency risks.

        The demand for some of our products, particularly in the Cequent segment, is heavily influenced by consumer sentiment. We experienced decreases in sales and earnings in 2008 as a result of an uncertain credit market and interest rate environment and rising energy costs, among other things. Sales and earnings have declined further as a result of the worsening of the global economic conditions in 2009. We expect the current end market conditions in the Cequent segment will continue to remain weak and/or decline until the U.S. economy recovers from existing recessionary forces, employment levels increase and consumer credit availability improves, thereby increasing consumer discretionary spending.

        We are sensitive to price movements in our raw materials supply base. Our largest material purchases are for steel, copper, aluminum, polyethylene and other resins and energy. Historically, we have experienced increasing costs of steel and resin and have worked with our suppliers to manage cost pressures and disruptions in supply. We have also initiated pricing programs to pass increased steel, copper, aluminum and resin costs to customers. Although we may experience delays in our ability to implement price increases, we generally are able to recover such increased costs. Although there have been no significant disruptions in the supply of steel since 2005, we may experience disruptions in supply in the future and we may not be able to pass along higher costs associated with such disruptions to our customers in the form of price increases. We will continue to take actions as necessary to manage risks associated with increasing steel or other raw material costs. However, such increased costs may adversely impact our earnings.

        We report shipping and handling expenses, associated with certain businesses within our Cequent segment, for its sales distribution network, as an element of selling, general and administrative expenses in our consolidated statement of operations. As such, gross margins for the Cequent segment may not be comparable to other companies which include all costs related to their distribution network in cost of sales.

        We have substantial debt, interest and lease payment requirements that may restrict our future operations and impair our ability to meet our obligations and, in a rising interest rate environment, our performance may be adversely affected by our degree of leverage.

        Recent Consolidation, Integration and Restructuring Activities.    During the past several years, we have undertaken significant consolidation, integration and other cost-savings programs to enhance our efficiency and achieve cost reduction opportunities which exist in our businesses. In addition to major consolidation projects, there have also been a series of ongoing initiatives to eliminate duplicative and excess manufacturing and distribution facilities, sales forces, and back office and other support functions in order to continue to optimize our cost structure in response to competitor actions and market conditions.

        In the fourth quarter of 2008, in response to the deteriorating recent economic conditions, we accelerated our Profit Improvement Plan, which included further consolidation of distribution and manufacturing activities, continued integration of certain business activities, movement of production to lower-cost environments and expansion of strategic sourcing initiatives. We have also implemented reductions in salaried headcount and in fixed and variable spending to better align the fixed cost structure of these operating segments with the reality of our current market environment and to maintain or improve operating margins. We have implemented commercial actions to protect and gain market share through continued introduction of new and innovative products and by providing superior delivery and service to our customers. Further, we also have pricing initiatives in place to recover inflationary cost increases and we are continuing actions to leverage our businesses' strong brand names.

        The key element of our Profit Improvement Plan implemented during the first nine months of 2009 is the restructuring of our legacy towing, trailering and electrical businesses within our Cequent reportable segment into one business, rationalizing facilities and the management team. This restructuring plan includes the previously announced closure of the Mosinee, WI manufacturing facility by the end of 2009, with the production and distribution functions previously located in Mosinee being relocated to lower-cost manufacturing facilities or to third party sourcing partners.

        During the first nine months of 2008, we restructured our organizational structure within our corporate office. These actions comprised the majority of the restructuring charges incurred during the first nine months of 2008.

        Key Indicators of Performance.    In evaluating our business, our management considers Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. We define Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment charges and write-offs and non-cash losses on sale-leaseback of property and equipment. Adjusted EBITDA in this "Management's Discussion and Analysis of Financial Conditions and Results of Operations" includes discontinued operations whereas Adjusted EBITDA, continuing operations presented elsewhere in this offering circular does not. In evaluating Adjusted EBITDA, our management deems it important to consider the quality of our underlying earnings by separately identifying certain costs undertaken to improve our results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts. Although we may undertake new consolidation, restructuring and integration efforts in the future as a result of our acquisition activity, our management separately considers these costs in evaluating underlying business performance. Caution must be exercised in considering these items as they include substantially (but not necessarily entirely) cash costs and there can be no assurance that we will ultimately realize the benefits of these efforts. Moreover, even if the anticipated benefits are realized, they may be offset by other business performance or general economic issues.

        Management believes that consideration of Adjusted EBITDA together with a careful review of our results reported under GAAP is the best way to analyze our ability to service and/or incur indebtedness, as we are a highly leveraged company. We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and the impact of purchase accounting as well as depreciation and amortization expense. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities.

        In addition, we believe Adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties as a measure of financial performance and debt-service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  it does not reflect our cash expenditures for capital equipment or other contractual commitments;

  •
  although depreciation, amortization and asset impairment charges and write-offs are non-cash charges, the assets being depreciated, amortized or written off may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

  •
  it does not reflect changes in, or cash requirements for, our working capital needs;

  •
  it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

  •
  it does not reflect certain tax payments that may represent a reduction in cash available to us;

  •
  it includes amounts resulting from matters we consider not to be indicative of underlying performance of our fundamental business operations, as discussed in this offering circular; and

  •
  other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

        Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in our growth. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. We carefully review our operating profit margins (operating profit as a percentage of net sales) at a segment level, which are discussed in detail in our year-to-year comparison of operating results.

        The following is a reconciliation of our net income (loss) to Adjusted EBITDA and cash flows from operating activities for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009:

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
	(in thousands)
Net income (loss)	$(128,910)	$(158,430)	$(136,190)	$25,640	$11,140
Income tax expense (benefit)(a)	(6,520)	(10,410)	(12,610)	15,310	6,650
Interest expense(b)	78,510	68,310	55,920	42,320	35,050
Debt extinguishment costs	8,610	7,440	140	—	1,140
Impairment of property and equipment(c)	15,760	3,370	500	—	—
Impairment of goodwill and indefinite-lived assets(d)	116,500	171,210	184,530	—	—
Depreciation and amortization(e)	38,740	41,350	44,070	32,440	33,410

Adjusted EBITDA	122,690	122,840	136,360	115,710	87,390

Interest paid	(69,880)	(63,690)	(52,660)	(32,240)	(25,460)
Taxes paid	(14,050)	(8,660)	(8,060)	(6,460)	(6,730)
Gain (loss) on dispositions of property and equipment	3,530	(630)	70	40	(180)
Gain on extinguishment of debt	—	—	(3,880)	—	(29,390)
Receivables sales and securitization, net	(14,120)	25,980	(18,310)	(26,730)	(15,690)
Net change in assets and liabilities and other	(12,290)	(10,870)	(22,350)	(27,530)	57,700

Cash flows provided by operating activities	$15,880	$64,970	$31,170	$22,790	$67,640

(a)
Includes addback of income tax benefit (expense) of approximately $7.3 million, ($2.7) million and $10.5 million recorded in 2006, 2007 and 2008, respectively, related to discontinued operations. See Note 5, "Discontinued Operations and Assets Held for Sale" to the financial statements included in this offering circular for further information.

(b)
Includes interest expense related to discontinued operations in the amount of $0.2 million in 2008 and $0.5 million reduction in interest expense in the fourth quarter of 2006 related to asset retirement obligations of discontinued operations.

(c)
Includes asset impairments related to continuing operations of approximately $0.5 million, $3.4 million and $0.5 million in 2006, 2007 and 2008, respectively. Also includes impairment charges of $15.3 million in 2006 related to our industrial fastening business which is reported as discontinued operations.

(d)
Includes goodwill and indefinite-lived intangible asset impairment charges of $172.2 million in our Packaging, Aerospace & Defense, Engineered Components and Cequent segments and $12.3 million in discontinued operations in 2008 and $116.5 million and $171.2 million in our Cequent segment in 2006 and 2007.

(e)
Includes depreciation and amortization related to discontinued operations in the amounts of $2.8 million, $2.3 million and $5.4 million in 2006, 2007 and 2008, respectively.

        The following details certain items relating to our consolidation, restructuring and integration efforts, the use of proceeds from our initial public offering of common stock, gain on extinguishment of debt and other one-time charges that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that we separately consider in evaluating our Adjusted EBITDA:

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
	(in thousands)
Facility and business consolidation costs(a)	$(200)	$(7,390)	$(1,120)	$(720)	$(120)
Business unit restructuring costs(b)	(430)	—	(4,580)	(2,970)	(6,590)
Acquisition integration costs(c)	(970)	—	—	—	—
Advisory services agreement termination fee(d)	—	(10,000)	—	—	—
Costs for early termination of operating leases(e)	—	(4,230)	—	—	—
Settlement of Canadian benefit plan liability(f)	—	(3,870)	—	—	—
Gross gain on extinguishment of debt(g)	—	—	3,880	—	29,390

	$(1,600)	$(25,490)	$(1,820)	$(3,690)	$22,680

(a)
Includes employee training, severance and relocation costs, equipment move and plant rearrangement costs associated with facility and business consolidations.

(b)
Principally employee severance costs associated with business unit restructuring and other cost reduction activities.

(c)
Includes equipment move and other facility closure costs, excess and obsolete inventory reserve charges related to brand rationalization, employee training, and other organization costs associated with the integration of acquired operations.

(d)
Expenses associated with the termination of our advisory services agreement with Heartland.

(e)
Costs associated with the early termination of operating leases and purchase of underlying machinery and equipment assets.

(f)
Non-cash expense associated with a settlement of our Canadian defined benefit pension plan liability, resulting from the closure of a distribution facility in 1997, for which the ultimate resolution and related accounting for distribution of surplus assets of the plan was not approved by Canadian authorities until 2007.

(g)
Gains recognized in connection with the extinguishment of $81.2 million of our senior subordinated notes due 2012, excluding debt extinguishment costs.

Segment Information and Supplemental Analysis

        The following table summarizes unaudited financial information for our five current reportable segments for the nine months ended September 30, 2008 and 2009:

	Nine months ended September 30,
	2008	As a Percentage of Net Sales	2009	As a Percentage of Net Sales
	(in thousands)
Net Sales:
Packaging	$128,910	16.0%	$106,130	17.3%
Energy	157,390	19.5	111,260	18.1
Aerospace & Defense	65,770	8.1	56,530	9.2
Engineered Components	103,160	12.8	51,100	8.3
Cequent	352,930	43.7	290,070	47.2

Total	$808,160	100.0%	$615,090	100.0%

Gross Profit:
Packaging	$43,710	33.9%	$37,680	35.5%
Energy	44,710	28.4	27,330	24.6
Aerospace & Defense	29,400	44.7	24,870	44.0
Engineered Components	19,620	19.0	4,340	8.5
Cequent	77,140	21.9	58,660	20.2

Total	$214,580	26.6%	$152,880	24.9%

Selling, General and Administrative:
Packaging	$17,470	13.6%	$14,490	13.7%
Energy	20,030	12.7	17,880	16.1
Aerospace & Defense	7,150	10.9	6,450	11.4
Engineered Components	6,890	6.7	5,240	10.3
Cequent	59,000	16.7	52,070	18.0
Corporate expenses	18,200	N/A	16,800	N/A

Total	$128,740	15.9%	$112,930	18.4%

Operating Profit (Loss):
Packaging	$26,530	20.6%	$23,390	22.0%
Energy	24,670	15.7	9,380	8.4
Aerospace & Defense	22,230	33.8	18,410	32.6
Engineered Components	12,520	12.1	(1,010)	(2.0)
Cequent	17,930	5.1	6,760	2.3
Corporate expenses	(18,200)	N/A	(16,800)	N/A

Total	$85,680	10.6%	$40,130	6.5%

Adjusted EBITDA:
Packaging	$36,420	28.3%	$32,760	30.9%
Energy	26,670	16.9	11,730	10.5
Aerospace & Defense	23,560	35.8	20,180	35.7
Engineered Components	15,630	15.2	2,150	4.2
Cequent	30,940	8.8	21,700	7.5
Corporate expenses	(19,910)	N/A	11,360	N/A

Subtotal from continuing operations	$113,310	14.0%	$99,880	16.2%

Discontinued operations	2,400	N/A	(12,490)	N/A

Total company	$115,710	14.3%	$87,390	14.2%

        The following table summarizes financial information for our five current reportable segments for the years ended December 31, 2006, 2007 and 2008:

	Year ended December 31,
	2006	2007	2008
	(in thousands)
Net Sales
Packaging	$143,780	$151,950	$161,330
Energy	156,990	163,470	213,750
Aerospace & Defense	65,540	79,550	95,300
Engineered Components	109,870	125,080	126,530
Cequent	472,160	483,020	424,390

Total	$948,340	$1,003,070	$1,021,300

Impairment Charges
Packaging	—	—	62,490
Energy	—	—	—
Aerospace & Defense	—	—	—
Engineered Components	—	—	24,790
Cequent	117,010	174,580	85,440

Total	$117,010	$174,580	$172,720

Operating Profit (Loss)
Packaging	31,220	26,880	(31,200)
Energy	22,790	22,860	32,740
Aerospace & Defense	19,380	23,190	31,850
Engineered Components	16,820	18,580	(12,180)
Cequent	(84,560)	(145,430)	(75,430)
Corporate expenses and management fees	(24,450)	(40,730)	(22,160)

Total	$(18,800)	$(94,650)	$(76,380)

Capital Expenditures
Packaging	$7,670	$14,340	$5,890
Energy	3,380	5,590	5,100
Aerospace & Defense	1,490	6,110	5,720
Engineered Components	2,680	10,000	6,870
Cequent	6,520	11,450	5,010
Corporate	80	120	100

Total	$21,820	$47,610	$28,690

Depreciation and Amortization
Packaging	$10,590	$11,840	$13,780
Energy	2,290	2,470	2,790
Aerospace & Defense	1,500	1,530	1,960
Engineered Components	2,970	3,520	4,040
Cequent	18,090	19,530	18,410
Corporate	330	170	100

Total	$35,770	$39,060	$41,080

	Year ended December 31,
	2006	2007	2008
	(in thousands)
Operating Net Assets at Period End
Packaging	$361,230	$355,460	$271,780
Energy	90,340	100,880	118,440
Aerospace & Defense	72,920	76,910	77,880
Engineered Components	41,190	64,580	50,750
Cequent	505,040	329,110	224,940
Corporate	(14,900)	(42,480)	(28,280)

Subtotal from continuing operations	1,055,820	884,460	715,510

Discontinued operations	24,580	40,000	24,860

Total operating net assets	1,080,400	924,460	740,370

Current liabilities	205,660	203,530	189,850

Consolidated assets	$1,286,060	$1,127,990	$930,220

Adjusted EBITDA
Packaging	$41,600	$38,840	$45,030
Energy	25,070	25,430	35,430
Aerospace & Defense	20,890	24,790	33,810
Engineered Components	19,800	22,080	16,720
Cequent	50,590	47,960	28,310
Corporate expenses and management fees	(28,110)	(43,980)	(20,280)

Subtotal from continuing operations	129,840	115,120	139,020

Discontinued operations	(7,150)	7,720	(2,660)

Results of Operations

Nine Months Ended September 30, 2009 Compared with Nine Months Ended September 30, 2008

        The principal factors impacting us during the nine months ended September 30, 2009 compared with the nine months ended September 30, 2008, were:

  •
  the continued impact of the current global economic recession, resulting in lower sales volumes and reduced earnings across all of our reportable segments;

  •
  costs incurred and savings realized related to our Profit Improvement Plan, primarily in our Cequent segment;

  •
  compression of gross profit margins in certain of our segments due to lower absorption of fixed costs and, during the first quarter of 2009, sales of higher-cost inventory; and

  •
  increases in the value of the U.S. dollar as compared to the currencies in other countries where we operate.

        Overall, net sales decreased approximately $193.1 million, or approximately 23.9%, for the nine months ended September 30, 2009, as compared with the nine months ended September 30, 2008. Although a few of our businesses benefited from new product introductions during the first three quarters of 2009, net sales declined in each of our five reportable segments, generally due to lower sales volumes resulting from the continued global economic recession. In addition, net sales were unfavorably impacted by approximately $16.8 million as a result of currency exchange, as our reported results in U.S. dollars were negatively impacted by weaker foreign currencies.

        Gross profit margin (gross profit as a percentage of sales) approximated 24.9% and 26.6% for the nine months ended September 30, 2009 and 2008, respectively, declining primarily as a result of the lower sales volumes and lower absorption of fixed costs associated with lower production and/or sales levels. In addition, gross profit was negatively impact by approximately $4.8 million as a result of currency exchange, as our reported results in U.S. dollars were negatively impacted by weaker foreign currencies.

        Operating profit margin (operating profit as a percentage of sales) approximated 6.5% and 10.6% for the nine months ended September 30, 2009 and 2008, respectively. Operating profit decreased approximately $45.6 million, or 53.3%, to $40.1 million for the nine months ended September 30, 2009, from $85.7 million for the nine months ended September 30, 2008. Consistent with the decrease in gross profit, operating profit also declined primarily as a result of the lower sales volumes and lower absorption of fixed costs associated with lower production and/or sales levels. However, we did reduce our selling, general and administrative expenses by approximately $15.8 million in the first three quarters of 2009 compared to the first three quarters of 2008, primarily as a result of realization of savings associated with our Profit Improvement Plan in the third quarter of 2009 and concerted efforts to reduce discretionary spending in response to the current economic conditions.

        Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales) approximated 16.2% and 14.0% for the nine months ended September 30, 2009 and 2008, respectively. Adjusted EBITDA decreased approximately $13.4 million for the nine months ended September 30, 2009, as compared to the nine months ended September 30, 2008. After consideration of the $29.4 million gross gain on extinguishment of debt, an increase in year-over-year depreciation expense of approximately $1.4 million, gains on transactions denominated in foreign currencies in the nine months ended September 30, 2009 of approximately $0.4 million as compared to losses on transactions denominated in foreign currencies in the nine months ended September 30, 2008 of approximately $0.4 million, and $0.6 million lower year-over-year expense for receivables sales and securitization, the change in Adjusted EBITDA is consistent with the change in operating profit between years.

        See below for a discussion of operating results by segment.

        Packaging.    Net sales decreased approximately $22.8 million, or 17.7%, to $106.1 million in the nine months ended September 30, 2009, as compared to $128.9 million in the nine months ended September 30, 2008. Overall, sales decreased approximately $7.9 million due to currency exchange, as our reported results in U.S. dollars were negatively impacted as a result of the stronger U.S. dollar relative to foreign currencies. Sales of our specialty dispensing products and new product introductions increased by approximately $9.9 million in the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008, due primarily to increased sales into the personal care markets, pharmaceuticals, and the food industries. Sales of our industrial closures, rings and levers decreased by approximately $24.8 million in the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008, primarily as a result of the continued general economic slowdown.

        Packaging's gross profit decreased approximately $6.0 million to $37.7 million, or 35.5% of sales, in the nine months ended September 30, 2009, as compared to $43.7 million, or 33.9% of sales, in the nine months ended September 30, 2008. The decrease in gross profit between years is primarily attributed to lower sales volumes of our industrial products and unfavorable currency exchange, the impact of which was partially offset by lower steel and resin costs year-over-year.

        Packaging's selling, general and administrative expenses decreased approximately $3.0 million to $14.5 million, or 13.7% of sales, in the nine months ended September 30, 2009, as compared to $17.5 million, or 13.6% of sales, in the nine months ended September 30, 2008. Discretionary spending has been reduced from 2008 levels, and additional selling, and general and administrative cost reduction plans have been implemented to better align the fixed cost structure with current business requirements resulting from the general economic decline.

        Packaging's operating profit decreased approximately $3.1 million to $23.4 million, or 22.0% of sales, in the nine months ended September 30, 2009, as compared to $26.5 million, or 20.6% of sales, in nine months ended September 30, 2008. The decrease in operating profit between years is primarily attributed to lower sales volumes of our industrial products and unfavorable currency exchange, which were partially offset by lower steel and resin costs, and reduced selling, general and administrative costs as a result of our cost reduction plans.

        Packaging's Adjusted EBITDA decreased approximately $3.6 million to $32.8 million, or 30.9% of sales, in the nine months ended September 30, 2009, as compared to $36.4 million, or 28.3% of sales, in the nine months ended September 30, 2008, consistent with the change in operating profit between years after consideration of increased foreign currency transaction losses of approximately $0.2 million during the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008 and $0.4 million reduced depreciation expense in the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008.

        Energy.    Net sales for the nine months ended September 30, 2009 decreased approximately $46.1 million, or 29.3%, to $111.3 million, as compared to $157.4 million in the nine months ended September 30, 2008. Sales of specialty gaskets and related fastening hardware decreased approximately $16.3 million as a result of reduced levels of turn-around activity at petrochemical refineries and decreased sales demand from the chemical industry, as customers continue to defer maintenance and new programs that require our replacement and specialty gaskets and hardware. Sales of slow speed and compressor engines and related products decreased by approximately $29.8 million, due to a reduction of drilling activity in North America and customers deferring completion of previously drilled wells. Sales of compressor products increased slightly, as the Company continues to develop new products to add to its well-site content.

        Gross profit within Energy decreased approximately $17.4 million to $27.3 million, or 24.6% of sales, in the nine months ended September 30, 2009, as compared to $44.7 million, or 28.4% of sales, in the nine months ended September 30, 2008. Gross profit decreased approximately $13.1 million as a result of the reduction in sales levels between years. The remaining decrease in gross profit is primarily attributable to lower absorption of fixed costs as a result of the lower sales volumes.

        Selling, general and administrative expenses within Energy decreased approximately $2.1 million to $17.9 million, or 16.1% of net sales, in the nine months ended September 30, 2009, as compared to $20.0 million or 12.7% of net sales, in the nine months ended September 30, 2008. This decrease was primarily due to reduced sales commissions, compensation and other administrative costs in an effort to match spending and headcount to current production volumes. These decreases were partially offset by the opening of two new branches within our specialty gasket business, one in Salt Lake City, Utah, and one in Rotterdam, Netherlands, in 2009, which has increased selling, general and administrative expenses in the first three quarters of 2009 by approximately $0.7 million.

        Overall, operating profit within Energy decreased approximately $15.3 million to $9.4 million, or 8.4% of sales, in the nine months ended September 30, 2009, as compared to $24.7 million, or 15.7% of sales, in the nine months ended September 30, 2008, due principally to lower sales volumes and lower absorption of fixed costs, which were partially offset by reductions in commissions, salaries and other administrative costs in light of lower sales volumes.

        Energy's Adjusted EBITDA decreased $15.0 million to $11.7 million, or 10.5% of sales, in the nine months ended September 30, 2009, as compared to $26.7 million, or 16.9% of sales, in the nine months ended September 30, 2008, consistent with the decrease in operating profit between years.

        Aerospace & Defense.    Net sales for the nine months ended September 30, 2009 decreased approximately $9.3 million, or 14.0%, to $56.5 million, as compared to $65.8 million in the nine months ended September 30, 2008. Sales in our aerospace business decreased approximately $8.9 million, primarily due to lower blind-bolt fastener sales resulting from program delays beginning in the first quarter of 2009 at commercial airframe manufacturers and inventory reductions by our distribution customers, who are adjusting inventory levels in response to the delayed programs and the current economic uncertainty. This decrease was partially offset by sales of new products, primarily titanium screws, of approximately $4.4 million during the first three quarters of 2009, which increased our content on certain aircraft. Sales in our defense business decreased approximately $0.4 million. Revenue associated with managing the relocation and closure of the defense facility increased $2.7 million in the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008. In addition, we had approximately $1.9 million of new product sales during the nine months ended September 30, 2009. These increases in revenue were more than offset by a decrease in cartridge sales of approximately $5.0 million in the nine months ended September 30, 2009 compared with the nine months ended September 30, 2008, as our customer had been building its inventory throughout 2008 in advance of the relocation of the facility, which began in late second quarter 2009.

        Gross profit within Aerospace & Defense decreased approximately $4.5 million to $24.9 million, or 44.0% of sales, in the nine months ended September 30, 2009, from $29.4 million, or 44.7% of sales, in the nine months ended September 30, 2008. Gross profit decreased approximately $4.1 million as a result of the decline in sales levels between years. This decrease in gross profit was also impacted by lower absorption of fixed costs as a result of lower production and/or sales levels, primarily within our aerospace business.

        Selling, general and administrative expenses decreased approximately $0.7 million to $6.5 million, or 11.4% of sales, in the nine months ended September 30, 2009, as compared to $7.2 million, or 10.9% of sales, in the nine months ended September 30, 2008 due primarily to reduced sales commissions and expenses and discretionary spending in light of the decrease in sales levels between years.

        Operating profit within Aerospace & Defense decreased approximately $3.8 million to $18.4 million, or 32.6% of sales, in the nine months ended September 30, 2009, as compared to $22.2 million, or 33.8% of sales, in the nine months ended September 30, 2008, primarily due to lower sales volumes and lower absorption of fixed costs, which were partially offset by reduced selling, general and administrative expenses.

        Aerospace & Defense's Adjusted EBITDA decreased $3.4 million to $20.2 million, or 35.7% of sales, in the nine months ended September 30, 2009, as compared to $23.6 million, or 35.8% of sales, in the nine months ended September 30, 2008, consistent with the decrease in operating profit between years after consideration of approximately $0.4 million of higher depreciation expense in the first nine months of 2009 compared to the first nine months of 2008 resulting from the full-run-rate impact of procurement of additional machinery and equipment in our aerospace business during mid-2008.

        Engineered Components.    Net sales for the nine months ended September 30, 2009 decreased approximately $52.1 million, or 50.5%, to $51.1 million, as compared to $103.2 million in the nine months ended September 30, 2008. Sales within our specialty fittings business declined $3.1 million due to lower sales of our core tube nut products which have been significantly impacted by the continued weak domestic automotive market demand, this decrease was partially offset by new product offerings for automotive fuel systems. Sales in our industrial cylinder and precision tool cutting businesses decreased $40.7 million and $4.3 million, respectively, due primarily to the global economic recession, which has significantly impacted industrial applications and products. Finally, sales in our medical device business decreased $4.0 million due to certain contract manufacturing awards that did not recur in the first nine months of 2009.

        Gross profit within Engineered Components decreased approximately $15.3 million to $4.3 million, or 8.5% of sales, in the nine months ended September 30, 2009, from $19.6 million, or 19.0% of sales, in the nine months ended September 30, 2008. Gross profit decreased approximately $9.9 million as a result of the decline in sales levels between years. This decrease in gross profit was also impacted by sales of higher-cost inventory, primarily related to steel, in excess of the businesses' ability to secure price increases and lower absorption of fixed costs as a result of lower production and/or sales levels.

        Selling, general and administrative expenses decreased approximately $1.7 million to $5.2 million, or 10.3% of sales, in the nine months ended September 30, 2009, as compared to $6.9 million, or 6.7% of sales, in the nine months ended September 30, 2008 due primarily to lower sales commissions and reduced discretionary spending in light of the decrease in sales levels between years.

        Operating profit within Engineered Components decreased approximately $13.5 million to a loss of $1.0 million, or (2.0%) of sales, in the nine months ended September 30, 2009, as compared to $12.5 million, or 12.1% of sales, in the nine months ended September 30, 2008, primarily due to lower sales volumes and lower absorption of fixed costs, which were partially offset by reduced sales commissions and discretionary spending within selling, general and administrative expenses.

        Engineered Components' Adjusted EBITDA decreased approximately $13.5 million to $2.1 million, or 4.2% of sales, in the nine months ended September 30, 2009, as compared to $15.6 million, or 15.2% of sales, in the nine months ended September 30, 2008, consistent with the decrease in operating profit between years.

        Cequent.    Net sales decreased approximately $62.9 million to $290.1 million in the nine months ended September 30, 2009, as compared to $352.9 million in the nine months ended September 30, 2008. Net sales were unfavorably impacted by approximately $8.1 million of currency exchange, as our reported results in U.S. dollars were negatively impacted as a result of the stronger U.S. dollar relative to foreign currencies. Sales in our retail business decreased $0.4 million, due to reduced sales volumes to existing retail customers due to the economic uncertainty, which was mostly offset by considerable additional business at a few large customers and the addition of several new customers during 2009. Sales within our performance products business (includes the legacy towing, trailering and electrical businesses) decreased by $50.5 million, due to the continued soft demand in the majority of the end markets we serve due to the current uncertain economic conditions. Sales in our Australia/Asia Pacific business decreased approximately $3.9 million, due primarily to decreases in certain original equipment manufacturer revenue and the overall global economic recession, which improved in the third quarter of 2009 due to the government incentive stimulus, which bolstered revenues during the quarter.

        Cequent's gross profit decreased approximately $18.4 million to $58.7 million, or 20.2% of sales, in the nine months ended September 30, 2009, from approximately $77.1 million, or 21.9% of sales, in the nine months ended September 30, 2008. Of the decline in gross profit between years, approximately $13.7 million is attributed to the decline in sales between periods and $1.5 million is attributed to unfavorable currency exchange. The remaining decrease in gross profit was due to sales of higher-cost inventory in excess of the businesses' ability to secure sales price increases during the first two quarters of 2009, lower absorption of fixed costs as a result of lower production and/or sales levels and accelerated depreciation expense related to machinery and equipment in our Mosinee, WI manufacturing facility that will no longer be utilized following the closure of the facility during the fourth quarter of 2009.

        Selling, general and administrative expenses decreased approximately $6.9 million to $52.1 million, or 18.0% of sales, in the nine months ended September 30, 2009, as compared to $59.0 million, or 16.7% of sales, in the nine months ended September 30, 2008, due primarily to reductions in salaries, sales promotions, sales commissions and other discretionary spending, all as a part of our Profit Improvement Plan to better align the spending and cost structure with the current demand and production levels. These decreases were partially offset by severance charges of approximately $1.6 million incurred in the first quarter of 2009 associated with the involuntary termination of employees located at our Mosinee, WI manufacturing facility, which is scheduled to be closed during the fourth quarter of 2009.

        Cequent's operating profit declined approximately $11.1 million to $6.8 million, or 2.3% of sales, in the nine months ended September 30, 2009, from $17.9 million, or 5.1% of net sales, in the nine months ended September 30, 2008. The decline in operating profit between years was primarily due to lower sales volumes, unfavorable foreign currency exchange, sales of higher-cost inventory, lower absorption of fixed costs and costs associated with the closure of the Mosinee, WI manufacturing facility, which were partially offset by cost reductions as part of the Profit Improvement Plan.

        Cequent's Adjusted EBITDA decreased approximately $9.2 million to $21.7 million, or 7.5% of sales, for the nine months ended September 30, 2009, from $30.9 million, or 8.8% of sales, for the nine months ended September 30, 2008. In the nine months ended September 30, 2009, Cequent recognized gains of approximately $0.5 million on transactions denominated in foreign currencies, as compared to losses of $0.4 million in the nine months ended September 30, 2008. In addition, depreciation expense was approximately $1.1 million higher in the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008, primarily as a result of accelerated depreciation incurred in the first nine months of 2009 in connection with certain machinery and equipment that will no longer be utilized following the closure of the Mosinee facility. After consideration of these two items, the change in Adjusted EBITDA is consistent with the decline in operating profit between years.

        Corporate Expenses (Income).    Corporate expenses (income) included in operating profit and Adjusted EBITDA consist of the following:

	Nine months ended September 30,
	2008	2009
	(in millions)
Corporate operating expenses	$8.8	$7.4
Employee costs and related benefits	9.4	9.4

Corporate expenses—operating profit	$18.2	$16.8
Receivables sales and securitization expenses	2.2	1.6
Gain on extinguishment of debt	—	(29.4)
Depreciation	(0.1)	(0.1)
Other, net	(0.4)	(0.3)

Corporate expenses (income)—Adjusted EBITDA	$19.9	$(11.4)

        Corporate expenses included in operating profit decreased approximately $1.4 million to $16.8 million for the nine months ended September 30, 2009, from $18.2 million for the nine months ended September 30, 2008. During the first nine months of 2009, we recorded a charge of approximately $2.9 million associated with the termination of our former chief executive officer. During the first nine months of 2008, we recorded a charge of approximately $1.6 million related to severance under our corporate office restructuring. This net increase in employee costs and related benefits of approximately $1.3 million was more than offset by $0.8 million of reduced non-cash equity compensation expense, and significant reductions in discretionary and overall spending levels due to the reduction in corporate office headcount and in response to the general economic conditions in the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008. In addition, during the first nine months of 2009, we retired approximately $73.2 million face value of our senior subordinated notes, resulting in a net gain of approximately $28.3 million after considering non-cash debt extinguishment costs of $1.1 million.

        Interest Expense.    Interest expense decreased approximately $7.6 million, to $34.6 million, for the nine months ended September 30, 2009, as compared to $42.2 million for the nine months ended September 30, 2008. The decrease in interest expense is primarily the result of a decrease in our effective weighted average interest rate on variable rate U.S. borrowings to approximately 3.9% during the nine months ended September 30, 2009, from approximately 5.4% during the nine months ended September 30, 2008. Partially offsetting this reduction in interest rates was an increase in our weighted average U.S. borrowings from approximately $297.8 million in the nine months ended September 30, 2008 to approximately $315.7 million in the nine months ended September 30, 2009, as we utilized our revolving credit facility as our primary source to fund operations in the first nine months of 2009 (as it was our lowest cost source of borrowings), as compared to utilizing our securitization facility as the primary source of operational funding in the first nine months of 2008 when it was the more cost-effective alternative. In addition, we recorded approximately $2.0 million lower interest expense related to our senior subordinated notes in the first nine months of 2009 compared to the first nine months of 2008, as we retired approximately $81.2 million between December 2008 and the third quarter of 2009.

        Other Expense, Net.    Other expense, net decreased approximately $1.3 million, to $1.7 million for the nine months ended September 30, 2009. In the first nine months of 2009, we incurred approximately $1.6 million of expenses in connection with the use of our accounts receivable securitization facility and sales of receivables to fund working capital needs and recorded approximately $0.3 million of gains on transactions denominated in foreign currencies. In the first nine months of 2008, we incurred approximately $2.2 million of expenses in connection with the use of our accounts receivable securitization facility and sales of receivables to fund working capital needs and recorded approximately $0.4 million of losses on transactions denominated in foreign currencies. There were no other individually significant amounts incurred or changes in amounts incurred in either of the nine month periods ended September 30, 2009 and 2008.

        Income Taxes.    The effective income tax rates for the nine months ended September 30, 2009 and 2008 were 38% and 37%, respectively. The increase in the effective tax rate in the nine months ended September 30, 2009 compared to the same period a year ago is primarily due to recording a valuation allowance against a loss carry-forward of approximately $1.0 million and $0.6 million of expense related to a deferred tax correction. These increases were mostly offset by a shift in pre-tax income from higher-taxed jurisdictions to lower-taxed jurisdictions. In the nine months ended September 30, 2009, the Company reported domestic and foreign pre-tax income of approximately $17.5 million and $14.6 million, respectively. In the nine months ended September 30, 2008, the Company reported domestic and foreign pre-tax income of approximately $24.4 million and $16.1 million, respectively.

        Discontinued Operations.    The results of discontinued operations consist of our N.I. Industries property management line of business, which is currently held for sale, and our specialty tapes and laminates business, which was sold in February 2009. Loss from discontinued operations, net of income tax benefit, was $8.7 million for the nine months ended September 30, 2009, as compared to income from discontinued operations, net of income tax expense, of $0.3 million for the nine months ended September 30, 2008. See Note 2, "Discontinued Operations and Assets Held for Sale," to our consolidated financial statements included in this offering circular.

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

        The principal factors impacting us during the year ended December 31, 2008 compared with the year ended December 31, 2007 were:

  •
  strong demand in certain industrial sectors during the first three quarters of 2008, most notably energy and aerospace, positively impacting our specialty gasket and engine businesses in the Energy operating segment and the aerospace fastener business in our Aerospace & Defense operating segment;

  •
  continued declines in end-market demand across most market channels in our Cequent operating segments as a result of reduced consumer discretionary spending in response to unfavorable economic conditions including higher fuel prices, uncertain credit market and interest rate environment and diminished consumer confidence;

  •
  non-cash goodwill and indefinite-lived intangible asset impairment charges of $172.2 million and $171.2 million in the fourth quarter of 2008 and 2007, respectively, as a result of declining market capitalization, the impact of weakening demand and order intake for the Company's products due to recessionary forces in the US and globally, the significant decline in the financial markets and continued uncertainty and lack of availability in the credit markets;

  •
  inflationary increases in raw material prices, most notably for steel and resin, and increases in costs and freight related to foreign-sourced products, which impacted our businesses most significantly in the second and third quarters of 2008; and

  •
  completion of our initial public offering of our common stock in May 2007, the use of proceeds therefrom to retire $100.0 million face value of senior subordinated notes, to effect early termination of operating leases and acquire underlying machinery and equipment assets and to terminate an advisory services agreement, and the related cost savings from such retirements/terminations;

        Overall, net sales increased $18.2 million, or approximately 1.8%, in 2008 as compared with 2007. Of this increase, approximately $5.6 million is due to currency exchange as our reported results in U.S. dollars benefited from stronger foreign currencies. Packaging's net sales increased $9.4 million, or approximately 6.2%, in 2008 as compared with 2007 due to increases in our specialty dispensing products and new product introductions and the favorable effects of currency exchange. Net sales within Energy increased $50.3 million, or 30.8%, in 2008 as compared with 2007, due to continued high levels of turnaround activity at petroleum refineries and petrochemical facilities and increases in sales of engines and engine-related products. Net sales within our Aerospace & Defense segment increased $15.8 million, or 19.8%, in 2008 as compared with 2007, due to improved demand in our aerospace fastener and defense businesses. Engineered Components' net sales increased $1.5 million, or approximately 1.2%, in 2008 as compared with 2007, due to increased sales in our industrial cylinder business and a full year sales associated with a medical device manufacturer acquired in August 2007, which were partially offset by sales declines in our specialty fittings business due to the severe decline in domestic automotive end market. Cequent's net sales decreased $58.6 million, or approximately 12.1%, in 2008 as compared with 2007, due to continued weak end-market demand and a result of retail promotional programs in 2007 that did not recur in 2008.

        Gross profit margin (gross profit as a percentage of sales) approximated 25.8% and 27.3% for 2008 and 2007, respectively. Packaging's gross profit margin decreased to approximately 33.2% in 2008, from 33.8% in 2007, primarily due to increases in raw material and commodity costs that, while recovered, were not recovered at cost plus a normal gross profit margin. Energy's gross profit margin decreased to approximately 27.7% in 2008, from 29.1% in 2007, due to the opening of a gasket branch in the Netherlands, increased costs of imported materials and a less favorable product sales mix. Gross profit margin within our Aerospace & Defense segment increased to approximately 42.7% in 2008, from 42.4% in 2007, due to higher sales and improved leverage and efficiencies. Engineered Components' gross profit margin decreased to 16.9% in 2008, from 21.2% in 2007, primarily to commodity price increases not fully recovered and lower absorption of fixed costs due to reducing scheduled production as a result of the significant decline in industrial demand at the end of 2008. Cequent's gross profit margin decreased to 20.8% in 2008, from 23.7% in 2007, due primarily to increasing commodity and freight costs and higher costs of promotional programs, operating inefficiencies and lower absorption of fixed costs resulting from reduced manufacturing activity in response to the decrease in demand and a less favorable product mix, which were partially offset by savings as a result of the closure of the Huntsville, Ontario, Canada facility in the fourth quarter of 2007.

        Operating profit (loss) margin (operating profit (loss) as a percentage of sales) approximated (7.5)% and (9.4)% in 2008 and 2007, respectively. Operating profit increased approximately $18.3 million, to an operating loss of $76.4 million in 2008, compared to an operating loss of $94.7 million in 2007. In 2008, we recorded a non-cash goodwill and indefinite-lived intangible asset impairment charge of $172.2 million in our Packaging, Engineered Components, and Cequent segments. In 2007, we recorded a non-cash goodwill and indefinite-lived intangible asset impairment charge of $171.2 million in our Cequent segment. In addition to these impairment charges, during 2007, we utilized proceeds from our IPO to fund a $10.0 million fee to Heartland for agreeing to a contractual settlement of its right to receive a $4.0 million annual fee under its advisory services agreement and $4.2 million of costs and expenses related to the early termination of operating leases. In 2007, we also recorded approximately $9.0 million related to the closure of our Huntsville, Ontario,

Canada facility within our Cequent segment and a non-cash settlement of a benefit plan liability of approximately $3.9 million in our Packaging segment.

        Packaging's operating profit margin was (19.3)% and 17.7% in 2008 and 2007, respectively. Operating profit decreased $58.1 million in 2008 as compared with 2007, due primarily to a non-cash goodwill and intangible asset impairment charge of approximately $62.5 million. Energy's operating profit margin was 15.3% and 14.0% in 2008 and 2007, respectively. Operating profit improved $9.9 million in 2008 compared to 2007 due to higher sales levels, partially offset by increased costs for imported materials and components. Aerospace & Defenses' operating profit margin was 33.4% and 29.2% in 2008 and 2007, respectively. Operating profit increased $8.7 million in 2008 compared to 2007 primarily due to higher sales volumes. Engineered Components' operating profit margin was (9.6)% and 14.9% in 2008 and 2007, respectively. Operating profit decreased $30.8 million in 2008 compared to 2007 primarily due to a non-cash goodwill impairment charge of approximately $24.8 million in addition to higher commodity costs not fully recovered and declines in industry demand. Cequent's operating profit increased $70.0 million in 2008, from an operating loss of $145.4 million in 2007 to an operating loss of $75.4 million in 2008, principally due to the difference between years in impairment charges of $89.2 million, which was partially offset by declines in operating profit due to reduced sales, lower absorption of fixed costs and a less favorable product sales mix.

        Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales) approximated 13.6% and 11.5% in 2008 and 2007, respectively. The increase in Adjusted EBITDA in our Energy and Aerospace & Defense segments was consistent with the increase in operating profit. The Adjusted EBITDA margins in our Packaging and Engineered Components segments were significantly higher than the operating profit margins in 2008 due to the add-back of the non-cash goodwill and intangible asset impairment charges of $62.5 million and $24.8 million, respectively. After consideration of these charges and increases in depreciation expense in 2008 of approximately $1.8 million and $1.0 million in Packaging and Engineered Components, respectively, the increase (decrease) in Adjusted EBITDA between 2008 and 2007 of $6.2 million and ($5.4) million in Packaging and Engineered Components, respectively, was consistent with the change in operating profit between years. The Adjusted EBITDA margins in our Cequent segment was significantly higher than the operating profit margins in 2008 and 2007 due to the add-back of the non-cash goodwill, intangible asset and Huntsville facility impairment charges of $85.4 million, in 2008, and $174.6 million, in 2007. After consideration of the goodwill, intangible asset and Huntsville impairment charges, the change in Adjusted EBITDA was consistent with the change in operating profit for Cequent.

        Packaging.    Net sales increased $9.4 million, or approximately 6.2%, to $161.3 million in 2008, as compared to $151.9 million in 2007. Overall, approximately $2.1 million of the increase in sales was due to favorable currency exchange, as our reported results in U.S. dollars were positively impacted as a result of stronger foreign currencies. In addition, sales of our specialty dispensing products and new product introductions increased approximately $7.3 million and sales of our industrial closures remained relatively flat year over year.

        Packaging's gross profit increased approximately $2.1 million to $53.5 million, or 33.2% of sales, in 2008, as compared to $51.4 million, or 33.8% of sales, in 2007. The increase in gross profit between years was primarily attributed to higher sales levels, but was partially offset by increased raw material and commodity costs which, while recovered, were not recovered at cost plus a normal gross profit margin.

        Packaging's selling, general and administrative costs increased approximately $0.9 million to $22.4 million, or 13.9% of sales, in 2008, as compared to $21.5 million, or 14.1% of sales, in 2007. The increase in selling, general and administrative expenses was primarily due to increased spending to support sales growth initiatives.

        Packaging's operating profit (loss) decreased $58.1 million to $(31.2) million, or (19.3)% of sales, in 2008, as compared to $26.9 million, or 17.7% of sales, in 2007. The decrease in operating profit was due primarily to the recognition of a $62.5 million non-cash goodwill and indefinite-lived intangible asset impairment in 2008, which was partially offset by a non-cash charge in 2007 that did not recur in 2008 of $3.9 million related to settlement of a defined benefit plan liability resulting from the closure of a distribution facility. The remaining change between years was due to increased profit due to higher sales levels, which was partially offset by increased selling, general and administrative costs incurred to support sales growth initiatives.

        Packaging's Adjusted EBITDA increased $6.2 million to $45.0 million, or 27.9% of sales, in 2008, as compared to $38.8 million, or 25.6% of sales, in 2007. After consideration of the $62.5 million non-cash goodwill and indefinite-lived intangible asset impairment charge in 2008 and an increase in depreciation expense of $1.8 million in 2008 as compared to 2007, the change in Adjusted EBITDA was consistent with the change in operating profit (loss).

        Energy.    Net sales for 2008 increased $50.3 million, or 30.8%, to $213.8 million, as compared to $163.5 million in 2007. Sales of specialty gaskets and related fastening hardware increased approximately $15.5 million as compared to 2007 as a result of increased demand from customers with whom we have global supply agreements, continued penetration in our fastening hardware product line and increased demand for replacement parts as refineries continued to operate at capacity for most of the year. Sales of slow speed and compressor engines and related products increased approximately $34.8 million in 2008 as compared to 2007, as higher commodity prices drove a robust drilling and completion market. Our engine business also benefited from investments made in prior years to develop compression and gas production equipment products, which contributed about 10% of the year-on-year growth.

        Gross profit within Energy increased $11.6 million to $59.2 million, or 27.7% of sales, in 2008, as compared to $47.6 million, or 29.1% of sales in 2007. While the increase in sales volume contributed $4.8 million to gross profit in our specialty gasket business, this increase was partially offset by a combined approximately $2.8 million of increased costs related to imported materials, an unfavorable product sales mix and the launch of a new branch in the Netherlands. Gross profit increased by $9.6 million in our engine business in 2008 as compared to 2007, approximately $8.6 million of which was driven by the increase in sales volumes year over year. The remainder of the increase resulted from production efficiencies realized with higher, predictable volumes in 2008 as compared to 2007, which was partially offset by higher costs of imported components.

        Selling, general and administrative expenses within Energy increased $1.9 million to $26.5 million, or 12.4% of net sales, in 2008, as compared to $24.6 million, or 15.0% of net sales, in 2007. This change is comprised of an increase of approximately $3.0 million in compensation and commission expenses in support of increased sales in both businesses in this group and severance and other charges associated with the separation of the former Energy, Aerospace & Defense and Engineered Components Group President in the second quarter of 2008, which were partially offset by lower legal costs associated with the defense of asbestos claims.

        Overall, operating profit within Energy increased $9.8 million to $32.7 million, or 15.3% of sales, in 2008, as compared to $22.9 million, or 14.0% of sales, in 2007. This increase is due principally to higher sales volumes and other operational improvements, which were partially offset by increases in the costs of imported materials and components and compensation expenses.

        Energy's Adjusted EBITDA increased $10.0 million to $35.4 million, or 16.6% of sales, in 2008, as compared to $25.4 million, or 15.6% of sales, in 2007, consistent with the improvement in operating profit between years.

        Aerospace & Defense.    Net sales in 2008 increased $15.8 million, or approximately 19.8%, to $95.3 million, from $79.6 million in 2007. Net sales in 2008 increased 16.9% in our aerospace fastener business as compared to 2007, as we continued to benefit from share gains as well as strong market demand. Net sales grew 29.8% in our defense business, primarily as our customers continued to build-up their inventory of cartridge cases in advance of the closure of the army munitions plant.

        Gross profit within Aerospace & Defense increased $7.0 million to $40.7 million, or 42.7% of sales, in 2008, from $33.7 million, or 42.4% of sales, in 2007. Gross profit increased approximately $6.2 million at our aerospace fastener business, approximately $4.6 million of which was attributable to higher sales in 2008 and $1.6 million from improved operating leverage and efficiencies. Gross profit also increased at our defense business by $0.8 million, primarily as a result of incremental sales volume.

        Selling, general and administrative expenses decreased $1.4 million to $8.8 million, or 9.2% of sales, in 2008, as compared to $10.2 million, or 12.8% of sales, in 2007. The businesses in this segment largely held their investment in sales resources and product development flat in the current year, and benefited by approximately $0.9 million from the curtailment of a postretirement benefit pension plan.

        Overall, operating profit within Aerospace & Defense increased $8.7 million to $31.9 million, or 33.4% of sales, in 2008, as compared to $23.2 million, or 29.2% of sales, in 2007, primarily due to higher sales levels in our aerospace and defense businesses.

        Aerospace & Defenses' Adjusted EBITDA increased $9.0 million to $33.8 million, or 35.5% of sales, in 2008, as compared to $24.8 million, or 31.2% of sales, in 2007. The change in Adjusted EBITDA was consistent with the change in operating profit.

        Engineered Components.    Net sales in 2008 increased $1.5 million, or approximately 1.2%, to $126.5 million, from $125.1 million in 2007. Sales within our industrial gas cylinders and specialty cutting tools remained essentially flat year over year. Sales within our specialty fittings business declined approximately 16.8% in 2008 as compared to 2007 due to the severe decline in the domestic automotive end market. Finally, this segment benefited from the full year sales associated with a medical device manufacturer acquired in August 2007.

        Gross profit within Engineered Components decreased $5.1 million to $21.4 million, or 16.9% of sales, in 2008, from $26.5 million, or 21.2% of sales, in 2007. Gross profit was flat to lower across the businesses in this segment, which were unfavorably impacted by 2008 material cost increases in excess of the businesses' ability to secure price increases and a significant decline in industrial demand in the fourth quarter of 2008, most notably in our specialty fittings business.

        Selling, general and administrative expenses increased $0.7 million to $8.6 million, or 6.8% of sales, in 2008, as compared to $7.9 million, or 6.3% of sales, in 2007. The businesses in this segment largely held their investment in sales resources and product development flat in the current year, with the increase primarily attributable to the full-year impact of the medical device manufacturer acquired in August 2007.

        Overall, operating profit within Engineered Components decreased $30.8 million to ($12.2) million, in 2008, as compared to $18.6 million, or 14.9% of sales, in 2007, primarily due to the $24.8 million non-cash goodwill and indefinite-lived intangible asset impairment charge in 2008, in addition to higher commodity costs not fully recovered and declines in industrial demand, most notably within our specialty fittings business.

        Engineered Components' Adjusted EBITDA decreased $5.4 million to $16.7 million, or 13.2% of sales, in 2008, as compared to $22.1 million, or 17.7% of sales, in 2007. After consideration of the $24.8 million non-cash goodwill and indefinite-lived intangible asset impairment charge in 2008, the change in Adjusted EBITDA was consistent with the change in operating profit.

        Cequent.    Net sales decreased $58.6 million, or 12.1%, to $424.4 million in 2008, from $483.0 million in 2007. Net sales were favorably impacted by approximately $3.5 million of currency exchange, as our reported results in U.S. dollars were positively impacted as a result of stronger foreign currencies. In addition, this segment benefited from $4.7 million in higher sales in 2008 in our Australian legacy business and from the acquisition of Parkside Towbars, which was completed in the first quarter of 2008. However, these amounts were more than offset by the decrease in sales within our performance products business of approximately $45.1 million in 2008 as compared to 2007, as increases in sales of new products were more than offset by declines in sales to the installer, distributor and original equipment channels due to continued weak end-market demand and low consumer confidence resulting from uncertain economic conditions. Sales in our retail business declined $19.9 million in 2008 as compared 2007 due to the combination of lower sales volumes as a result of the current economic uncertainty and changes in certain customer promotional programs and one-time product pipeline fills that did not recur in 2008.

        Cequent's gross profit decreased $26.0 million to $88.4 million, or 20.8% of net sales in 2008, from $114.4 million, or 23.7% of net sales, in 2007. Of the decrease in gross profit between years, approximately $13.9 million was attributed to the decline in sales volumes between periods. Gross profit between years further decreased by approximately $12.1 million of operating inefficiencies and lower absorption of fixed costs resulting from reduced manufacturing activity in response to lower demand and a less favorable product sales mix. The impact of increasing commodity and higher freight costs was largely offset by pricing initiatives and cost savings realized as a result of the closure of our Huntsville, Ontario, Canada facility, which was closed in the fourth quarter of 2007.

        Cequent's selling, general and administrative expenses decreased $6.3 million to $78.1 million, or 18.4% of sales in 2008, from $84.4 million, or 17.5% of sales in 2007. The decrease between years was due primarily to reductions in selling and distribution expenses in our performance products business as a result of further consolidation of our warehouse and distribution network. In addition, our discretionary spending was reduced in 2008 commensurate with the decline in sales in our installer and distributor channels and we lowered our promotional spending in our retail business. This decrease was partially offset by $1.6 million in higher spending within our Australian business, including spending within our recently acquired Parkside Towbars business, and to support growth initiatives in Thailand.

        Cequent's operating loss was $75.4 million in 2008, compared to an operating loss of $145.4 million in 2007. In 2008, we recognized a non-cash goodwill and indefinite-lived intangible asset impairment charge of $85.4 million due to continued declines in the fair value of this business, compared to a non-cash goodwill and indefinite-lived intangible asset impairment charge in 2007 of $174.6 million. The remaining incremental operating loss of $19.2 million is primarily the result of the decline in sales between years, operating inefficiencies from reduced manufacturing activity in response to the lower demand, and a less favorable sales mix.

        Cequent's Adjusted EBITDA decreased $19.7 million to $28.3 million, or 6.7% of net sales in 2008, from $48.0 million, or 9.9% of net sales in 2007 which, after considering the impact of the goodwill and indefinite-lived intangible asset impairment charges in 2008 and 2007, is consistent with the decline in operating profit between years.

        Corporate Expenses and Management Fees.    Corporate expenses and management fees included in operating profit and Adjusted EBITDA consist of the following:

	Year ended December 31,
	2007	2008
	(in millions)
Corporate operating expenses	$14.8	$11.6
Employee costs and related benefits	9.6	10.4
Costs for early termination of operating leases	4.2	—
Management fees and expenses	12.1	0.2

Corporate expenses and management fees—operating profit	$40.7	$22.2
Receivables sales and securitization expenses	4.4	2.6
Gain on repurchase of bonds	—	(3.7)
Depreciation	(0.1)	(0.1)
Other, net	(1.0)	(0.7)

Corporate expenses and management fees—Adjusted EBITDA	$44.0	$20.3

        Corporate expenses and management fees decreased by approximately $18.5 million to $22.2 million in 2008, from $40.7 million in 2007, primarily due to the impact of the use of IPO proceeds in 2007, including payment of a $10.0 million termination fee to Heartland for agreeing to a contractual settlement of its right to receive a $4.0 million annual fee under its advisory services agreement and $4.2 million of costs and expenses related to the early termination of operating leases. Additionally, we incurred higher-than-normal professional fees expense in 2007 in support of our efforts to fully document and complete initial testing associated with the requirements of Sarbanes-Oxley. Employee costs and related benefits increased by approximately $0.8 million to $10.4 million in 2008, from $9.6 million in 2007, primarily due to approximately $1.6 million of severance charges incurred in connection with our corporate office restructuring during the second quarter of 2008, which were partially offset by the benefit of having fewer employees during the second half of 2008. Receivables sales and securitization expenses decreased approximately $1.8 million in 2008 as compared to 2007, due primarily to an approximate 2.4% decrease in the weighted average securitization rate from 2007 to 2008. In addition, during the fourth quarter of 2008, we repurchased $8.0 million face value of our senior subordinated notes, resulting in a $3.7 million gain.

        Interest Expense.    Interest expense, including gain (loss) on debt extinguishments, decreased approximately $23.8 million to $52.0 million in 2008, from $75.8 million in 2007. In 2008, we recognized a $3.7 million gain on the repurchase of $8.0 million face value of senior subordinated notes, less $0.2 million in debt extinguishment costs, while in 2007 we incurred approximately $7.4 million of debt extinguishment costs in connection with the retirement of $100.0 million senior subordinated notes in June 2007 with our IPO proceeds. In addition, approximately $5.0 million of the reduction in interest expense is a result of the aforementioned retirement of $100.0 million senior subordinated notes in June 2007. The decrease is also a result of a decrease in our weighted-average U.S. variable-rate on U.S. borrowings of 5.4% in 2008, from 7.8% in 2007. Weighted-average borrowings on U.S. variable-rate debt were approximately flat year-over-year.

        Other Expense, Net.    Other expense, net decreased approximately $1.6 million to $2.3 million in 2008, from $3.9 million in 2007. The decrease is principally due a $1.8 million decrease in costs related to receivable sales and securitization expenses resulting from an approximate 2.4% decrease in the weighted average securitization rate from 2007 to 2008.

        Income Taxes.    The effective income tax rate for 2008 was 1.6%, compared with 7.5% for 2007. In 2008, we reported domestic and foreign pretax loss of approximately $98.6 million and $32.1 million, respectively. The loss in 2008 is primarily the result of a goodwill and indefinite-lived intangible asset impairment charge of $172.2 million, for which we received an income tax benefit of approximately $17.2 million. In 2008, we recorded a $2.8 million tax benefit associated with the release of valuation allowances. The release of valuation allowances is related to our change in judgments about the effects of tax restrictions on utilizing certain deferred tax assets, primarily a capital loss carryforward. The loss in 2007 is primarily the result of a goodwill and indefinite-lived intangible asset impairment charge of $171.2 million, for which we received an income tax benefit of approximately $11.3 million. In 2007, we also recorded a $1.4 million tax benefit associated with changes in statutory tax rates and tax law. The Company reduced its net deferred income tax liabilities for the tax law changes that were signed into effect during 2007. In addition, the Company recorded a valuation allowance of $1.0 million against certain state NOL's during 2007.

        Discontinued Operations.    The results of discontinued operations consist of our industrial fastening business through February 2007, when the sale of the business was completed, our N.I. Industries rocket launcher line of business through December 2007, when the sale of the business was completed, our N.I. Industries property management line of business and our specialty tapes and laminates business, currently held for sale, through December 31, 2008. The results of operations also include certain non-operating charges related to our industrial fastening businesses post-sale. Loss from discontinued operations, net of income tax benefit, was $7.6 million in 2008, as compared to income from discontinued operations, net of income tax expense, of $2.8 million in 2007. See Note 5, "Discontinued Operations and Assets Held for Sale," to the financial statements included in this offering circular.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

        The principal factors impacting us during the year ended December 31, 2007 compared with the year ended December 31, 2006 were:

  •
  continued economic expansion and a strong industrial economy which impacted end user demand in our specialty gasket business in our Energy business segment and across our Aerospace & Defense and Engineered Components business segments;

  •
  the continued impact of soft end-market demand and significant competitive pricing pressures within certain sales channels in our Cequent segment, which, in conjunction with a cyclical market decline, resulted in a non-cash goodwill and indefinite-lived intangible asset impairment charge of $174.6 million and $117.0 million in 2007 and 2006, respectively;

  •
  the impact of economic weakness in the paint and chemical industries, resulting in pricing pressure and flat end-market demand for our industrial closure, ring and lever products in our Packaging segment;

  •
  completion of our initial public offering of our common stock ("IPO") and use of proceeds therefrom to retire $100.0 million face value of senior subordinated notes, to effect early termination of operating leases and acquire underlying machinery and equipment assets and to terminate an advisory services agreement;

        Overall, net sales increased $54.7 million, or approximately 5.8%, in 2007 as compared with 2006. Of this increase, approximately $13.8 million is due to currency exchange as our reported results in U.S. dollars benefited from stronger foreign currencies. Packaging's net sales increased $8.2 million, or approximately 5.7%, in 2007 as compared with 2006 due to increases in our specialty dispensing products and new product introductions and the favorable effects of currency exchange. Net sales within Energy increased $6.5 million, or 4.1%, in 2007 as compared with 2006, due to continued high levels of turnaround activity at petroleum refineries and petrochemical facilities, partially offset by decreased sales of slow speed and compressor engines and related parts. Net sales within our Aerospace & Defense segment increased $14.0 million, or 21.4%, in 2007 as compared with 2006, due to improved demand in our aerospace fastener and defense businesses. Engineered Components' net sales increased $15.2 million, or approximately 13.8%, in 2007 as compared with 2006, due primarily to the increased demand in our industrial cylinder business, and the benefit of sales associated with the purchase of our medical device business during the third quarter of 2007. Cequent's net sales increased $10.9 million, or approximately 2.3%, in 2007 as compared with 2006, due to sales resulting from new programs in our retail business and the favorable effects of currency exchange, partially offset by reduced sales activity in our performance products business due to continued softness of its end-customer market.

        Gross profit margin (gross profit as a percentage of sales) approximated 27.3% and 27.0% for 2007 and 2006, respectively. Packaging's gross profit margin decreased to approximately 33.8% in 2007, from 35.0% in 2006, primarily due a less favorable product sales mix. Energy's gross profit margin remained flat at 29.1% in 2007 and 2006, as increases in sales volumes and improved material margins in our specialty gasket business were offset by decreased sales volumes and a less favorable product sales mix in our engine business. Gross profit margin within our Aerospace & Defense segment increased to 42.4% in 2007, from 41.8% in 2006, primarily due to the sales level increase between years. Engineered Components' gross profit margin decreased to 21.2% in 2007, from 22.1% in 2006, as the higher sales volumes and related margins in our industrial cylinder, medical device, and precision tool cutting businesses were more than offset by declines in sales and gross margin within our specialty fitting business. Cequent's gross profit margin increased to 23.7% in 2007, from 22.9% in 2006, due primarily to increased sales and a more favorable product sales mix and material margin improvements in our performance products business, improved material margins within our Australian and retail businesses, purchasing savings initiatives, additional manufacturing efficiencies and material management improvement initiatives, partially offset by continued pricing pressure in our performance products business and duplicative costs in our Australian operations corresponding with start-up costs of new programs in our Thailand facility.

        Operating profit margin (operating profit as a percentage of sales) decreased from negative 2.0% in 2006 to negative 9.4% in 2007. Operating profit decreased approximately $75.9 million, to an operating loss of $94.7 million in 2007, compared to an operating loss of $18.8 million in 2006. In 2007, we recorded a non-cash goodwill and indefinite-lived intangible asset impairment charge of $171.2 million in our Cequent segment. In 2006, we recorded a non-cash goodwill impairment charge of $116.5 million in this segment. In addition to the increase in impairment charges, during 2007, we utilized proceeds from our IPO to fund a $10.0 million fee to Heartland for agreeing to a contractual settlement of its right to receive a $4.0 million annual fee under its advisory services agreement and $4.2 million of costs and expenses related to the early termination of operating leases. In 2007, we also recorded approximately $9.0 million related to the closure of our Huntsville, Ontario, Canada facility within our Cequent segment and a non-cash settlement of a benefit plan liability of approximately $3.9 million in our Packaging segment. Packaging's operating profit margin was 17.7% and 21.7% in 2007 and 2006, respectively. Operating profit decreased $4.3 million in 2007 as compared with 2006, due primarily to the aforementioned non-cash charge for settlement of a defined benefit pension plan settlement liability of $3.9 million. Energy's operating profit margin was 14.0% and 14.5% in 2007 and 2006, respectively. Operating profit improved $0.1 million in 2007 compared to 2006 as increases in margin earned due to higher sales levels and margin improvement in our specialty gasket business were mostly offset by reductions in operating profit in our engine business due to lower sales volumes and costs incurred to introduce new programs. Aerospace & Defenses' operating profit margin was 29.2% and 29.6% in 2007 and 2006, respectively. Operating profit increased $3.8 million in 2007 compared to 2006 due to increased sales levels in the businesses in this segment, partially offset by higher selling, general and administrative expenses as a result of increased investment in sales resources and product development. Engineered Components' operating profit margin was 14.9% and 15.3% in 2007 and 2006, respectively. Operating profit increased $1.8 million in 2007 compared to 2006 due to increased sales levels in the majority of the businesses in this segment, which were partially offset by higher selling, general and administrative expenses as a result of increased investment in sales resources and product development. Cequent's operating profit decreased $60.9 million in 2007, from an operating loss of $84.6 million in 2006 to an operating loss of $145.4 million in 2007, principally due to a non-cash goodwill and indefinite-lived intangible asset impairment charge of $171.2 million in 2007, as compared to a goodwill impairment charge of $116.5 million in 2006. In addition, we recorded charges of approximately $9.0 million related to the closure of the Huntsville, Ontario, Canada facility in the fourth quarter of 2007. These increases in charges were partially offset by higher sales volumes resulting from new program introductions and savings resulting from continued operational improvements and our Asian sourcing initiatives.

        Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales) approximated 11.5% and 13.7% in 2007 and 2006, respectively. The increase in Adjusted EBITDA margin in our Energy and Aerospace & Defense segments was consistent with the increase in operating profit margin. After consideration of increases in depreciation expense from 2006 to 2007, the Adjusted EBITDA margin for Packaging and Engineered Components was consistent with the decrease in operating profit margin. The Adjusted EBITDA margin in our Cequent segment was significantly higher than the operating profit margin in 2007 and 2006 due to the add-back of the non-cash goodwill and indefinite-lived intangible asset impairment charges of $171.2 million and $116.5 million in 2007 and 2006, respectively. In addition, we recorded a $3.4 million fixed asset impairment charge in 2007 related to the closure of the Huntsville facility. After consideration of the goodwill, intangible asset and Huntsville charges, the remaining change in Adjusted EBITDA was consistent with the change in operating profit margin for Cequent.

        Packaging.    Net sales increased $8.2 million, or approximately 5.7%, to $152.0 million in 2007, as compared to $143.8 million in 2006. Overall, approximately $5.6 million of the increase in sales is due to favorable currency exchange as our reported results in U.S. dollars were positively impacted as a result of stronger foreign currencies. In addition, approximately $2.6 million of the increase is due to continued strong demand for our specialty dispensing products and new product introductions. Sales of our industrial closures, rings and levers were essentially flat year-over-year.

        Packaging's gross profit increased approximately $1.0 million to $51.4 million, or 33.8% of sales, in 2007, as compared to $50.4 million, or 35.0% of sales, in 2006. The increase in gross profit between years is primarily attributed to favorable currency exchange, as incremental margin from increased sales levels was substantially offset by a less favorable product sales mix and general economic increases.

        Packaging's selling, general and administrative costs increased approximately $2.4 million to $21.5 million, or 14.1% of sales, in 2007, as compared to $19.1 million, or 13.3% of sales, in 2006. The increase in selling, general and administrative expenses is a result of increased spending related to sales growth initiatives and realigning of certain manufacturing equipment between our facilities.

        Packaging's operating profit decreased $4.3 million to $26.9 million, or 17.7% of sales, in 2007, as compared to $31.2 million, or 21.7% of sales, in 2006. The decrease in operating profit is due primarily recognition of a $3.9 million non-cash charge related to settlement of a defined benefit plan liability resulting from the closure of a distribution facility in 1997, for which the ultimate resolution and related accounting for distribution of surplus assets of the plan was not approved by Canadian authorities until 2007. The other components of the change were an increase in operating profit due to favorable currency exchange, offset by a less favorable product sales mix, increased selling costs in support of our sales growth initiatives and the realignment of certain manufacturing equipment between our facilities.

        Packaging's Adjusted EBITDA decreased $2.8 million to $38.8 million, or 25.6% of sales, in 2007, as compared to $41.6 million, or 28.9% of sales, in 2006. In 2007, Packaging had an increased depreciation expense add-back of approximately $1.2 million, primarily due to the acquisition of previously leased assets with the use of proceeds from our initial public offering in May 2007. The remaining change is consistent with the decrease in operating profit.

        Energy.    Net sales for 2007 increased $6.5 million, or 4.1%, to $163.5 million, as compared to $157.0 million in 2006. Sales of specialty gaskets and related fastening hardware increased approximately $14.6 million as compared to 2006 as a result of increased demand from existing customers due to continued high levels of turn-around activity at petrochemical refineries and increased demand for replacement parts as refineries continue to operate at capacity. Sales of slow speed and compressor engines and related products decreased approximately $9.4 million in 2007 as compared to 2006 due to lower gas commodity prices persisting for most of 2007 and the impact of lower rig count activity in the Canadian natural gas market.

        Gross profit within Energy increased $1.9 million to $47.6 million, or 29.1% of sales in 2007, as compared to $45.7 million, or 29.1% of sales in 2006. Gross profit increased approximately $6.4 million in our specialty gasket business in 2007 as compared to 2006, approximately $4.2 million of which resulted from increased sales volumes. The remainder of the increase in gross profit compared to 2006 was due to improved material margins and a more favorable product sales mix. Gross profit decreased by $4.5 million in our engine business in 2007 as compared to 2006, approximately $2.7 million of which was driven by the decrease in sales volumes year over year. The remainder of the decrease was due to lower margins resulting from a less favorable mix of engine sales, increased labor and overhead spending associated with investments in developing infrastructure for its new compressor products and the loss of operating leverage due to lower sales volumes compared to 2006.

        Selling, general and administrative expenses within Energy increased $1.8 million to $24.5 million, or 15.0% of net sales in 2007, as compared to $22.7 million, or 14.5% of net sales in 2006. Of this increase, approximately $1.7 million was due to increased compensation, commission and launch expenses in support of increased sales in our specialty gasket business and new product introduction in our engine business.

        Overall, operating profit within Energy increased $0.1 million to $22.9 million, or 14.0% of sales in 2007, as compared to $22.8 million, or 14.5% of sales, in 2006. Overall, increases in operating profit in our specialty gasket business due to higher sales volumes and other operational improvements were mostly offset by reductions in operating profit in our engine business due to lower sales volumes resulting from lower gas commodity prices, lower rig count activity in the Canadian natural gas market and increased spending in support of new product development.

        Energy's Adjusted EBITDA increased $0.4 million to $25.4 million, or 15.6% of sales, in 2007, as compared to $25.0 million, or 16.0% of sales, in 2006, consistent with the improvement in operating profit between years.

        Aerospace & Defense.    Net sales in 2007 increased $14.0 million, or approximately 21.4%, to $79.6 million, from $65.5 million in 2006. Net sales in 2007 increased 20.8% in our aerospace fastener business as compared to 2006, as we continued to benefit from share gains as well as strong market demand. Net sales in our defense business increased 23.3% as compared to 2006, as our customers built-up their inventory of cartridge cases.

        Gross profit within Aerospace & Defense increased $6.3 million to $33.7 million, or 42.4% of sales, in 2007, from $27.4 million, or 41.8% of sales, in 2006. The increase in gross profit is primarily attributed to the sales level increase between years.

        Selling, general and administrative expenses increased $2.5 million to $10.2 million, or 12.8% of sales, in 2007, as compared to $7.8 million, or 11.8% of sales, in 2006, as this segment increased its investment in sales resources and product development, primarily in our aerospace business.

        Operating profit increased $3.8 million to $23.2 million, or 29.2% of sales, in 2007, as compared to $19.4 million, or 29.6% of sales, in 2006, due primarily to higher sales levels between years, partially offset by our increased investment in sales resources and product development.

        Aerospace & Defense's Adjusted EBITDA increased $3.9 million to $24.8 million, or 31.2% of sales, in 2007, as compared to $20.9 million, or 31.9% of sales, in 2006, consistent with the change in operating profit.

        Engineered Components.    Net sales in 2007 increased $15.2 million, or approximately 13.8%, to $125.1 million, from $109.9 million in 2006. Net sales in 2007 increased 17.3% in our industrial cylinders business, due to higher demand for our new ISO cylinder. Net sales increased 4.3% in our precision cutting tools business in 2007 as compared to 2006 due to increased sales of medical and special products to new customers and markets. Sales within our specialty fittings business declined approximately 11.2% in 2007 as compared to 2006 due to continued softness in domestic automotive market demand. Finally, this segment benefited from the acquisition of a medical device manufacturer in August 2007.

        Gross profit within Engineered Components increased $2.2 million to $26.5 million, or 21.2% of sales, in 2007, from $24.3 million, or 22.1% of sales, in 2006. The increase in gross profit is primarily attributed to the sales level increase between years and the acquisition of the medical device manufacturer.

        Selling, general and administrative expenses increased $0.6 million to $7.9 million, or 6.3% of sales, in 2007, as compared to $7.4 million, or 6.7% of sales, in 2006, as this segment increased its investment in sales resources and product development.

        Operating profit increased $1.8 million to $18.6 million, or 14.9% of sales, in 2007, as compared to $16.8 million, or 15.3% of sales, in 2006, due primarily to higher sales levels between years, partially offset by our increased investment in sales resources and product development.

        Engineered Components' Adjusted EBITDA increased $2.3 million to $22.1 million, or 17.7% of sales, in 2007, as compared to $19.8 million, or 18.0% of sales, in 2006, In 2007, Engineered Components had increased depreciation expense of approximately $0.5 million, primarily as the result of the acquisition of previously leased assets with the use of proceeds from our initial public offering in May 2007. The remaining change is consistent with the change in operating profit.

        Cequent.    Net sales increased $10.9 million, or 2.3%, to $483.0 million in 2007, from $472.2 million in 2006. Net sales were favorably impacted by approximately $7.5 million of currency exchange, as our reported results in U.S. dollars were positively impacted as a result of a stronger foreign currencies. In addition, sales in our retail business increased approximately $13.0 million in 2007 compared to 2006 due to increased sales to existing customers and new product sales. Net sales in our performance products business decreased approximately $9.0 million in 2007 as compared to 2006, due to continued soft demand in certain end-markets, particularly in the horse/livestock market and to our installer and original equipment customer groups, and, more generally, pricing pressure across all market channels, partially offset by sales of new brake controller products. In addition, our Australian business' sales declined approximately $0.6 million in 2007 primarily due to slow sales of aftermarket products until the second half of the year. While our performance products business has experienced declines in sales, we believe that our rate of decline has been at a lesser rate than the overall market due to certain market share gains made during 2007.

        Cequent's gross profit increased $6.3 million to $114.4 million, or 23.7% of net sales in 2007, from $108.1 million, or 22.9% of net sales, in 2006. Of the increase in gross profit between years, $2.4 million is attributed to the higher sales volumes, primarily in our consumer products business, and $1.3 million is attributed the aforementioned currency exchange impact. The remaining increase in gross profit is due to the impact of improved operating margins within our Australian business, primarily due to improved material margins. These increases in gross profit were partially offset by continued weak demand and pricing pressures in our performance products business, and inefficiencies and duplication of labor and overhead costs in our Australian operations associated with the closure of one Australian facility and a corresponding start-up of new programs in our Thailand facility. The closing of our Australian facility was completed in the third quarter of 2007.

        Cequent's selling, general and administrative expenses increased $8.8 million to $84.4 million, or 17.5% of sales in 2007, from $75.6 million, or 16.0% of sales in 2006. This increase was due to approximately $4.8 million of expense related to severance and other costs associated with the aforementioned closure of our Huntsville facility and higher sales-related support activities associated with the start-up of our new Thailand facility, increased promotional expenses in attempts to boost sales volumes and increased litigation defense costs. In addition, we experienced additional selling and promotional spending in our retail channel in connection with the new business awarded during 2007. These increases were partially offset by continued reductions in selling and distribution expenses in our performance products business as a result of further consolidation of warehouses and lower discretionary spending corresponding with the decline in sales to our installer and original equipment customer groups.

        Cequent's operating loss increased $60.8 million to $145.4 million in 2007, compared to an operating loss of $84.6 million in 2006. In 2007, we recognized a non-cash goodwill and indefinite-lived intangible asset impairment charge of $171.2 million due to continued declines in the fair value of the business, compared to a non-cash goodwill impairment charge in 2006 of $116.5 million. The remainder of the increase in operating loss resulted from continued weak demand and closure of the Huntsville facility, both within our performance products business, and inefficiencies within our Australian business as a result of the closure of the facility and startup of the Thailand facility, which were partially offset by higher sales volumes, favorable currency exchange and continued reductions in our selling and distribution expenses as we consolidated our warehouses in response to the decline in sales in our installer and original equipment customer groups.

        Cequent's Adjusted EBITDA decreased $2.6 million to $48.0 million, or 9.9% of sales in 2007, from $50.6 million, or 10.7% of sales, in 2006. After considering the effect of the goodwill and indefinite-lived intangible asset impairment charges in 2007 and 2006, the effect of approximately $2.9 million incremental asset impairments in 2007 compared with 2006, primarily related to the Huntsville facility, consideration of year over year increased depreciation expense of approximately $1.4 million and foreign currency transaction losses of approximately $0.4 million in 2007 compared to foreign currency transaction gains of approximately $0.1 million in 2006, the change in Adjusted EBITDA is consistent with the change in operating profit between years.

        Corporate Expenses and Management Fees.    Corporate expenses and management fees included in operating profit and Adjusted EBITDA consist of the following:

	Year ended December 31,
	2006	2007
	(in millions)
Corporate operating expenses	$11.4	$14.8
Employee costs and related benefits	8.9	9.6
Costs for early termination of operating leases	—	4.2
Management fees and expenses	4.1	12.1

Corporate expenses and management fees—operating profit	$24.4	$40.7
Receivables sales and securitization expenses	4.6	4.4
Depreciation	(0.1)	(0.1)
Other, net	(0.8)	(1.0)

Corporate expenses and management fees—Adjusted EBITDA	$28.1	$44.0

        Corporate operating expenses increased by approximately $3.4 million to $14.8 million in 2007, from $11.4 million in 2006, due to increased professional fees expense related to our ongoing efforts to comply with the requirements of Sarbanes-Oxley, increased costs for directors and officers insurance as a result of completing our IPO and higher operating expenses associated with our Asian sourcing office. Employee costs and related benefits increased by approximately $0.7 million to $9.6 million in 2007, from $8.9 million in 2006, primarily due to higher incentive compensation costs. The remaining increase between years is attributed to the impact of the use of IPO proceeds, including payment of a $10.0 million termination fee to Heartland for agreeing to a contractual settlement of its right to receive a $4.0 million annual fee under its advisory services agreement and $4.2 million of costs and expenses related to the early termination of operating leases.

        Interest Expense.    Interest expense, including debt extinguishment costs of approximately $7.4 million and $8.6 million in 2007 and 2006, respectively, decreased approximately $11.9 million to $75.8 million in 2007, from $87.7 million in 2006. Of the decrease, approximately $4.9 million is due to lower borrowings in the second half of 2007 as compared to the second half of 2006 resulting from the retirement of $100.0 million senior subordinated notes in June 2007 with our IPO proceeds. The decrease is also a result of a decrease in our weighted-average U.S. variable-rate on U.S. borrowings of 7.8% in 2007, from 8.5% in 2006. Weighted-average borrowings on U.S. variable-rate debt were approximately flat year-over-year.

        Other Expense, Net.    Other expense, net decreased approximately $0.3 million to $3.9 million in 2007, from $4.2 million in 2006. The decrease is principally due to income in 2007 of approximately $0.6 million as a result of investing $100.0 million of IPO proceeds prior to retirement of the senior subordinated notes, partially offset by a change in gains and losses on transactions denominated in foreign currencies, from a gain of $0.1 million in 2006 to a loss of $0.2 million in 2007.

        Income Taxes.    The effective income tax rate for 2007 was 7.5% compared with (0.7)% for 2006. In 2007, we reported foreign pre-tax income of approximately $6.6 million and a domestic pre-tax loss of approximately $180.9 million. The loss in 2007 is primarily the result of a goodwill and indefinite-lived intangible asset impairment charge of $171.2 million, for which we received an income tax benefit of approximately $11.3 million. In 2007, we recorded a $1.4 million tax benefit associated with changes in statutory tax rates and tax law. The Company reduced its net deferred income tax liabilities for the tax law changes that were signed into effect during 2007. In addition, the Company recorded a valuation allowance of $1.0 million against certain state NOL's. The loss in 2006 is primarily the result of a goodwill impairment charge of $116.5 million, for which we received an income tax benefit of only $1.2 million. In 2006, we also recorded a tax benefit of approximately $0.5 million due to the change in

Texas tax law signed into effect on May 19, 2006, recorded a valuation allowance of $1.7 million against certain deferred tax assets associated with a dual consolidated tax loss, certain state NOL's and a foreign tax credit carryforward, and recorded a tax benefit of $0.6 million related to extraterritorial income exclusions ("ETI"). The ETI tax deduction is based on the amount of export sales by domestic entities and has minimal relationship to net income (loss).

        Discontinued Operations.    The results of discontinued operations consist of our industrial fastening business through February 2007, when the sale of the business was completed, our asphalt-coated paper business through June 2006, when the sale of that business was completed, our N.I. Industries rocket launcher and property management lines of business through December 2007, when the sale of the rocket launcher business was completed and our specialty tapes and laminates business through December 2007. The results of operations also include a charge in 2007 related to our Wood Dale leased manufacturing facility, which was part of our industrial fastening business, for the estimated unrecoverable future minimum lease obligations. Income from discontinued operations, net of income tax expense, was $2.8 million in 2007, as compared to a loss from discontinued operations, net of income tax benefit, of $17.5 million in 2006. See Note 5, "Discontinued Operations and Assets Held for Sale," to the financial statements included in this offering circular.

Liquidity and Capital Resources

Cash Flows

        Cash provided by operating activities for the nine months ended September 30, 2009 was approximately $67.6 million, as compared to $22.8 million for the nine months ended September 30, 2008. Significant changes in cash flows provided by operating activities and the reasons for such changes are as follows:

  •
  For the nine months ended September 30, 2009, we generated $23.6 million of cash, based on the reported net income from operations of $11.1 million and after considering the effects of non-cash items related to gains/losses on dispositions of property and equipment, depreciation and amortization, changes in deferred taxes, debt extinguishments, stock compensation and other non-cash items. For the nine months ended September 30, 2008, we generated $67.4 million in cash flows based on the reported net income from operations of $25.6 million and after considering the effects of non-cash impacts related to depreciation, amortization and other non-cash items.

  •
  For the nine months ended September 30, 2009, activity related to the sale of receivables and use of our accounts receivable securitization facility resulted in a net cash use of approximately $15.7 million, as we reduced amounts outstanding under the facility relative to December 31, 2008. During the first nine months of 2009, we relied on our revolving credit facility as the principal source of funding our working capital requirements and ordinary course needs, as it was our lowest cost source of borrowings. For the nine months ended September 30, 2008, activity related to the sale of receivables and use of our accounts receivable securitization facility resulted in a net cash use of approximately $26.7 million. Although we relied on our accounts receivable securitization facility as the primary source of funding working capital requirements and ordinary course needs during the first nine months of 2008, as it was our lowest cost source of borrowings, we lowered our borrowings outstanding from December 31, 2007 to September 30, 2008, as we generated sufficient cash to lower the borrowing requirements.

  •
  Reductions in receivables resulted in a source of cash of approximately $24.6 million for the nine months ended September 30, 2009, while increases in receivables resulted in a use of cash of approximately $19.3 million for the nine months ended September 30, 2008. As compared to first nine months of 2008, sales in the first nine months of 2009 decreased approximately 24%, and the gross level of accounts receivable at September 30, 2009 declined a comparable amount.

  •
  For the nine months ended September 30, 2009, we reduced our investment in inventory consistent with our management strategy to improve inventory turns and to better align inventory levels with end market demand, which resulted in a cash source of approximately $51.7 million. For the nine months ended September 30, 2008, we used approximately $7.6 million of cash relative to our investment in inventory.

  •
  For the nine months ended September 30, 2009, accounts payable and accrued liabilities resulted in a net use of cash of approximately $18.4 million, as compared to a net source of cash of $4.7 million for the nine months ended September 30, 2008. The reduction in accounts payable and accrued liabilities is a result of lowering our purchases in the process of aligning our inventory levels with end market demand.

  •
  Management of prepaid expenses and other assets resulted in a source of cash of approximately $1.9 million and $4.4 million for the nine months ended September 30, 2009 and 2008, respectively, primarily as a result of ongoing initiatives to reduce the relative level of investment in manufacturing supplies, spare parts and tooling assets.

        Cash provided by operating activities in 2008 was approximately $31.2 million, as compared to $65.0 million in 2007. Significant changes in cash flows provided by operating activities and the reasons for such changes are as follows:

        In 2008, we generated $73.0 million in cash flows, based on the reported net loss from operations and after considering the effects of non-cash items related to asset impairments, depreciation and amortization, changes in deferred taxes, debt extinguishments and stock compensation. In 2007, we generated $53.1 million based on the reported net loss from operations and after considering the effects of comparable non-cash items.

        In 2008, activity related to the sale of receivables and use of our accounts receivable securitization facility resulted in a net cash use of approximately $18.3 million, whereas in 2007, activity related to the sale of receivables and use of our accounts receivable securitization facility resulted in a net cash source of approximately $26.0 million. During the last three months of 2008, we shifted the primary source of funding our working capital requirements and ordinary course needs from the accounts receivable securitization facility to our revolving credit facility in response to credit market uncertainties and because the relative cost of the facilities was comparable. In 2007, we used the accounts receivable securitization facility as the primary source of funding working capital requirements and ordinary course needs because it was more cost-effective.

        In 2008, we used approximately $8.7 million of cash relative to our investment in inventory primarily as reductions in inventory levels were more than offset by significantly higher commodity costs experienced during the second half of the year. In 2007, we used approximately $25.1 million of cash relative to our investment in inventory in order to fund sales growth initiatives and as a result of longer lead times associated with sourcing products from Asia.

        In 2008, accounts payable and accrued liabilities represented a net use of cash of $13.9 million, as compared to being a net a source of cash of approximately $13.7 million in 2007. As of December 31, 2008, the relative level of accounts payables and accrued liabilities declined as we reduced levels of manufacturing and purchasing activity in response to an abrupt slowdown in order activity experienced during the fourth quarter of 2008. In 2007, we increased our days purchases in accounts payable to a level closer to our inventory turnover and consistent with the increased investment in inventory.

        Management of prepaid expenses and other assets resulted in a source of cash of approximately $3.5 million and $12.5 million in 2008 and 2007, respectively, primarily as a result of ongoing initiatives to reduce the relative level of investment in manufacturing supplies, spare parts and tooling assets.

        Increases in receivables resulted in a use of cash of approximately $0.5 million and $15.7 million in 2008 and 2007, respectively. Relative to 2007, fourth quarter 2008 sales declined approximately 4%, while fourth quarter 2007 increased approximately 7% versus fourth quarter 2006.

        Net cash provided by investing activities for the nine months ended September 30, 2009 was approximately $12.3 million, as compared to net cash used of $24.2 million for the nine months ended September 30, 2008. During the first nine months of 2009, we generated approximately $23.1 million of cash from business and asset dispositions, primarily related to the sale of our specialty laminates business. We also incurred approximately $10.9 million in capital expenditures to support our growth initiatives, which we decreased from 2008 levels in response to the current economic recession. During the first nine months of 2008, our investing activities used cash of approximately $24.2 million. We paid approximately $2.8 million for the acquisition of Parkside Towbars, net of cash acquired, and paid approximately $3.4 million of additional purchase price for the medical device company acquired in the third quarter of 2007. We received approximately $2.3 million in cash related to asset dispositions. In addition, we incurred approximately $20.1 million in capital expenditures to support our growth initiatives.

        Net cash used for investing activities in 2008 was approximately $33.4 million, as compared to $68.9 million in 2007. In 2008, we incurred $29.2 million in capital expenditures to support our growth initiatives. We also paid approximately $3.2 million for the acquisition of Parkside Towbars, net of cash acquired, and approximately $3.5 million in additional purchase price in connection with earn-out clauses related to prior year acquisitions. In 2008, net proceeds from various asset dispositions were $2.4 million. In 2007, we incurred $34.7 million in capital expenditures to support our growth initiatives. Also, during 2007, we used proceeds from our IPO to purchase approximately $17.1 million of machinery and equipment subject to operating leases, and also paid approximately $12.9 million for certain machinery and equipment subject to operating leases in connection with the disposition of our Frankfort, Indiana industrial fastening business, which was sold in February 2007. In addition, during 2007, we paid approximately $13.5 million to acquire certain assets from Quest Technologies, Inc., expanding fifth-wheel product offerings in our Cequent segment, and all of the capital stock of DEW Technologies, Inc., a medical device manufacturer, which is reported in our Engineered Components segment. We also generated cash proceeds in 2007 of approximately $9.3 million on the disposition of businesses and other assets, the main components of which include $4.0 million related to the sale of the Frankfort, Indiana industrial fastening business in February 2007, and $3.1 million related to the sale of our rocket launcher business in December 2007.

        Net cash used by financing activities for the nine months ended September 30, 2009 was approximately $59.0 million, as compared to net cash provided by financing activities of approximately $1.3 million for the nine months ended September 30, 2008. During the first three quarters of 2009, we used approximately $43.8 million of available cash to retire $73.2 million face value of our 9 7/8% senior subordinated notes due 2012 via open market purchases. As previously noted, during the first three quarters of 2009, we significantly increased the use of our revolving credit facility as the primary source of funding our working capital requirements, as it was our lowest cost source of borrowing, as compared to the first nine months of 2008, when we relied more heavily on our accounts receivable securitization facility. However, on a net basis, we reduced amounts outstanding on our revolving credit facilities at September 30, 2009 by approximately $12.8 million from December 31, 2008. In contrast, we increased amounts outstanding on our revolving credit facilities during the first nine months of 2008 by approximately $5.0 million.

        Net cash provided by financing activities in 2008 was approximately $1.3 million, as compared to cash provided by financing activities of approximately $5.1 million in 2007. During the fourth quarter of 2008, we used $4.1 million of cash from operating activities to retire $8.0 million face value of our 9 7/8% senior subordinated notes due in 2012 via open market purchases. We also increased our net borrowings on revolving credit facilities by $10.0 million during 2008 to fund our normal operations. In both 2008 and 2007, we repaid approximately $5.0 million of borrowings on senior credit facilities. During 2007, we received net proceeds from the initial public offering of our common stock of approximately $126.5 million, which we used to retire $100.0 million of senior subordinated notes and to pay the associated call premium. In addition, we reduced our net borrowings under our revolving credit facilities by approximately $16.4 million.

Our Debt and Other Commitments

        Our senior secured credit facility is comprised of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility and a $260.0 million term loan facility. At September 30, 2009, approximately $252.2 million was outstanding on the term loan and $0 was outstanding on the revolving credit facilities. Under the senior secured credit facility, up to $90.0 million in the aggregate of our revolving credit facility is available to be used for one or more permitted acquisitions subject to certain conditions and other outstanding borrowings and issued letters of credit. Our senior secured credit facility also provides for an uncommitted $100.0 million incremental term loan facility that, subject to certain conditions, is available to fund one or more permitted acquisitions or to repay a portion of our senior subordinated notes.

        Amounts drawn under our revolving credit facilities fluctuate daily based upon our working capital and other ordinary course needs. Availability under our revolving credit facilities depends upon, among other things, compliance with our credit agreement's financial covenants. Our credit facilities contain negative and affirmative covenants and other requirements affecting us and our subsidiaries, including among others: restrictions on incurrence of debt (except for permitted acquisitions and subordinated indebtedness), liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The terms of our credit agreement require us and our subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense, as defined) and a capital expenditures covenant. The most restrictive of these financial covenants and ratios are the leverage ratio and interest expense ratio. Our permitted leverage ratio under our amended and restated credit agreement is 4.75 to 1.00 for July 1, 2009 to September 30, 2009, 4.50 to 1.00 for October 1, 2009 to September 30, 2010, 4.25 to 1.00 for July 1, 2010 to September 30, 2011 and 4.00 to 1.00 from October 1, 2011 and thereafter. Our actual leverage ratio was 3.80 to 1.00 at September 30, 2009. Our permitted interest expense ratio under our amended and restated credit agreement is 2.20 to 1.00 for July 1, 2009 to December 31, 2009, 2.30 to 1.00 for January 1, 2010 to December 31, 2010, 2.40 to 1.00 for January 1, 2011 to September 30, 2011 and 2.50 to 1.00 for October 1, 2011 and thereafter. Our actual interest expense ratio was 3.00 to 1.00 at September 30, 2009. At September 30, 2009, we were in compliance with our financial covenants.

        We are seeking to "amend and extend" the revolving credit facility and term loan facility under our senior secured credit agreement. If the proposed amendments to our senior secured credit agreement are approved, and assuming the consummation of this offering and the use of proceeds therefrom, consenting revolving lenders will have the maturity date of their commitments extended from August 2, 2011 to December 15, 2013 and consenting term lenders will have the maturity date of their term loans extended from August 2, 2013 to December 15, 2015. The proposed amendments to our senior secured credit agreement also include increased applicable margins for approving lenders, increased commitment fees for approving revolving lenders, and various additional modifications to our financial and non-financial covenants that in most cases are designed to provide us with improved operating flexibility. See "Description of Other Indebtedness."

        Based on preliminary feedback from lenders, we expect that the amendments will be approved and that we will have between $60.0 million and $75.0 million of extended maturity date revolving loan commitments and that between $200.0 million and $230.0 million of our term loans will be extended. We expect that in connection with the extension of a portion of our revolving loan commitments, our aggregate revolving loan commitments will be reduced from $90.0 million to $80.0 million, although the amended and restated credit agreement is expected to provide us with the ability to increase these commitments by $10.0 million in the future. The feedback we have received to date is preliminary and is therefore subject to change. The consummation of this offering is conditioned upon formal approval of the proposed amendments to the senior secured credit agreement.

        The following are the reconciliations of net income (loss), which is a GAAP measure of our operating results, to Consolidated Bank EBITDA, and interest expense, as reported, to Consolidated

Cash Interest Expense, both as defined in our credit agreement as in effect on September 30, 2009, for the twelve month period ended September 30, 2009.

	Year Ended December 31, 2008	Less: Nine Months Ended September 30, 2008	Add: Nine Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
	(dollars in thousands)
Net income (loss), as reported	$(136,190)	$25,640	$11,140	$(150,690)
Bank stipulated adjustments:
Interest expense, net (as defined)	55,920	42,300	35,040	48,660
Income tax expense (benefit)(1)	(12,610)	15,310	6,650	(21,270)
Depreciation and amortization	44,070	32,440	33,410	45,040
Interest equivalent costs(2)	2,610	2,210	1,220	1,620
Non-cash expenses related to stock option grants(3)	1,030	1,160	340	210
Other non-cash expenses or losses(4)	188,340	2,440	2,290	188,190
Non-recurring expenses or costs for cost savings projects(5)	4,250	2,860	5,420	6,810
Debt extinguishment costs(6)	140	—	1,140	1,280
Negative EBITDA from discontinued operations(7)	3,950	210	850	4,590
Permitted dispositions(8)	(100)	(1,810)	12,020	13,730
Permitted acquisitions(9)	40	40	—	—

Consolidated Bank EBITDA, as defined	$151,450	$122,800	$109,520	$138,170

	September 30, 2009
	(dollars in thousands)
Total long-term debt	$525,380
Aggregate funding under the receivables securitization facility	—

Total Consolidated Indebtedness, as defined	$525,380

Consolidated Bank EBITDA, as defined	$138,170

Actual leverage ratio	3.80	x

Maximum covenant requirement	4.75	x

	Year Ended December 31, 2008	Less: Nine Months Ended September 30, 2008	Add: Nine Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
	(dollars in thousands)
Interest expense, as reported	$55,920	$42,300	$35,040	$48,660
Bank stipulated adjustments:
Interest equivalent costs(2)	2,610	2,210	1,220	1,620
Interest income	(720)	(520)	(210)	(410)
Non-cash amounts attributable to amortization of financing costs	(2,630)	(1,870)	(2,830)	(3,590)
Pro forma adjustment for dispositions	(1,120)	(850)	—	(270)

Total Consolidated Cash Interest Expense, as defined	$54,060	$41,270	$33,220	$46,010

	September 30, 2009
	(dollars in thousands)
Consolidated Bank EBITDA, as defined	$138,170

Total Consolidated Cash Interest Expense, as defined	$46,010

Actual interest expense ratio	3.00	x

Minimum covenant requirement	2.20	x

(1)
Amount includes tax (expense) benefits associated with discontinued operations.

(2)
Interest equivalent costs associated with our accounts receivable securitization facility.

(3)
Non-cash expenses resulting from the grant of restricted shares of common stock and common stock options.

(4)
Principally, non-cash charges associated with tangible and intangible asset impairments, including goodwill.

(5)
Non-recurring costs and expenses relating to cost savings projects, including restructuring and severance expenses, not to exceed $50.0 million in the aggregate.

(6)
Costs incurred in connection with the retirement of $73.2 million face value of our senior subordinated notes during the nine months ended September 30, 2009.

(7)
Not to exceed $10.0 million in any fiscal year; actual amount reported for the nine month period ended September 30, 2009 was $0.9 million

(8)
EBITDA from permitted dispositions, as defined.

(9)
EBITDA from permitted acquisitions, as defined.

        Three of our international businesses are also parties to loan agreements with banks, denominated in their local currencies. In the United Kingdom, we are party to a revolving debt agreement with a bank in the amount of £1.0 million (approximately $0.7 million outstanding at September 30, 2009) which is secured by a letter of credit under our credit facilities. In Italy, we are party to a €5.0 million note agreement with a bank (approximately $1.9 million outstanding at September 30, 2009) with a term of seven years, which expires December 12, 2012 and is secured by land and buildings of our local business unit. In Australia, we are party to a debt agreement with a bank in the amount of $23.0 million Australian dollars (approximately $14.1 million outstanding at September 30, 2009) for a term of five years which expires December 31, 2010. Borrowings under this arrangement are secured by substantially all the assets of the local business which is also subject to financial ratio and reporting covenants. Financial ratio covenants include: capital adequacy ratio (tangible net worth over total tangible assets), interest coverage ratio (EBIT over gross interest cost) and we are in compliance with such covenants at September 30, 2009. In addition to the financial ratio covenants there are other financial restrictions such as: restrictions on dividend payments, U.S. parent loan repayments, negative pledge and undertakings with respect to related entities. As of September 30, 2009, total borrowings in the amount of $16.7 million were outstanding under these arrangements.

        Another important source of liquidity is our $55.0 million 364 day accounts receivable securitization facility, under which we have the ability to sell eligible accounts receivable to a third party multi seller receivables funding company. At September 30, 2009, we had $0 utilized under our accounts receivable facility and available funding of $29.8 million based on eligible receivables.

        We are currently in negotiations with Wachovia Bank, National Association to provide a new $75.0 million three-year accounts receivable facility to replace our existing $55.0 million 364 day accounts receivable securitization facility with J.P. Morgan. We currently estimate that our availability under the new accounts receivable facility as of September 30, 2009 would have been between $38.0 million and $41.5 million as compared to availability of $29.8 million under our existing accounts receivable securitization facility. Because availability under the new accounts receivable facility is expected to vary depending on the value of our eligible accounts receivable and customary reserves, our availability may increase or decrease from time to time relative to the amount that would have been available as of September 30, 2009. We estimate that during the twelve months ended September 30, 2009, our availability under the new accounts receivable facility would have varied between $38.0 million and $70.0 million. We expect that the new accounts receivable facility will be accounted for as an off-balance sheet arrangement in 2009, however as a result of certain changes in GAAP to be implemented on January 1, 2010, we expect that the facility will be accounted for as an on-balance sheet arrangement thereafter. We expect that the new accounts receivable facility will be finalized and the existing accounts receivable securitization simultaneously terminated on or before December 31, 2009. However, the terms of the new accounts receivable facility are still being negotiated, and accordingly we cannot assure you that we will be able to enter into the new facility with this level of availability or at all. This offering is not conditioned on the finalization of the new accounts receivable facility.

        At September 30, 2009, our available revolving credit capacity of $150 million under our senior secured credit facility is reduced by approximately $31.2 million of letters of credit outstanding as of that date. The letters of credit are used for a variety of purposes, including support of certain operating lease agreements, vendor payment terms and other subsidiary operating activities, and to meet various states' requirements to self-insure workers' compensation claims, including incurred but not reported claims. After consideration of our outstanding letters of credit at September 30, 2009 (as we had no amounts outstanding under our revolving credit facility), we had $118.8 million of revolving credit capacity available, in addition to $29.8 million of available liquidity under our accounts receivable securitization facility discussed above. However, after consideration of our leverage covenant, we had an aggregate available funding under our credit and securitization facilities of $130.9 million at September 30, 2009.

        Our available revolving credit capacity under our senior secured credit facility, after consideration of approximately $31.2 million in letters of credit outstanding related thereto, is approximately

$118.8 million, while our available liquidity under our accounts receivable securitization facility ranges from $29.8 million to $49.0 million, depending on the level of our receivables outstanding at a given point in time during the year. We rely upon our cash flow from operations and available liquidity under the credit and securitization facilities to fund our debt service obligations and other contractual commitments, working capital and capital expenditure requirements. Generally, we use available liquidity under these facilities to fund capital expenditures and daily working capital requirements during the first half of the year, as we experience some seasonality in our Cequent reportable segment. Sales of towing and trailering products within this operating segment are generally stronger in the second and third quarters, as trailer original equipment manufacturers (OEMs), distributors and retailers acquire product for the spring and summer selling seasons. None of our other operating segments experience any material seasonal fluctuation in their respective businesses. During the second half of the year, the investment in working capital is reduced and amounts outstanding under our credit and securitization facilities are paid down. At the end of each quarter, we generally use cash on hand to pay down amounts outstanding under our credit and securitization facilities.

        On an as adjusted basis as described under the heading "Capitalization," we would have had $100.8 million of revolving credit capacity available (after taking into consideration $31.2 million of letters of credit) and between $38.0 million and $41.5 million of available liquidity under our new accounts receivable facility. However, after consideration of our leverage covenant, we would have had aggregate available funding of $129.1 million as of September 30, 2009. We expect that the aggregate loan commitments under our revolving credit facility will initially decrease to $80.0 million as a result of the amendment and restatement of our credit agreement, but our new accounts receivable facility would have increased by approximately $8.0 million to $11.5 million as of September 30, 2009 and between $8.0 million to $20.0 million at various times during the nine months ended September 30, 2009, depending on the level of our receivables outstanding at any point in time during that period. Because we expect that our amended and restated credit agreement will provide additional flexibility under our leverage covenant, we anticipate that our combined availability under the revolving credit facilities and new accounts receivable facility will improve.

        Cash management related to our credit and securitization facilities is centralized. We monitor our cash position and available liquidity on a daily basis and forecast our cash needs on a weekly basis within the current quarter, and on a monthly basis outside the current quarter over the remainder of the year. Our business and related cash forecasts are updated monthly. Given aggregate available funding under our credit and securitization facilities of $130.9 million at September 30, 2009, after consideration of the aforementioned leverage restrictions, and based on forecasted cash sources and requirements inherent in our business plans, we believe that our liquidity and capital resources, including anticipated cash flows from operations, will be sufficient to meet our debt service, capital expenditure and other short-term and long-term obligation needs for the foreseeable future.

        We also have $256.5 million (face value) 9 7/8% senior subordinated notes outstanding at September 30, 2009, due in 2012 which we refer to as our existing senior subordinated notes. During the first nine months of 2009, we retired $73.2 million face value of our existing senior subordinated notes via open market purchases. We launched a tender offer on December 14, 2009, subject to customary terms and conditions, to repurchase all of our existing senior subordinated notes. We will use the net proceeds from this offering together with cash on hand to finance the purchase of our existing senior subordinated notes in the tender offer. This offering circular is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to the existing senior subordinated notes. The tender offer and related consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement. We currently intend to redeem all of the existing senior subordinated notes that are not tendered, but we are not required to do so under the terms of the indenture governing the existing senior subordinated notes.

        Principal payments required under our amended and restated credit facility term loan are: $0.7 million due each calendar quarter through June 30, 2013, and $242.5 million due on August 2, 2013 date). On an as adjusted basis as described under the heading "Capitalization," principal payments required under our term loan facilities are expected to be: $0.7 million due each calendar quarter through June 30, 2013, $35.8 million due August 2, 2013, $0.6 million due each calendar quarter from September 30, 2013 through September 30, 2015 and $201.7 million due on December 15, 2015.

        Our senior secured credit facility is guaranteed on a senior secured basis by us and all of our domestic subsidiaries, other than our special purpose receivables subsidiary, on a joint and several basis. In addition, our obligations and the guarantees thereof are secured by substantially all the assets of us and the guarantors.

        Our exposure to interest rate risk results from the variable rates under our senior secured credit facility. Borrowings under the senior secured credit facility bear interest, at various rates, as more fully described in Note 8, "Long-term Debt," to the accompanying consolidated financial statements as of September 30, 2009. In April 2008, we entered into an interest rate swap agreement to fix the LIBOR based variable portion of our interest rate on $125.0 million notional amount of its term loan facility at 2.73%. The swap matured in October 2009. In January 2009, we entered into two new interest rate swap agreements to fix the LIBOR based variable portion of its interest rate on $75.0 million notional amount of its term loan facility at 1.39% and $125.0 million notional amount of its term loan facility at 1.91%. The $75.0 million notional amount interest rate swap commences in January 2009 and extends through January 2011. The $125.0 million notional amount interest rate swap commenced in October 2009 and extends through July 2011. These interest rate swaps are designated as cash flow hedges whereby the effective portion of the hedge gains and losses are deferred as changes in the cash flows of the interest rate swaps are expected to exactly offset the changes in the cash flows of variable rate debt attributable to fluctuations in the LIBOR. The cumulative fair value of the swaps was a liability of $2.6 million at September 30, 2009.

        Based on variable rate-based borrowings outstanding at September 30, 2009, a 1% increase or decrease in the per annum interest rate for borrowings under our U.S. and foreign revolving credit facilities would change our interest expense by approximately $0.7 million annually.

        We have other cash commitments related to leases. We account for these lease transactions as operating leases and annual rent expense for continuing operations and discontinued operations related thereto approximates $15.7 million and $2.4 million, respectively. Of the $15.7 million annual rent expense for continuing operations, approximately $0.7 million relates to our Mosinee, WI facility, which we announced our intention to cease production in by the end of 2009. We expect to continue to utilize leasing as a financing strategy in the future to meet capital expenditure needs and to reduce debt levels.

Market Risk

        We conduct business in several locations throughout the world and are subject to market risk due to changes in the value of foreign currencies. We do not currently use derivative financial instruments to manage these risks. The functional currencies of our foreign subsidiaries are the local currency in the country of domicile. We manage these operating activities at the local level and revenues and costs are generally denominated in local currencies; however, results of operations and assets and liabilities reported in U.S. dollars will fluctuate with changes in exchange rates between such local currencies and the U.S. dollar.

Common Stock

        We voluntarily transferred our stock exchange listing in the U.S. from The New York Stock Exchange to the Nasdaq Global MarketSM effective August 24, 2009. Our stock continues to trade under the symbol "TRS."

Off-Balance Sheet Arrangements

        We are party to an agreement to sell, on an ongoing basis, the trade accounts receivable of certain business operations to a wholly owned, bankruptcy remote, special purpose subsidiary, TSPC, Inc.

("TSPC"). On February 13, 2009, we completed the renewal of our accounts receivable securitization facility. Key terms of the renewal include a 364-day term, committed funding of up to $55.0 million and a cost of funds under the facility equal to a commercial paper based rate plus a usage fee of 4.5%. TSPC, subject to certain conditions, may from time to time sell an undivided fractional ownership interest in the pool of domestic receivables, up to approximately $55.0 million, to a third party multi seller receivables funding company, or conduit. The proceeds of the sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs. Under the terms of the agreement, new receivables can be added to the pool as collections reduce receivables previously sold. The facility is an important source of liquidity. At September 30, 2009, we had $0 utilized and $29.8 million available under this facility based on eligible receivables and before consideration of leverage restrictions.

        The facility is subject to customary termination events, including, but not limited to, breach of representations or warranties, the existence of any event that materially adversely affects the collectability of receivables or performance by a seller and certain events of bankruptcy or insolvency. The facility expires in February 2010. In future periods, if we are unable to renew or replace this facility, it could materially and adversely affect our available liquidity capacity.

        We are currently in negotiations with Wachovia Bank, National Association to provide a new $75.0 million three-year accounts receivable facility to replace our existing $55.0 million 364 day accounts receivable securitization facility with J.P. Morgan. We currently estimate that our availability under the new accounts receivable facility as of September 30, 2009 would have been between $38.0 million and $41.5 million as compared to availability of $29.8 million under our existing accounts receivable securitization facility. Because availability under the new accounts receivable facility is expected to vary depending on the value of our eligible accounts receivable and customary reserves, our availability may increase or decrease from time to time relative to the amount that would have been available as of September 30, 2009. We estimate that during the twelve months ended September 30, 2009, our availability under the new accounts receivable facility would have varied between $38.0 million and $70.0 million. We expect that the new accounts receivable facility will be accounted for as an off-balance sheet arrangement in 2009, however as a result of certain changes in GAAP to be implemented on January 1, 2010, we expect that the facility will be accounted for as an on-balance sheet arrangement thereafter. We expect that the new accounts receivable facility will be finalized and the existing accounts receivable securitization simultaneously terminated on or before December 31, 2009. However, the terms of the new accounts receivable facility are still being negotiated, and accordingly we cannot assure you that we will be able to enter into the new facility with this level of availability or at all. This offering is not conditioned on the finalization of the new accounts receivable facility.

Commitments and Contingencies

        Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under operating lease agreements for 23 facilities and certain capital equipment, our allocable share of certain compensation and benefit obligations to Metaldyne and principal and interest obligations on our senior secured term loan and senior subordinated notes. Interest on our credit facility term loan is based on LIBOR plus 225 basis points, which equaled 5.0% at December 31, 2008, and this rate was used to estimate our future interest obligations with respect to the term loan included in the table below.

        The following table summarizes our expected fixed cash obligations over various future periods related to these items as of December 31, 2008.

	Payments Due by Periods (dollars in thousands)
	Total	Less than One Year	1–3 Years	3–5 Years	More than 5 Years
Contractual cash obligations:
Long-term debt	$610,560	$10,360	$23,420	$576,780	$—
Lease obligations	127,340	14,750	26,680	22,510	63,400
Benefit obligations	5,670	350	710	710	3,900
Interest obligations:
Term loan	56,290	12,740	25,080	18,470	—
Subordinated notes	119,740	33,290	66,570	19,880	—

Total contractual obligations	$919,600	$71,490	$142,460	$638,350	$67,300

        As of September 30, 2009, on an as adjusted basis as described under the heading "Capitalization," our total long-term debt would have been $527.2 million, including the following amounts payable in the years indicated: $6.9 million in less than one year, $17.0 million in years 1–3, $48.8 million in years 4–5 and $454.5 million more than 5 years. If a different amount of term loans are extended than assumed on such as adjusted basis, the amounts in years 1–3 and 4–5 will be increased/decreased on a dollar-for-dollar basis.

        As of December 31, 2008, we had a $90.0 million revolving credit facility and a $90.0 million accounts receivable facility (subsequently decreased to $55.0 million on February 13, 2009). Throughout the year, outstanding balances under these facilities fluctuate and we incur additional interest (or, in the case of the accounts receivable facility, interest-like charges) obligations on such variable outstanding debt.

        As of December 31, 2008, we are contingently liable for standby letters of credit totaling $34.1 million issued on our behalf by financial institutions under our revolving credit facility. These letters of credit are used for a variety of purposes, including to support certain operating lease agreements, vendor payment terms and other subsidiary operating activities, and to meet various states' requirements to self-insure workers' compensation claims, including incurred but not reported claims.

Credit Rating

        We and certain of our outstanding debt obligations are rated by Standard & Poor's and Moody's. On September 15, 2009, Standard & Poor's reaffirmed its rating on our corporate credit of B+, with a negative outlook. Previously, on March 27, 2009, Standard & Poor's reaffirmed its ratings on our credit facilities and senior subordinated notes of BB and B-, respectively. On August 28, 2009, Moody's affirmed its rating of our senior secured credit at Ba3 but downgraded our corporate family and probability of default ratings to B3 from B2 as well as the rating for our senior subordinated notes to Caa2 from Caa1. The outlook was also revised to negative from stable. If our credit ratings were to decline, our ability to access certain financial markets may become limited, the perception of us in the view of our customers, suppliers and security holders may worsen and as a result, we may be adversely affected.

Outlook

        The global economy continues to be in a state of weak economic activity, led by the recession in the U.S. and followed by declines in other major markets around the world. The financial market crisis in the fourth quarter of 2008 set off a series of events that generated conditions more severe than those experienced in several decades. The characteristics of the financial crisis are unique, given the housing crisis and downward pressures on valuations of mortgage backed and related securities, which have combined to foster a crisis in business and consumer confidence. Although several other factors contributed to current economic and financial conditions, the influence of these financial developments was very prominent. The interrelationships among financial markets worldwide ultimately resulted in a synchronous global economic downturn, the effects of which became evident in the fourth quarter of 2008 as major markets around the world all suffered setbacks.

        While we believe that the year-over-year downward trend in economic activity will continue through the end of 2009, with our revenue down an anticipated 20 to 25% compared to 2008, we believe that there will be some stabilization of demand and revenue levels in certain of our businesses in the first half of 2010 as compared with the first half of 2009. However, there are a range of possible outcomes due to the uncertain financial markets environment, and we can offer no assurances that the economy will stabilize or improve. Consumer and business spending remains severely constrained by credit conditions and economic weakness.

        Although we anticipate business will continue to be challenging as we move into 2010, we believe that the effect of actions currently in place and those completed within the last 12 months under our Profit Improvement Plan to aggressively restructure certain of our businesses and initiate cost reductions in other businesses will continue to help compensate for lower or flat year-over-year sales due to weak end market demand. In addition to our Performance Improvement Plan, which has focused on reductions in operating costs, we also are focused on liquidity actions to improve our balance sheet and have implemented or may implement the following actions to preserve and/or improve liquidity including:

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  Closed on the sale of our specialty tapes and laminates business in February 2009, generating $21 million cash proceeds;

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  Successfully renewed our accounts receivable securitization facility in February 2009, which provides committed funding of up to $55 million and expect to replace this facility with a new $75.0 million facility by the end of 2009;

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  Reduced our level of investment in inventory and working capital overall, aligning production activities consistent with expectations of significantly reduced end market demand;

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  We continue to implement a European holding company structure to use available foreign cash to fund international market growth strategies;

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  We may choose to monetize various non-core assets, including completing the sale of the property management business;

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  We may choose to transact additional purchases of our existing senior subordinated notes via open market transactions on terms we believe are favorable. We will evaluate any such transaction in light of then prevailing market conditions and our then current and prospective liquidity and capital resources, including projected and potential needs and prospects for access to capital markets; and

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  We may choose to explore options to refinance some or all of our existing long-term debt and/or accounts receivable securitization facility prior to their maturity or issue additional equity securities.

        Longer-term, we believe these liquidity and other operational actions will position us for future profitable growth by enabling strategies focused on reduced cycle times and securing our position as best cost producer. We will continue to focus on efficient deployment of capital in support of new products in growing end markets, geographic expansion, and product-line and bolt-on acquisitions that we expect will provide further opportunities for growth and enhanced returns.

Impact of New Accounting Standards

        In June 2009, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162," which superseded the existing accounting principles generally accepted in the United States of America ("U.S. GAAP"), making the FASB Accounting Standards Codification ("ASC") the single official source of authoritative U.S. GAAP (other than rules and interpretive releases issued by the SEC for non-governmental entities). The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts; instead, the FASB will issue Accounting Standards Updates, which will serve to update the ASC. The ASC was not intended to change U.S. GAAP, instead simplifying it into one level of authoritative literature in a user-friendly research system, categorized by topic. We adopted the ASC during the third quarter of 2009 by using the new guidelines and numbering system prescribed when referencing U.S. GAAP in this Form 10-Q. Although the ASC adoption changed our references to U.S. GAAP accounting standards, it did not impact our results of operations, financial position or liquidity.

        In June 2009, the FASB issued amended guidance related to the transfer of financial assets. The new guidance, listed under ASC 860, "Transfers and Servicing," requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risk related to transferred financial assets. ASC 860 eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets and requires additional disclosure. This standard is effective for interim and annual periods ending after November 15, 2009. We are currently assessing the impact of this standard on our consolidated financial statements.

        In June 2009, the FASB issued amended guidance related to consolidation of variable interest entities. The new guidance, listed under ASC 810, "Consolidation," changes how a reporting entity determines when a variable interest entity should be consolidated. It also requires additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. This standard is effective for interim and annual periods ending after November 15, 2009. We are currently assessing the impact of this standard on our consolidated financial statements.

        In August 2009, the FASB issued new guidance related to liabilities measured at fair value. The new guidance, listed under ASC 820, "Fair Value Measurements and Disclosures," provides clarification on how to measure the fair value of a liability in which a quoted price in an active market for an identical liability is not available. This statement is effective for our fourth quarter of 2009. We are currently assessing the impact of this standard on our consolidated financial statements.

        In December 2008, the FASB issued amended guidance relating to the disclosure of employers' postretirement benefit plan assets. The new guidance, which is now part of ASC 715, "Compensation—Retirement Benefits," requires more detailed disclosures about employers' pension plan assets. New disclosures will include additional information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. This new standard will only affect disclosures and will have no impact on our consolidated financial statements. This statement is effective for fiscal years ending after December 15, 2009.

Critical Accounting Policies

        The following discussion of accounting policies is intended to supplement the accounting policies presented in our audited financial statements included elsewhere in this offering circular. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, our evaluation of business and macroeconomic trends, and information from other outside sources, as appropriate.

        Receivables.    Receivables are presented net of allowances for doubtful accounts of approximately $5.7 million at December 31, 2008. We monitor our exposure for credit losses and maintain adequate allowances for doubtful accounts. We determine these allowances based on our historical write-off experience and/or specific customer circumstances and provide such allowances when amounts are reasonably estimable and it is probable a loss has been incurred. We do not have concentrations of accounts receivable with a single customer or group of customers and do not believe that significant credit risk exists due to our diverse customer base. Trade accounts receivable of substantially all domestic business operations may be sold, on an ongoing basis, to TSPC.

        Depreciation and Amortization.    Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and buildings/land improvements, 10 to 40 years, and machinery and equipment, 3 to 15 years. Capitalized debt issuance costs are amortized over the underlying terms of the related debt securities. Customer relationship intangibles are amortized over periods ranging from 6 to 25 years, while technology and other intangibles are amortized over periods ranging from 1 to 30 years.

        Impairment of Long-Lived Assets and Definite-Lived Intangible Assets.    We review, on at least a quarterly basis, the financial performance of each business unit for indicators of impairment. In reviewing for impairment indicators, we also consider events or changes in circumstances such as business prospects, customer retention, market trends, potential product obsolescence, competitive activities and other economic factors. An impairment loss is recognized when the carrying value of an asset group exceeds the future net undiscounted cash flows expected to be generated by that asset group. The impairment loss recognized is the amount by which the carrying value of the asset group exceeds its fair value.

        Goodwill and Indefinite-Lived Intangibles.    We test goodwill and indefinite-lived intangible assets for impairment on an annual basis by comparing the estimated fair value of each of our reporting units to its respective carrying value on our balance sheet. More frequent evaluations may be required if we experience changes in our business climate or as a result of other triggering events that take place.

        For the purposes of these impairment tests, our Cequent segment is considered a reporting unit because the individual businesses within this segment have similar economic characteristics, including their products, services, customers, and distribution. The nine businesses which comprise our remaining four operating segments are considered separate reporting units. These businesses are less similar in their economic characteristics and have discrete financial information available which management regularly reviews for purposes of evaluating performance.

        We estimate the fair value of our reporting units utilizing a combination of three valuation techniques: discounted cash flow (Income Approach), market comparable method (Market Approach) and market capitalization (Direct Market Data Method). For purposes of applying the impairment test, we have historically relied primarily on the Income Approach, because it considers factors unique to each of our businesses and related long-range plans that may not be comparable to other companies and that are not yet publicly available. Management therefore believes that this valuation approach provides the best estimate of fair value of our reporting units. The Market Approach considers potentially comparable companies and transactions within the industries where our reporting units participate, and applies their trading multiples to our reporting units. Management uses this data to assess the reasonableness of the estimate of fair value of our reporting units under the Income Approach due to the difficulty in identifying companies that are specifically comparable to our reporting units, considering the diversity of our businesses, their relative sizes and levels of complexity. We also use the Direct Market Data Method by comparing our book value and the estimates of fair value of the reporting units to our market capitalization as of and at dates near the annual testing date. Management uses this comparison as additional evidence of the fair value of the Company, as our market capitalization may be suppressed by other factors such as the control premium associated with a controlling shareholder, our high degree of leverage, and the limited float of our common stock. In situations where the Market Approach and/or the Direct Market Data Method yield estimated fair values for our reporting units that are significantly different than under the Income Approach, we re-evaluate and adjust, if necessary, the assumptions underlying the Income Approach.

        The Income Approach requires us to calculate the present value of estimated future cash flows. In making this calculation, we make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. The projections also include significant assumptions related to including current and estimated economic trends and outlook, costs of raw materials, consideration of our market capitalization as compared to the estimated fair values of our reporting units determined using the Income Approach and other factors which are beyond our control. We compare the estimates of fair value of each reporting unit, determined under the Income Approach, with each reporting unit's net asset carrying value. If carrying value exceeds fair value, a possible impairment of goodwill and indefinite-lived intangible assets exists and further evaluation is performed.

        Prior to 2008, our accounting policy was to conduct the annual impairment test as of December 31st, with the most recent annual impairment test completed as of December 31, 2007. Effective in the second quarter of 2008, we changed our accounting policy to conduct the annual impairment test as of October 1st, with the testing to be conducted during the fourth quarter of each year. This change is preferable as it provides us additional time to complete the required testing and evaluate the results prior to the year-end closing and reporting activities and better enables us to comply with required reporting dates as an accelerated filer. The change in impairment test dates had no impact on our financial results or financial position for any period presented.

        Future declines in sales and/or operating profit, declines in our stock price, or other changes in our business or the markets for our products could result in further impairments of goodwill and other intangible assets.

        Pension and Postretirement Benefits Other than Pensions.    Annual net periodic expense and accrued benefit obligations recorded with respect to our defined benefit plans are determined on an actuarial basis. We determine assumptions used in the actuarial calculations which impact reported plan obligations and expense, considering trends and changes in the current economic environment in determining the most appropriate assumptions to utilize as of our measurement date. Annually, we review the actual experience compared to the most significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due. Certain accounting guidance, including the guidance applicable to pensions, does not require immediate recognition of the effects of a deviation between actual and assumed experience or the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted.

        Income Taxes.    We compute income taxes using the asset and liability method, whereby deferred income taxes using current enacted tax rates are provided for the temporary differences between the financial reporting basis and the tax basis of assets and liabilities and for operating loss and tax credit carryforwards. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We record interest and penalties related to unrecognized tax benefits in income tax expense.

        Derivative Financial Instruments.    Derivatives are recorded at fair value on the balance sheet as either assets or liabilities. The effective portion of changes in the fair value of the derivative is recorded in other comprehensive income and is recognized in the statement of operations when the hedged item affects earnings. The ineffective portion of the change in fair value of a hedge is recognized in income immediately. We have historically entered into interest rate swaps to hedge cash flows associated with variable rate debt.

        Other Loss Reserves.    We have other loss exposures related to environmental claims, asbestos claims and litigation. Establishing loss reserves for these matters requires the use of estimates and judgment in regard to risk exposure and ultimate liability. We are generally self-insured for losses and liabilities related principally to workers' compensation, health and welfare claims and comprehensive general, product and vehicle liability. Generally, we are responsible for up to $0.5 million per occurrence under our retention program for workers' compensation, between $0.3 million and $2.0 million per occurrence under our retention programs for comprehensive general, product and vehicle liability, and have a $0.3 million per occurrence stop-loss limit with respect to our self-insured group medical plan. We accrue loss reserves up to our retention amounts based upon our estimates of the ultimate liability for claims incurred, including an estimate of related litigation defense costs, and an estimate of claims incurred but not reported using actuarial assumptions about future events. We accrue for such items when such amounts are reasonably estimable and probable. We utilize known facts and historical trends, as well as actuarial valuations in determining estimated required reserves. Changes in assumptions for factors such as medical costs and actual experience could cause these estimates to change significantly.

 BUSINESS

        We are a global manufacturer and distributor of products for commercial, industrial and consumer markets. Most of our businesses share important characteristics, including leading market shares, strong brand names, broad product offerings, established distribution networks, relatively high operating margins, relatively low capital investment requirements, product growth opportunities and strategic acquisition opportunities. We believe that a majority of our 2008 net sales were in markets in which our products enjoy the number one or number two market position within their respective product categories. In addition, we believe that in many of our businesses, we are one of only a few manufacturers in the geographic markets where we currently compete.

Our Business Segments

        Effective April 1, 2009, we realigned our reportable segments as a result of our recent management reporting and business consolidation changes. We previously reported under the following five segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. Following the realignment, we are principally engaged in five reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. Our business segments had net sales and operating profit (loss) for the nine months ended September 30, 2009 as follows: Packaging (net sales: $106.1 million; operating profit: $23.4 million), Energy (net sales: $111.3 million; operating profit: $9.4 million), Aerospace & Defense (net sales: $56.5 million; operating profit: $18.4 million), Engineered Components (net sales: $51.1 million; operating loss: $1.0 million), and Cequent (net sales: $290.1 million; operating profit: $6.7 million).

        We recorded pre-tax goodwill and indefinite-lived intangible asset impairment charges in the fourth quarter of 2008 of $84.9 million, $62.5 million and $24.8 million, in our Cequent, Packaging and Engineered Components segments, respectively. During the fourth quarter of 2008, we experienced a significant decline in our stock price and, as a result, our market capitalization fell below the recorded value of our consolidated net assets. The reduced market capitalization reflected, in part, the impact to our businesses of weakening market demand and declining order intake as a result of the economic recession in the US and other major global economies, the significant decline in the financial markets, and the continued uncertainty and lack of availability in the credit markets. The decline in our market capitalization was not isolated to a single reporting unit and was reflective of an overall market view that the value of the total Company had declined significantly. Considering the uncertainty as to how long these end market conditions would persist and the related impacts on our businesses, we reduced the values of our reporting units, consistent with the decline in our market capitalization, resulting in the impairment charges.

        In the fourth quarter of 2007, we recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $171.2 million in our Cequent segment. In the fourth quarter of 2006, we recorded a pre-tax, non-cash goodwill impairment charges of $116.5 million in our Cequent segment. The impairment charges in 2007 were primarily the result of continued weak end markets in these businesses, an uncertain economic outlook, declining consumer confidence and declines in our stock price during late 2007. The 2006 impairment charges resulted from declining sales and/or profitability as compared to sales and profitability levels in prior years and our operating plan and changes in their estimated market values. The impairment charges are more fully described in Note 8, "Goodwill and Other Intangible Assets," of the financial statements included in this offering circular.

        In addition to our business segments as presented, we have discontinued certain lines of businesses over the past three years as follows, the results of which are presented as discontinued operations for all periods presented in the financial statements attached hereto:

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  During the fourth quarter of 2008, we entered into a binding agreement to sell certain assets within our specialty laminates, jacketings and insulation tapes line of business, which was previously included within our Packaging segment. We concluded the sale of these assets in February 2009.

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  In the fourth quarter of 2007, we reached a decision to sell the N.I. Industries rocket launcher and property management businesses within our Aerospace & Defense segment. We sold the rocket launcher business in December 2007. The property management line of business has not yet been sold.

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  In the fourth quarter of 2005, we reached a decision to sell our industrial fastening business. The industrial fastening business consisted of operating locations in Wood Dale, Illinois, Frankfort, Indiana and Lakewood, Ohio. During the fourth quarter of 2006, we sold our Wood Dale, Illinois and Lakewood, Ohio operating locations of the industrial fastening business. We sold the remaining Frankfort, Indiana operating location of the industrial fastening business in February 2007.

        Each segment has distinctive products, distribution channels, strengths and strategies, which are described below.

Packaging

        We believe Packaging is a leading designer, manufacturer and distributor of specialty, highly engineered closure and dispensing systems for a range of end markets, including steel and plastic industrial and consumer packaging applications. We believe that Packaging is one of the largest manufacturers of steel and plastic industrial container closures and dispensing products in North America and also has a significant presence in Europe and other international markets. Packaging manufactures high performance, value-added products that are designed to enhance its customers' ability to store, ship, process and dispense various products in the industrial, agricultural, consumer, personal care and pharmaceutical markets. Packaging's products include steel and plastic closure caps, drum enclosures, rings and levers, and dispensing systems, such as pumps and specialty sprayers.

        Our Packaging brands, which include Rieke®, Englass®, Rieke® Italia and Stolz® are well established and recognized in their respective markets.

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  Rieke®, located in Auburn, Indiana, designs and manufactures traditional industrial closures and dispensing products in North America and Asia. We believe Rieke® has significant market share for many of its key products, such as steel drum enclosures, plastic drum closures and plastic pail dispensers and plugs.

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  Englass®, located in the United Kingdom, focuses on pharmaceutical and personal care dispensers sold primarily in Europe, but its product and engineering "know-how" is applicable to the consumer dispensing market in North America and other regions, which we believe provides significant opportunities for growth.

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  Rieke® Italia, located in Italy, specializes in ring and lever closures that are used in the European industrial market. This specialty closure system is also sold into the North American Free Trade Agreement ("NAFTA") markets.

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  We believe that Rieke® Germany, which designs, manufactures and distributes products under our Stolz® brand, is a European leader in plastic enclosures for sub-20 liter sized containers used in automotive and chemical applications.

Competitive Strengths

        We believe Packaging benefits from the following competitive strengths:

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  Strong Product Innovation.  We believe that Packaging's research and development capability and new product focus is a competitive advantage. For more than 85 years, Packaging's product development programs have provided innovative and proprietary product solutions, such as the Visegrip® steel flange and plug closure, the Poly-Visegrip™ plastic closure and the all-plastic, environmentally safe, self-venting FlexSpout® flexible pouring spout. Packaging's emphasis upon highly engineered packaging solutions and research and development has yielded numerous issued and enforceable patents, with many other patent applications pending.

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  Customized Solutions that Enhance Customer Loyalty and Relationships.  A significant portion of Packaging's products are customized for end-users. Packaging provides extensive in-house design and development technical staff to provide solutions to customer requirements for closures and dispensing applications. For example, the installation in customer drum and pail plants of customized, patent protected, Rieke®-designed insertion equipment and tools that are specially designed for use on Rieke® manufactured closures and dispensers creates substantial switching costs. As a result, and because the equipment is located inside customers' plants, we are able to support favorable pricing and generate a high degree of customer loyalty. Rieke® has also been successful in promoting the sale of complementary products in an effort to create preferred supplier status.

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  Leading Market Positions and Global Presence.  We believe that Packaging is a leading designer and manufacturer of plastic closure caps, drum enclosures, rings and levers and dispensing systems, such as pumps and specialty sprayers. Packaging maintains a global presence, reflecting its global opportunities and customer base. The majority of Rieke®'s manufacturing facilities around the world have technologically advanced injection molding machines required to manufacture industrial container closures and specialty dispensing and packaging products, as well as automated, high-speed assembly equipment for multiple component products.

Strategies

        We believe Packaging has significant opportunities to grow, including:

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  New Product Applications.  Rieke® has focused its research and development capabilities on North American consumer applications requiring special packaging forms, and stylized containers and dispenser applications requiring a high degree of functionality and engineering. We believe that Rieke® Germany, which designs, manufactures and distributes products under our Stolz® brand, is a European leader in plastic enclosures for sub-20 liter sized containers used in automotive and chemical applications. During calendar year 2008, we introduced two major new dispensing products into various markets: an airless dispensing system for dosing hygienic solutions such as lotions, creams and gels, and an airless high viscosity dispensing system ("HVDS").

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  Product Cross-Selling Opportunities.  Recently, Rieke® began to cross-market successful European products, such as rings and levers, to a similar end-user customer base in the North American market utilizing its direct sales force. We believe that, as compared with its competitors, Rieke® is able to offer a wider variety of products to its long-term North American customers at better pricing and with enhanced service and tooling support. Many of these customers have entered into supply agreements with Rieke® on these broader product offerings.

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  Increased International Presence.  Packaging has increased its international manufacturing and sales presence, adding a manufacturing facility in China and increasing capabilities at its locations in Europe. By maintaining a presence in certain foreign locations, Rieke® hopes to continue to discover new markets and new applications in international markets and to capitalize on lower-cost production opportunities.

Marketing, Customers and Distribution

        Packaging employs an internal sales force in the NAFTA and European regions, and uses third-party agents and distributors in key geographic markets, including Europe, South America and Asia. Rieke®'s agents and distributors primarily sell directly to container manufacturers and to users or fillers of containers. While the point of sale may be to a container manufacturer, Rieke®, via a "pull through" strategy, calls on the container user or filler and suggests that it specify that a Rieke® product be used on its container.

        To support its "pull-through" strategy, Rieke® offers more attractive pricing on products purchased directly from Rieke® and products where the container users or fillers specify Rieke®.

Users or fillers that use or specify Rieke®'s products include industrial chemical, agricultural chemical, petroleum, paint, personal care, pharmaceutical and sanitary supply chemical companies such as BASF, Bayer, Chevron, Dupont, General Electric, ICI Paints, Lucas Oil, Sherwin-Williams, and Warren Oil, among others.

        Packaging's primary customers include Berlin Packaging, Boots, Diversey, Ecolab, Lyons Magnus, Pepsi, Pharmacia, Schering Plough, and Wings Foods as well as major container manufacturers around the world. Packaging maintains a customer service center that provides technical support as well as other technical assistance to customers to reduce overall production costs.

Competition

        Since Rieke® has a broad range of products in both closures and dispensing products, there are competitors in each of our product offerings. We do not believe that there is a single competitor that matches our entire product offering.

        In the industrial steel closure product line, our competitors within the NAFTA market include Greif Closure Systems and Technocraft. In the industrial plastic 55-gallon drum closure line, our primary competitor is Greif Closure Systems. In the 5-gallon container closure market, our primary competitors are Greif Closure Systems, Bericap and APC. Our primary competitors in the ring and lever product line are Self Industries and Technocraft. In the dispensing product lines, our major competitors are Calmar, Aptar, Airspray and Indesco.

        In the European market, our industrial steel closure product lines compete with Greif Closure Systems and Technocraft. The industrial plastic 55-gallon drum closure lines compete with Greif Closure Systems and Mauser. The Rieke® 5-gallon container closure products compete with those of Greif Closure Systems and Bericap. Rieke®'s ring and lever products compete with those of Berger and Technocraft. Rieke®'s dispensing products compete with those of Jaycare, Calmar, WIKO and Airspray.

Energy

        We believe Energy is a leading designer, manufacturer and distributor of a variety of engines and engine replacement parts and accessory fabricated steel products used at well sites for the oil and gas industry as well as metallic and non-metallic industrial sealant products and fasteners for the petroleum refining, petrochemical and other industrial markets. Our companies and brands which comprise this segment include Lamons® Gasket and Arrow® Engine.

        Lamons® manufactures and distributes metallic and nonmetallic industrial gaskets and complementary fasteners for refining, petrochemical and other industrial applications principally in the U.S. and Canada. Lamons® supplies gaskets and complementary fasteners for both industrial original equipment manufacturers and maintenance repair operations.

        Arrow® Engine manufactures specialty engines, chemical pumps, compressors, gas production equipment, fabricated steel products used at well sites and engine replacement parts for the oil and natural gas extraction and other industrial engine markets, which are distributed through a worldwide distribution network with a particularly strong presence in the U.S. and Canada.

Competitive Strengths

        We believe Energy benefits from the following competitive strengths:

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  Leading Market Positions and Strong Brand Names.  We believe Lamons® is the largest gasket supplier to the domestic petroleum industry, while Arrow® Engine owns the original equipment manufacturing rights to distribute engines and replacement parts for four main engine lines and offers a full range of replacement parts for an additional seven engine lines, which are widely used in the energy industry and other industrial applications.

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  Broad Product Portfolio.  Arrow® Engine currently offers a broad range of products within the oil and gas industry and industrial engine markets and is focused on new product development and expanding complementary product offerings to these existing markets, while simultaneously expanding into new energy markets through its distributors. Recent examples of new products include the introduction of a new line of compressors and gas production equipment with complementary meter run capability. In these and other instances, Arrow® Engine expects the expansion of their product offerings to existing customers to fuel future growth.

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  Established and Extensive Distribution Channels.  Our Lamons® business utilizes an established hub-and-spoke distribution system whereby our primary manufacturing facility supplies product to our highly knowledgeable network of worldwide distributors, which are located in close proximity to our primary customers. This established network comprised of both Company-owned and third-party distributors allows us to add new customers in various locations or to increase distribution to existing customers with relatively small increases in incremental costs. Our experienced in-house sales support team works with our network of distributors to create a strong market presence in all aspects of the oil and gas and petrochemical refining industries.

Strategies

        We believe Energy has significant opportunities to grow, including:

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  Strong Product Innovation.  Energy has a history of successfully creating and introducing new products. Arrow® Engine has recently developed a new line of products in the area of industrial engine spare parts for various industrial engines, including selected engines manufactured by Caterpillar, Waukesha, Ajax and Gemini. The company has also launched an offering of customizable compressors and gas production and meter run equipment, which are used by existing end customers in the natural gas extraction market.

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  Entry into New Markets and Development of New Customers.  Energy has significant opportunities to grow its businesses by offering its products to new customers and new markets. Lamons® is presently targeting both additional industries (pulp and paper, power plants, mining) and international expansion, and plans further penetration in Europe, Asia and South America. Arrow® Engine continues to focus on expanding market share in the North America Free Trade region and growing its international presence in markets for oilfield pumping and gas compression engines and related products.

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  Pursue Lower-Cost Manufacturing and Sourcing Initiatives.  As the businesses in Energy expand and develop, we believe that there will be further opportunities to reduce their cost structures through ongoing manufacturing, overhead and administrative productivity initiatives, global sourcing and selectively shifting manufacturing capabilities to countries with lower costs. Lamons® and Arrow® Engine each have advanced domestic manufacturing facilities and sourcing capabilities, most notably in China and India.

Marketing, Customers and Distribution

        Given the focused nature of many of our products, Energy relies upon a combination of direct sales forces and established networks of independent distributors with familiarity of the end users. The narrow end-user base of many of these products makes it possible for Energy to respond to customer-specific engineered applications and provide a high degree of customer service. Gasket sales are made directly from the factory to major customers through Lamons'® sales and service facilities in major regional markets, or through a large network of independent distributors. Lamons'® overseas sales are either through our new sales and service facility in China, Lamons'® licensees or through its many distributors. Arrow® Engine markets product through a network of distributors, many with strong ties to larger energy companies that offer a wide range of products and services in the global oil and gas industry. In many of the markets this segment serves, its companies' brand names are virtually synonymous with product applications. Significant Energy customers include BPAmoco, C.E. Franklin,

Chevron, Dow, ExxonMobil, McJunkin Corporation, National Oilwell, Shearer, Weatherford Artificial Lift and Wilson Supply.

Competition

        Energy's primary competitors include Garlock (EnPro), Leader GT and Flexitallic/Siem in gaskets, Waukesha Engine, CAT and Cummins in engines and engine replacement parts, and Texsteam and Williams Pumps in the chemical pump line. Approximately 60% of the products of Energy's companies are highly-engineered, non-commodity, customer-specific products and most have large shares of small markets supplied by a limited number of competitors. In a significant number of areas, value-added design, finishing, warehousing, packaging, distribution and after-sales service have generated strong customer loyalty. This supplements lower cost manufacturing and relevant industry experience in promoting each of our business' competitiveness.

Aerospace & Defense

        We believe Aerospace & Defense is a leading designer, manufacturer and distributor of a diverse range of products for use in focused markets within the aerospace and defense markets. This segment's products include aerospace fasteners, military ordnance components and steel cartridge cases. In general, these products are highly-engineered, customer-specific items that are sold into focused markets with few competitors.

        Aerospace & Defense's brands include Monogram™ Aerospace Fasteners which is well established and recognized in its market.

  •
  Monogram™ Aerospace Fasteners.  We believe Monogram™ Aerospace Fasteners ("Monogram™") is a leading manufacturer of permanent blind bolt and temporary fasteners used in commercial, business and military aircraft construction and assembly. Certain of Monogram™'s products contain patent protection, with additional patents pending. We believe Monogram™ is a leader in the development of blind bolt fastener technology for the aerospace industry. Its Visu-Lok®, Visu-Lok®II and Radial-Lok® blind bolts allow sections of aircraft to be joined together when access is limited to only one side of the airframe, providing certain cost efficiencies over conventional two piece fastening devices. Monogram™'s Composi-Lok®, Composi-Lok®II and Ti-OSI® blind bolts are designed to solve unique fastening problems associated with the assembly of composite aircraft structures, and are therefore particularly well suited to take advantage of the increasing use of composite materials in aircraft construction.

  •
  NI Industries™.  NI Industries™ manufactures large diameter shell casings provided to the U.S. government. We believe NI Industries™ is a leading manufacturer in its product markets, due to its capabilities in the entire metal-forming process from the acquisition of raw material to the design and fabrication of the final product. Since the Riverbank, California facility of NI Industries™ was included on the final Base Realignment and Closure ("BRAC") list, NI Industries™ is working with military and government personnel to relocate the manufacturing capability from Riverbank to Rock Island Arsenal in Illinois.

Strategies

        We believe the businesses within the Aerospace & Defense segment have significant opportunities to grow, based on the following:

  •
  Strong Product Innovation.  The Aerospace & Defense segment has a history of successfully creating and introducing new products and there are currently several significant product initiatives underway. Monogram™ has developed the next generation Composi-Lok® offering a flush break upon installation, and is testing an enlarged foot-print version of the Composi-Lok® offering improved clamping force on composite structures. The company is also working on the next generation of temporary fastener which is targeted to have load clamping capabilities in the range of a permanent fastener. We believe the strategy of offering a variety of custom engineered variants has been very well received by Monogram™'s customer base and is increasing our share of custom-engineered purchases.

  •
  Entry into New Markets and Development of New Customers.  The Aerospace & Defense segment has significant opportunities to grow its businesses by offering its products to new customers and new markets.

  •
  Expand Product Line Offerings.  Monogram™ is expanding its aerospace fastener product lines to include new bolts, screws and collars and rapidly increasing its application and content on planes.

Marketing, Customers and Distribution

        Aerospace & Defenses' customers operate primarily in the aerospace and defense industries. Given the focused nature of many of our products, the Aerospace & Defense segment relies upon a combination of direct sales forces and established networks of independent distributors with familiarity of the end-users. For example, Monogram™'s aerospace fasteners are sold through internal sales personnel and independent sales representatives. Although the overall market for fasteners and metallurgical services is highly competitive, these businesses provide products and services primarily for specialized markets, and compete principally as quality and service-oriented suppliers in their respective markets. Monogram™'s products are sold to manufacturers and distributors within the commercial, business and military aerospace industry, both domestic and foreign. Monogram™ works directly with aircraft manufacturers to develop and test new products and improve existing products. This close working relationship is a necessity given the critical safety nature and regulatory environment of its customers' products. The narrow end-user base of many of these products makes it possible for this segment to respond to customer-specific engineered applications and provide a high degree of customer service. Aerospace & Defenses' OEM and aftermarket customers include Airbus, Boeing, Peerless, and Wesco.

Competition

        This segment's primary competitors include Cherry (PCC) and Fairchild Fasteners (Alcoa) in aerospace fasteners. We believe that Monogram™ is a leader in the blind bolt market with significant market share in all blind fastener product categories in which they compete. Aerospace & Defenses' companies supply highly engineered, non-commodity, customer-specific products and most have large shares of small markets supplied by a limited number of competitors.

Engineered Components

        We believe Engineered Components is a leading designer, manufacturer and distributor of high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gasses, specialty fasteners for the automotive industry, precision cutting drills and tools for the medical industry, and specialty precision tools such as center drills, cutters, end mills, reamers and punches. In general, these products are highly-engineered, customer-specific items that are sold into focused markets with few competitors.

        Engineered Components' brands, including Hi-Vol™ Products, Norris Cylinder™, Keo® Cutters and Richards Micro-Tool™, are well established and recognized in their respective markets.

  •
  Hi-Vol™ Products.  We believe Hi-Vol™ Products ("Hi-Vol™") is a market leading supplier of tube nuts and other cold formed parts to the automotive and industrial markets of North America. Hi-Vol™ recently launched a line of fuel system components for a next generation direct injection engine. Hi-Vol™'s market leading position is attributable to its long standing reputation for quality and innovation in the area of cold-forming hollow components.

  •
  Norris Cylinder™. Norris Cylinder™ is one of the few manufacturers in North America that provide a complete line of large and intermediate size, high-pressure and low-pressure steel cylinders for the transportation, storage and dispensing of compressed gases. Norris Cylinder™'s large high-pressure seamless compressed gas cylinders are used principally for shipping, storing and dispensing oxygen, nitrogen, argon, helium and other gases for industrial and health-care markets. In addition, Norris Cylinder™ offers a complete line of low-pressure steel cylinders used to contain and dispense acetylene gas for the welding and cutting industries. Norris Cylinder™ markets cylinders primarily to major industrial gas producers and distributors, welding equipment distributors and buying groups as well as equipment manufacturers.

  •
  Precision Tool Company™. Precision Tool Company™ produces a variety of specialty precision tools such as combined drills and countersinks, NC spotting drills, key seat cutters, end mills and reamers. Markets served by these products include the industrial, aerospace, automotive and medical equipment industries. We believe Precision Tool Company™'s Keo® brand is the market share leader in the industrial combined drill and countersink markets, while Richards Micro-Tool™ is a leading supplier of miniature end mills to the tool-making industry. Richards Micro-Tool™ has also been successful in supplying the growing medical device market with bone drills and dental reamers.

Strategies

        We believe the businesses within the Engineered Components segment have significant opportunities to grow, based on the following:

  •
  Strong Product Innovation.  The Engineered Components segment has a history of successfully creating and introducing new products and there are currently several significant product initiatives underway. Norris Cylinder™ developed a process for manufacturing ISO cylinders capable of holding higher pressure gases, and has been awarded a U.N. certification for its ISO cylinders, making Norris the first manufacturer approved to distribute ISO cylinders domestically. Precision Tool Company™ is developing new products for use in the medical tool market. In recent periods, Hi-Vol™ has had success expanding its product offerings, and has been awarded a contract to produce a line of cold formed, machined fuel system components.

  •
  Entry into New Markets and Development of New Customers.  The Engineered Components segment has significant opportunities to grow its businesses by offering its products to new customers and new markets and new geographies. Norris Cylinder™ is expanding international sales of its ISO cylinders to Europe, South Africa and Australia. Hi-Vol™ has recently ramped up production on a contract with a transplant tier 2 supplier for a line of fuel system components that represents a significant expansion from the traditional product line and customers served by this company. Precision Tool Company™ continues to expand its offerings and capabilities in the market for medical and dental equipment tools.

Marketing, Customers and Distribution

        Engineered Components' customers operate primarily in the industrial, commercial, and medical equipment and device industries. Given the focused nature of many of our products, the Engineered Components segment relies upon a combination of direct sales forces and established networks of independent distributors with familiarity of the end-users. For example, Hi-Vol™'s automotive fasteners are sold through internal sales personnel and independent sales representatives. Although the overall market for fasteners and metallurgical services is highly competitive, these businesses provide products and services primarily for specialized markets, and compete principally as quality and service-oriented suppliers in their respective markets. Hi-Vol™ sells its products to distributors and manufacturers in automotive markets. In many of the markets this segment serves, its companies' brand names are virtually synonymous with product applications. The narrow end-user base of many of these products makes it possible for this segment to respond to customer-specific engineered applications and provide a high degree of customer service. Engineered Components' OEM and aftermarket customers include Air Liquide, Cooper-Standard Automotive, Honeywell, Kaplan Industries, Martinrea, Medtronic, MSC Industrial, Nuvasive, TI Automotive, Western International and Worthington Cylinders.

Competition

        This segment's primary competitors include H&L (Chicago Rivet) and Nagano in tube nuts and fittings. Other competitors include Taylor Wharton and Worthington in cylinders; Lavalin and Chamberlain in shell casings; and Niagara Moon Cutters, Whitney Tool and Magafor in precision tools. Dew Technologies competes in a fragmented market of contract manufacturers serving the orthopedic device industry, although they represent a significant source of supply for the customers they serve. Engineered Components' companies supply highly engineered, non-commodity, customer-specific products and most have large shares of small markets supplied by a limited number of competitors.

Cequent

        We believe Cequent is a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered trailer products, lighting accessories and roof racks for the trailer original equipment manufacturer, recreational vehicle, agricultural/utility, marine and industrial trailer markets in addition to a leading designer, manufacturer and distributor of a wide range of aftermarket cargo management products, towing and hitch systems and accessories and vehicle protection products used to outfit and accessorize light trucks, sport utility vehicles and passenger cars. Cequent products offer customers the widest possible range of solutions to efficiently "Get Their Gear on the Road™." We believe that Cequent's brand names and product lines are among the most recognized and extensive in the industry.

        Cequent has positioned its market-leading brands to create pricing options for entry-level through premium product offerings across all of our distribution channels. We believe that no other competitor features a comparable array of brand names and products. Our main product categories are sold through a wide range of channels as described below:

  •
  The Fulton® and Bulldog® brands include trailer products and accessories, such as jacks, winches, couplers, trailer wiring, converters, ramps and fenders. These brands are sold through independent installers, trailer OEMs and distributor channels serving the marine, agricultural, industrial and horse/livestock market sectors.

  •
  The Tekonsha® brand is the most recognized name in brake controls and related brake components. These products are sold through automotive, recreational vehicle and agricultural distributors and OEMs.

  •
  The Bargman® and Wesbar® brands are recognized names for recreational vehicle and marine lighting, respectively. Bargman®-branded products include interior and exterior recreational vehicle lighting products and accessories, such as license plate lights and brackets, porch and utility lights, assist bars, door locks and latches, and access doors, while Wesbar®-branded products include submersible and utility trailer lighting. These brands and products are sold through independent installers, trailer and recreational vehicle OEMs and wholesale distributors, and marine retail specialty stores.

  •
  The Hayman-Reese™ brand of towing products has strong brand awareness in the Australian marketplace where it is well established at both the wholesale and retail levels of the aftermarket.

  •
  The Draw-Tite®, Reese® and Hidden Hitch® brands represent towing products and accessories, such as hitches, weight distribution systems, fifth-wheel hitches, ball mounts, draw bars, gooseneck hitches, brake controls, wiring harnesses and T-connectors and are sold to independent installers and distributor channels for automotive, truck and recreational vehicles. Similar towing accessory products are sold to the retail channel under the Reese Towpower™ and Reese Outfitter® brand names.

  •
  Highland "The Pro's Brand®" and ROLA™ comprise our brand presence in the cargo management product category. Cargo management products include bike racks, cargo carriers, luggage boxes, tie-downs and soft travel-cargo carriers which are sold through independent installers, wholesale distributors and retail channels.

Competitive Strengths

        We believe Cequent benefits from the following competitive strengths, including:

  •
  Diverse Product Portfolio.  As noted, Cequent benefits from a diverse range of product offerings and does not rely upon any single product. By offering a wide range of products, Cequent is able to provide a complete solution to satisfy its customers' needs.

  •
  Value Engineering.  Cequent has extensive engineering and performance capability, enabling this segment to continue its product innovation, to improve product reliability and to reduce manufacturing costs. The businesses within this segment conduct extensive testing of their products in an effort to assure high quality and reliable product performance. Engineering, product design and fatigue testing are performed utilizing computer-aided design and finite element analysis.

  •
  Established and Extensive Distribution Channels.  Cequent utilizes several distribution channels for its sales, including specialty retailers, independent wholesale distributors, mass merchants and independent installers. Cequent utilizes a "hub and spoke" distribution system, with capability to meet delivery requirements specified by our customers.

  •
  Flexibility in Supply.  As a result of significant restructuring activity completed over the last few years, Cequent has reduced its cost structure and improved its supply flexibility, allowing for quicker and more efficient responses to changes in the end market demand. Cequent has the ability to produce low-volume, customized products in-house, quickly and efficiently at its manufacturing facilities while outsourcing high-volume production to lower cost supplier partners in Southeast Asia. We have extensive sourcing arrangements with suppliers in lower-cost environments, enabling the flexibility to choose to manufacture or source products as end-market demand fluctuates.

Strategies

        We believe that Cequent has opportunities to grow, including the following:

  •
  Provide Trailering and Towing Solutions.  As a result of its broad product portfolio, Cequent is well positioned to provide customers with complete solutions for trailering and towing and cargo management needs. Due to this segment's product breadth and depth, Cequent believes it can provide customers with compelling value propositions with superior features and convenience. In many instances, Cequent can offer more competitive pricing by providing complete sets of products rather than underlying components separately. We believe this merchandising strategy also enhances the segment's ability to better compete in markets where its competitors have narrower product lines and are unable to provide "one stop shopping" to customers.

  •
  Cross-Selling Products Across Distribution Channels.  We believe that Cequent has significant opportunities to introduce products into new channels of distribution that traditionally concentrated in other products or product lines. For example, Cequent's retail channel now offers a range of trailer products and accessories, including ramps that have traditionally been available only in the trailer distributor and OE channels. Similarly, the group's installer channel is selling Highland "The Pro's Brand®" branded tie-downs, stretch cords, floor mats and splash guards, which were previously only available through the retail channel. Cequent has also developed strategies to introduce its products into new channels, including the Asian automotive manufacturer "port of entry" market, the retail sporting goods market and select international markets.

  •
  International Expansion.  Cequent has a strong business presence in Australia with its Hayman-Reese™ brand which was further enhanced with the acquisition of Parkside Towbars in 2008, which gave us greater penetration into Western Australia. In addition, we have introduced products into the local market in Thailand after launching our plant there in 2006.

  •
  Strong Product Innovation.  Cequent has a history of successfully developing and launching new products and presently is developing a range of product innovations. In performance products, newer introductions include F-2 aluminum jack and RV landing gear, brake controls (P3), custom harnesses, LED lighting and electrical accessories, a plug and play brake controller, and a heavy duty towing weight distribution with sway control unit. In addition, it is continually refreshing its existing retail products with new designs and features and innovative packaging and merchandising.

Marketing, Customers and Distribution

        The Cequent segment employs a dedicated sales force in each of the primary channels, including the national accounts, automotive and recreational vehicle OEMs, installer, retail and aftermarket/distributor channels (i.e., mass merchants, auto specialty, marine specialty, hardware/home centers, and catalogs). This segment's product offerings are distributed through a variety of channels. These channels include installer/distributor (automotive, recreational vehicle and trailer) and OEMs (automotive, recreational vehicle, and trailer). Cequent's Fulton®, Bulldog® and Wesbar®-branded trailer and related accessory products are sold directly to major trailer OEMs and recreational vehicle distributors. In general, the trailer OEM industry is highly fragmented and specialized, and is generally a low value-added assembly industry. Cequent relies upon strong historical relationships, significant brand heritage and its broad product offerings to bolster its trailer and accessory products sales through the OEM channel and in various aftermarket segments. End-users include owners of personal watercraft and large commercial- industrial trailer users, as well as horse and livestock trailering customers. The towing products business principally distributes to independent distributors installers under the Draw-Tite®, Hidden Hitch® and Reese® brands. We believe that most of these customers position Draw-Tite® and Reese® branded traditional towing products as an exclusive or preferred line, while the Reese® branded heavy-duty towing products are positioned to the heavy-duty professional towing segment. Cequent is well represented in retail stores through mass merchants, such as Wal-Mart, hardware home centers, such as Lowe's and Home Depot, and specialty auto retailers, such as Pep Boys, AutoZone, Advanced Auto and CSK Auto.

Competition

        The competitive environment for trailer products is highly fragmented and is characterized by numerous smaller suppliers, even the largest of which tends to focus in narrow product categories. For instance, we believe that, across the various product categories that Cequent offers, only a few competitors provide a similar array of products and services in multiple product categories. By comparison, Cequent competes on the basis of its broader range of products, the strength of its brands and distribution channels, as well as quality and price. This segment's performance products competitors include Dutton-Lainson, Peterson, Atwood and Shelby, Hopkins Manufacturing, Peterson Industries, Optronics, Grote and Hayes-Lemmerz, Thule, Putnam Hitch Products and Curt Manufacturing; each of whom competes within one or at most a few categories of Cequent's broad performance products portfolio. We believe that Cequent is one of the largest North American manufacturers and distributors of towing systems. The retail channel presents a different set of competitors that are typically not seen in our installer and distributor channels, including Masterlock, Buyers, Allied, Keeper, Bell and Axius. As Cequent grows in the cargo management product category, it will face a different set of competitors. These competitors include Thule, Yakima and Sportrack.

Acquisition Strategy

        We believe that our businesses have significant opportunities to grow through disciplined, strategic acquisitions. We typically seek "bolt-on" acquisitions, in which we would acquire another industry participant or product line within our industries and to enhance the strengths of our core businesses. When seeking acquisition targets, we are looking for opportunities to supplement our existing product lines, gain access to additional distribution channels, expand our geographic footprint and achieve scale and cost efficiencies.

Materials and Supply Arrangements

        Our largest raw materials purchases are for steel, copper, aluminum, polyethylene and other resins, and energy. Raw materials and other supplies used in our operations are normally available from a variety of competing suppliers. In addition to raw materials, we purchase a variety of components and finished products from low-cost sources in China, Taiwan and India.

        Steel is purchased primarily from steel mills and service centers with pricing contracts principally in the three to six month time frame. Changing global dynamics for steel production and supply will continue to present a challenge to our business. Polyethylene is generally a commodity resin with multiple suppliers capable of providing product. While both steel and polyethylene are readily available from a variety of competing suppliers, our business has experienced, and we believe will continue to experience, volatility in the costs of these raw materials

Employees and Labor Relations

        As of September 30, 2009, we employed approximately 3,800 people, of which approximately 22% were unionized and approximately 45% were located outside the U.S. We currently have Collective Bargaining Agreements covering eight facilities worldwide for our continuing operations, five of which are in the U.S. In November 2009, we concluded negotiations on two union collective bargaining agreements in our Engineered Components segment that were set to expire in November 2009. Negotiations were concluded prior to the expiration dates of the collective bargaining agreements without work stoppages or strikes. There have been four contracts renegotiated in 2009 without any strikes, work stoppages or slowdowns. There are currently two union contracts that are in negotiations. Employee relations have generally been satisfactory.

Seasonality and Backlog

        There is some seasonality in our Cequent segment. Sales of towing and trailer products within these business segments are generally stronger in the second and third quarters as trailer OEMs, distributors and retailers acquire product for the spring and summer selling seasons. No other operating segment experiences significant seasonal fluctuation in its business. We do not consider sales order backlog to be a material factor in our business.

Environmental Matters

        Our operations are subject to federal, state, local and foreign laws and regulations pertaining to pollution and protection of the environment, health and safety, governing among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and other materials, and remediation of contaminated sites. We have been named as a potentially responsible party under CERCLA, the federal Superfund law, or similar state laws at several sites requiring clean-up related to the disposal of wastes we generate. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred substantial expenses for these sites over a number of years, a portion of which has been covered by insurance. In addition to the foregoing, our businesses have incurred and likely will continue to incur expenses to investigate and clean up existing and former company-owned or leased property, including those properties made the subject of sale-leaseback transactions for which we have provided environmental indemnities to the lessors.

        At our currently owned property located in Vernon, California, we expect to incur expenses to investigate the environmental conditions associated with historical operations of N.I. Industries and/or its tenants. Preliminary site assessment information indicates that further investigation will be necessary in order to determine whether remediation or controls will be required beyond those that had been previously approved by the governing regulatory authority, and if so, to develop an estimate of the likely costs thereof.

        In 1992, Rieke® Packaging Systems and numerous other companies entered into a consent decree with the United States Environmental Protection Agency ("EPA") and the State of Indiana under which Rieke® and the other companies agreed to remediate contaminated soil and groundwater at the Wayne Reclamation and Recycling Site near Columbia City, Indiana. Contractors for the group of companies completed construction of the remediation systems required by the consent decree in 1995, and have operated them since then under the oversight of the EPA and the State of Indiana. The remediation systems have successfully removed substantial amounts of contaminants from the soil and the groundwater; however, some contaminants remain at concentrations above the performance standards set by the consent decree, and are still being removed. Consultants to the group of companies expect that some or all of the remediation systems will be required to operate indefinitely. A 2004 report by the EPA concluded that operation of the existing systems is "protective of human health and the environment." The agreement among the companies provides that Rieke®'s share is approximately 9% of total remediation costs for the site.

        We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us and accrued environmental reserves, we do not expect environmental costs or contingencies to have a material adverse effect on us. The operation of manufacturing plants entails risks in these areas, however, and we may incur material costs or liabilities in the future that could adversely affect us. Potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

Intangibles and Other Assets

        Our identified intangible assets, consisting of customer relationships, trademarks and trade names and technology, are recorded at approximately $168.7 million at September 30, 2009, net of accumulated amortization. The valuation of each of the identified intangibles was performed using broadly accepted valuation methodologies and techniques.

        Customer Relationships.    We have developed and maintained stable, long-term selling relationships with customer groups for specific branded products and/or focused market product offerings within each of our operating group segments. Useful lives assigned to customer relationship intangibles range from 6 to 25 years and have been estimated using historic customer retention and turnover data. Other factors considered in evaluating estimated useful lives include the diverse nature of focused markets and products of which we have significant share, how customers in these markets make purchases and these customers' position in the supply chain. We also monitor and evaluate the impact of other evolving risks including the threat of lower cost competitors and evolving technology.

        Trademarks and Trade Names.    Each of our operating groups designs and manufactures products for focused markets under various trade names and trademarks including Draw-Tite®, Reese®, Hidden Hitch®, Bulldog®, Tekonsha®, Highland "The Pro's Brand"®, Fulton®, Wesbar®, Visu-Lok®, ViseGrip® and FlexSpout®, among others. Our trademark/trade name intangibles are well-established and considered long-lived assets that require maintenance through advertising and promotion expenditures. Because it is our practice and intent to maintain and to continue to support, develop and market these trademarks/trade names for the foreseeable future, we consider our rights in these trademarks/trade names to have an indefinite life, except as otherwise dictated by applicable law.

        Technology.    We hold a number of U.S. and foreign patents, patent applications, and unpatented or proprietary product and process oriented technologies within all five of our operating segments. We have, and will continue to dedicate, technical resources toward the further development of our products and processes in order to maintain our competitive position in the transportation, industrial and commercial markets that we serve. Estimated useful lives for our technology intangibles range from one to thirty years and are determined in part by any legal, regulatory or contractual provisions that limit useful life. For example, patent rights have a maximum limit of twenty years in the U.S. Other factors considered include the expected use of the technology by the operating groups, the expected useful life of the product and/or product programs to which the technology relates, and the rate of technology adoption by the industry.

        Quarterly, or as conditions may warrant, we assess whether the value of our identified intangibles has been impaired. Factors considered in performing this assessment include current operating results, business prospects, customer retention, market trends, potential product obsolescence, competitor activities and other economic factors. We continue to invest in maintaining customer relationships, trademarks and trade names, and the design, development and testing of proprietary technologies that we believe will set our products apart from those of our competitors.

International Operations

        Approximately 16.2% of our net sales for the nine months ended September 30, 2009 were derived from sales by our subsidiaries located outside of the U.S., and we may significantly expand our international operations through organic growth actions and acquisitions. In addition, approximately 29.7% of our operating net assets as of September 30, 2009 were located outside of the U.S. We operate manufacturing facilities in Australia, Thailand, Canada, China, the United Kingdom (U.K.), Italy, Germany, Netherlands and Mexico. For information pertaining to the net sales and operating net assets attributed to our international operations, refer to Note 19, "Segment Information," to the audited financial statements included in this offering circular.

        Sales outside of the U.S., particularly sales to emerging markets, are subject to various risks that are not present in sales within U.S. markets, including governmental embargoes or foreign trade restrictions such as antidumping duties, changes in U.S. and foreign governmental regulations, tariffs and other trade barriers, the potential for nationalization of enterprises, foreign exchange risk and other political, economic and social instability. In addition, there are tax inefficiencies in repatriating portions of our cash flow from non-U.S. subsidiaries.

Properties

        Our principal manufacturing facilities range in size from approximately 10,000 square feet to approximately 380,000 square feet. Except as set forth in the table below, all of our manufacturing facilities are owned. The leases for our manufacturing facilities have initial terms that expire from 2009 through 2024 and are all renewable, at our option, for various terms, provided that we are not in default under the lease agreements. Substantially all of our owned U.S. real properties are subject to liens under our amended and restated credit facility and will be subject to several liens in favor of the notes. Our executive offices are located in Bloomfield Hills, Michigan under a lease assumed by us from Heartland and subsequently amended in October 2007 extending the term to June 2015. See "Certain Relationships and Related Party Transactions." Our buildings, machinery and equipment have been generally well maintained, are in good operating condition and are adequate for current production requirements. We may enter into leases for equipment in lieu of making capital expenditures to acquire such equipment or to reduce debt.

        The following list sets forth the location of our principal owned and leased manufacturing and other facilities used in continuing operations and identifies the principal operating segment utilizing such facilities, as of November 30, 2009:

Packaging	Energy	Engineered Components	Aerospace & Defense	Cequent
United States:	United States:	United States:	United States:	United States:
Indiana:	Oklahoma:	Massachusetts:	California:	Indiana:
Auburn	Tulsa	Plymouth(1)	Riverbank(2)	Goshen(1)
Hamilton(1)	Texas:	Michigan:	Commerce(1)	Huntington(1)
	Houston(1)	Warren(1)		South Bend(1)
		Livonia(1)		Michigan:
International:	International:	Texas:		Plymouth(1)
Germany:	Canada:	Longview		Tekonsha(1)
Neunkirchen	Sarnia,			Ohio:
Mexico:	Ontario(1)			Solon(1)
Mexico City	China:
United Kingdom:	Hangzhou(1)			International:
Leicester				Australia:
China:				Dandenong,
Hangzhou(1)				Victoria
Lyndhurst,
Victoria(1)
Perth, Western
Australia(1)
Canada:
Burlington,
Ontario(1)
Mexico:
Juarez(1)
Reynosa
Thailand:
Chon Buri(1)

(1)
Represents a leased facility. All such leases are operating leases.

(2)
Owned by the U.S. Government and operated by our NI Industries™ business under a facility maintenance contract.

        During 2002, we entered into sale-leaseback transactions with respect to nine real properties in the U.S. and Canada. During 2003, we entered into additional sale-leaseback transactions with respect to three real properties in the U.S. The term of these leases is between 15 and 20 years, with the right to extend. Rental payments are due monthly. All of the foregoing leases are accounted for as operating leases. During 2004, one sale-leaseback transaction was terminated. In general, pursuant to the terms of each sale-leaseback transaction, we transferred title of the real property to a purchaser and, in turn, entered into separate leases with the purchaser having a basic lease term plus renewal options. With respect to the 2002 sale-leaseback transactions, the renewal option must be exercised with respect to all, and not less than all, of the property locations.

Legal Proceedings

        A civil suit was filed in the U.S. District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including TriMas, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of the defendants, including TriMas, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site. We estimate that our share of the clean-up costs will not exceed $500,000, for which we have insurance proceeds. Plaintiffs had sought other relief such as damages arising out of claims for negligence, trespass, public and private nuisance, and other causes of action, but the consent decree governs the remedy. Based upon our present knowledge and subject to future legal and factual developments, we do not believe that this matter will have a material adverse effect on our financial position, results of operations or cash flows.

        As of September 30, 2009, we were a party to approximately 857 pending cases involving an aggregate of approximately 7,584 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use primarily in the petrochemical refining and exploration industries.

        The following chart summarizes the number of claimants, number of claims filed, number of claims dismissed, number of claims settled, the average settlement amount per claim and the total defense costs, exclusive of amounts reimbursed under our primary insurance, at the applicable date and for the applicable periods:

	Claims pending at beginning of period	Claims filed during period	Claims dismissed during period	Claims settled during period	Average settlement amount per claim during period	Total defense costs during period
Fiscal year ended December 31, 2008	9,544	723	2,668	75	$1,813	$3,448,000
Nine months ended September 30, 2009	7,524	260	189	11	$16,000	$1,975,000

        In addition, we acquired various companies to distribute our products that had distributed gaskets of other manufacturers prior to acquisition. We believe that many of our pending cases relate to locations at which none of our gaskets were distributed or used.

        We may be subjected to significant additional asbestos-related claims in the future, the cost of settling cases in which product identification can be made may increase, and we may be subjected to further claims in respect of the former activities of our acquired gasket distributors. We are unable to make a meaningful statement concerning the monetary claims made in the asbestos cases given that, among other things, claims may be initially made in some jurisdictions without specifying the amount sought or by simply stating the requisite or maximum permissible monetary relief, and may be amended to alter the amount sought. The large majority of claims do not specify the amount sought. Of the 7,584 claims pending at September 30, 2009, 103 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 77 of the 103 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages), 21 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages) and 5 sought over $10.0 million (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 80 of the 103 claims sought between $250,000 and $600,000, 19 sought between $1.0 million and $5.0 million and 4 sought over $5.0 million. Solely with respect to punitive damages, 77 of the 103 claims sought between $1.0 million and $2.5 million, 21 sought between $2.5 million and $5.0 million and 5 sought over $5.0 million. In addition, relatively few of the claims have reached the discovery stage and even fewer claims have gone past the discovery stage.

        Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 20 years ago, have been approximately $5.4 million through September 30, 2009. All relief sought in the asbestos cases is monetary in nature. To date, approximately 50% of our costs related to settlement and defense of asbestos litigation have been covered by our primary insurance. Effective February 14, 2006, we entered into a coverage-in-place agreement with our first level excess carriers regarding the coverage to be provided to us for asbestos-related claims when the primary insurance is exhausted. The coverage-in-place agreement makes coverage available to us that might otherwise be disputed by the carriers and provides a methodology for the administration of asbestos litigation defense and indemnity payments. Nonetheless, there may be a period prior to the commencement of coverage under this agreement and following exhaustion of our primary insurance coverage during which we would be solely responsible for defense costs and indemnity payments, duration of which would be subject to the scope of damage awards and settlements paid. The coverage in place agreement allocates payment responsibility among the primary carrier, excess carriers and our subsidiary.

        Based on the settlements made to date and the number of claims dismissed or withdrawn for lack of product identification, we believe that the relief sought (when specified) does not bear a reasonable relationship to our potential liability. Based upon our experience to date and other available information (including the availability of excess insurance), we do not believe that these cases will have a material adverse effect on our financial position and results of operations or cash flows.

        We are subject to other claims and litigation in the ordinary course of business, but do not believe that any such claim or litigation will have a material adverse effect on our financial position and results of operations or cash flows.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Metaldyne Corporation

        In connection with our reorganization in June 2002, we assumed approximately $37.0 million of liabilities and obligations of Metaldyne Corporation ("Metaldyne"), mainly comprised of contractual obligations to our former employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments made on our behalf. The remaining contractual obligations to Metaldyne are now reported as accrued liabilities in our consolidated balance sheet and were approximately $5.9 million at September 30, 2009.

        On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation ("Asahi") whereby Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne distributed the 4,825,587 shares of our common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock at the time of such dividend. As a result of the merger, we and Metaldyne are no longer related parties.

        Subject to certain limited exceptions, Metaldyne and TriMas retained separate liabilities associated with their respective businesses. Accordingly, we have agreed to indemnify and hold Metaldyne harmless from all liabilities associated with us and our subsidiaries and the respective operations and assets, whenever conducted, and Metaldyne has agreed to indemnify and hold Heartland and us harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding us and our subsidiaries) and their respective operations and assets, whenever conducted. In addition, we and Metaldyne agreed to indemnify one another for our allocated share (57.99% in the case of Metaldyne and 42.01% in our case) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

Heartland Industrial Partners

Initial Public Offering

        On May 17, 2007, we completed an initial public offering which benefited all of our pre-offering shareholders, and our officers and directors due principally to the creation of a public market for the Company's common stock. Upon the consummation of the offering, Heartland retained control of approximately 45.2% of the Company's voting stock and in accordance with the Shareholders Agreement discussed below, it continues to be able to elect a majority of the Company's Board of Directors and to effectively control us. Disclosure of Heartland's ownership is described under "Security Ownership of Certain Beneficial Owners and Management."

Shareholders Agreement

        Heartland, Masco Capital Corporation, and other investors are parties to a shareholders agreement regarding their ownership of our common stock (the "Shareholders Agreement"). The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause the election to the Board of Directors of such number of Directors as shall constitute a majority of the Board of Directors as designated by Heartland. There are no arrangements or understandings between any of our directors on the one hand and Heartland on the other hand pursuant to which a director was selected. The Shareholders Agreement also provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of TriMas, Heartland has the right to require the other shareholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control. The Shareholders Agreement further provides that Heartland has the ability to demand the registration of their shares pursuant to a shelf registration statement filed with the SEC, subject to various holdback, priority and other agreements.

Advisory Services Agreement

        We and Heartland are party to an advisory services agreement, pursuant to which Heartland may earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by us, in each case subject to the approval by the disinterested members of our Board of Directors. In connection with this offering and the amendment and restatement of our credit agreement, we have agreed to pay to Heartland a fee equal to 0.5% of the aggregate value of the concluded transactions. Heartland is also entitled to the reimbursement of its expenses under the advisory services agreement. Through September 30, 2009, Heartland did not receive any payment for such fees under this agreement, but did receive reimbursement for third party expenses incurred on our behalf in the amount of $635,080 and received reimbursement for expenses in the amount of $137,920.

Management Rights Agreement

        We have entered into an agreement with Heartland granting certain rights to consult with management and receive information about us and to consult with management on significant matters so long as Heartland continues to own any of our securities. Heartland has the right to attend Board meetings as an observer if they no longer have the right to designate one or more members of the Board. Heartland must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.

Relationships with Heartland

        The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of our directors, Mr. Tredwell, is the managing member of Heartland Industrial Partners, L.L.C. Mr. Valenti, our Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed us that its limited partners include many financial institutions, private and government employee pension funds and corporations. We may, in the ordinary course of business, have on a normal, customary and arm's length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relations.

 DESCRIPTION OF OTHER INDEBTEDNESS

        Our senior secured credit facility is comprised of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility and a $260.0 million term loan facility. At September 30, 2009, approximately $252.2 million was outstanding on the term loan and $0 was outstanding on the revolving credit facilities. Under the senior secured credit facility, up to $90.0 million in the aggregate of our revolving credit facility is available to be used for one or more permitted acquisitions subject to certain conditions and other outstanding borrowings and issued letters of credit.

        We are seeking to "amend and extend" the revolving credit facility and term loan facility under our senior secured credit agreement. If the proposed amendments to our senior secured credit agreement are approved, and assuming the consummation of this offering and the use of proceeds therefrom, consenting revolving lenders will have the maturity date of their commitments extended from August 2, 2011 to December 15, 2013 and consenting term lenders will have the maturity date of their term loans extended from August 2, 2013 to December 15, 2015. Based on preliminary feedback from lenders, we expect that the amendments will be approved and that we will have between $60.0 million and $75.0 million of extended maturity date revolving loan commitments and that between $200.0 million and $230.0 million of our term loans will be extended. The feedback we have received to date is preliminary and is therefore subject to change. The consummation of this offering is conditioned upon formal approval of the proposed amendments to the senior secured credit agreement.

        We expect that our amended and restated credit agreement will result in increased margins above LIBOR on the portion of the revolving credit facility and term loans that were extended. We currently expect that extended revolving loans will bear interest at a per annum rate of LIBOR plus 4% (subject to reduction to LIBOR plus 3.75% when our leverage ratio is below 3.00 to 1.00) and our extended term loans will bear interest at a rate of LIBOR (which shall not be less than 2%) plus 4%. In addition, the interest rates applicable to lenders under our deposit-linked supplemental revolving credit facility who approve the amended and restated credit agreement will be increased to LIBOR (which shall not be less than 2%) plus 4%.

        Amounts drawn under our revolving credit facilities fluctuate daily based upon our working capital and other ordinary course needs. Availability under our revolving credit facilities depends upon, among other things, compliance with our credit agreement's financial covenants. Our credit facilities contain and the amended and restated credit facilities will continue to contain negative and affirmative covenants and other requirements affecting us and our subsidiaries, including among others: restrictions on incurrence of debt (except for permitted acquisitions and subordinated indebtedness), liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The terms of our credit agreement require and the terms of the amended and restated credit facilities will continue to require us and our subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense, as defined) and a capital expenditures covenant. The most restrictive of these financial covenants and ratios are the leverage ratio and interest expense ratio. Our permitted leverage ratio under our proposed amended and restated credit agreement is expected to be 4.50 to 1.00 for October 1, 2009 to December 31, 2009, 5.00 to 1.00 for January 1, 2010 to March 31, 2010, 5.25 to 1.00 for April 1, 2010 to June 30, 2010, 5.00 to 1.00 for July 1, 2010 to December 31, 2010, 4.75 to 1.00 for January 1, 2011 to June 30, 2011, 4.50 to 1.00 from July 1, 2011 to September 30, 2011, 4.25 to 1.00 for October 1, 2011 to September 30, 2012, 4.00 to 1.00 for October 1, 2012 to June 30, 2013 and 3.50 to 1.00 for July 1, 2013 and thereafter. Our actual leverage ratio was 3.80 to 1.00 at September 30, 2009. Our permitted interest expense ratio under our amended and restated credit agreement is expected to be 2.20 to 1.00 for July 1, 2009 to December 31, 2009, 2.30 to 1.00 for January 1, 2010 to March 31, 2010, 2.15 to 1.00 for April 1, 2010 to June 30, 2010, 2.00 to 1.00 for July 1, 2010 to June 30, 2011, 2.25

for July 1, 2011 to June 30, 2012, 2.40 for July 1, 2012 to December 31, 2012, 2.50 to 1.00 for January 1, 2013 to September 30, 2013 and 2.75 to 1.00 for October 1, 2013 and thereafter. Our actual interest expense ratio was 3.00 to 1.00 at September 30, 2009. At September 30, 2009, we were in compliance with our financial covenants.

        Three of our international businesses are also parties to loan agreements with banks, denominated in their local currencies. In the United Kingdom, we are party to a revolving debt agreement with a bank in the amount of £1.0 million (approximately $0.7 million outstanding at September 30, 2009) which is secured by a letter of credit under our credit facilities. In Italy, we are party to a €5.0 million note agreement with a bank (approximately $1.9 million outstanding at September 30, 2009) with a term of seven years, which expires December 12, 2012 and is secured by land and buildings of our local business unit. In Australia, we are party to a debt agreement with a bank in the amount of $23.0 million Australian dollars (approximately $14.1 million outstanding at September 30, 2009) for a term of five years which expires December 31, 2010. Borrowings under this arrangement are secured by substantially all the assets of the local business which is also subject to financial ratio and reporting covenants. Financial ratio covenants include: capital adequacy ratio (tangible net worth over total tangible assets), interest coverage ratio (EBIT over gross interest cost) and we are in compliance with such covenants at September 30, 2009. In addition to the financial ratio covenants there are other financial restrictions such as: restrictions on dividend payments, U.S. parent loan repayments, negative pledge and undertakings with respect to related entities. As of September 30, 2009, total borrowings in the amount of $16.7 million were outstanding under these arrangements.

        Another important source of liquidity is our $55.0 million 364 day accounts receivable securitization facility, under which we have the ability to sell eligible accounts receivable to a third-party multi-seller receivables funding company. At September 30, 2009, we had $0 utilized under our accounts receivable facility and available funding of $29.8 million based on eligible receivables.

        We are currently in negotiations with Wachovia Bank, National Association to provide a new $75.0 million three-year accounts receivable facility to replace our existing $55.0 million 364 day accounts receivable securitization facility with J.P. Morgan. We currently estimate that our availability under the new accounts receivable facility as of September 30, 2009 would have been between $38.0 million and $41.5 million as compared to availability of $29.8 million under our existing accounts receivable securitization facility. Because availability under the new accounts receivable facility is expected to vary depending on the value of our eligible accounts receivable and customary reserves, our availability may increase or decrease from time to time relative to the amount that would have been available as of September 30, 2009. We estimate that during the twelve months ended September 30, 2009, our availability under the new accounts receivable facility would have varied between $38.0 million and $70.0 million. We expect that the new accounts receivable facility will be accounted for as an off-balance sheet arrangement in 2009, however as a result of certain changes in GAAP to be implemented on January 1, 2010, we expect that the facility will be accounted for as an on-balance sheet arrangement thereafter. We expect that the new accounts receivable facility will be finalized and the existing accounts receivable securitization simultaneously terminated on or before December 31, 2009. However, the terms of the new accounts receivable facility are still being negotiated, and accordingly we cannot assure you that we will be able to enter into the new facility with this level of availability or at all. This offering is not conditioned on the finalization of the new accounts receivable facility.

        At September 30, 2009, our available revolving credit capacity of $150 million under our senior secured credit facility is reduced by approximately $31.2 million of letters of credit outstanding as of that date. The letters of credit are used for a variety of purposes, including support of certain operating lease agreements, vendor payment terms and other subsidiary operating activities, and to meet various states' requirements to self-insure workers' compensation claims, including incurred but not reported claims.

        After consideration of our outstanding letters of credit at September 30, 2009 (as we had no amounts outstanding under our revolving credit facility), we had $118.8 million of revolving credit capacity available, in addition to $29.8 million of available liquidity under our accounts receivable securitization facility discussed above. However, after consideration of our leverage covenant, we had an aggregate available funding under our credit and securitization facilities of $130.9 million at September 30, 2009.

        Our available revolving credit capacity under our senior secured credit facility, after consideration of approximately $31.2 million in letters of credit outstanding related thereto, is approximately $118.8 million, while our available liquidity under our accounts receivable securitization facility ranges from $29.8 million to $49.0 million, depending on the level of our receivables outstanding at a given point in time during the year. We rely upon our cash flow from operations and available liquidity under the credit and securitization facilities to fund our debt service obligations and other contractual commitments, working capital and capital expenditure requirements. Generally, we use available liquidity under these facilities to fund capital expenditures and daily working capital requirements during the first half of the year, as we experience some seasonality in our Cequent reportable segment. Sales of towing and trailering products within this operating segment are generally stronger in the second and third quarters, as trailer original equipment manufacturers (OEMs), distributors and retailers acquire product for the spring and summer selling seasons. None of our other operating segments experience any material seasonal fluctuation in their respective businesses. During the second half of the year, the investment in working capital is reduced and amounts outstanding under our credit and securitization facilities are paid down. At the end of each quarter, we generally use cash on hand to pay down amounts outstanding under our credit and securitization facilities.

        On an as adjusted basis as described under the heading "Capitalization," we would have had $100.8 million of revolving credit capacity available (after taking into consideration $31.2 million of letters of credit) and between $38.0 million and $41.5 million of available liquidity under our new accounts receivable facility. However, after consideration of our leverage covenant, we would have had aggregate available funding of $129.1 million as of September 30, 2009. We expect that the aggregate loan commitments under our revolving credit facility will initially decrease to $80.0 million as a result of the amendment and restatement of our credit agreement, but our new accounts receivable facility will increased by approximately $8.0 million to $11.5 million as of September 30, 2009 and between $8.0 million and $20.0 million at various times during the nine months ended September 30, 2009, depending on the level of our receivables outstanding at any point in time during the year. Because we expect that our amended and restated credit agreement will provide additional flexibility under our leverage covenant, we anticipate that our combined availability under the revolving credit facilities and new accounts receivable facility will improve.

        Cash management related to our credit and securitization facilities is centralized. We monitor our cash position and available liquidity on a daily basis and forecast our cash needs on a weekly basis within the current quarter, and on a monthly basis outside the current quarter over the remainder of the year. Our business and related cash forecasts are updated monthly. Given aggregate available funding under our credit and securitization facilities of $130.9 million at September 30, 2009, after consideration of the aforementioned leverage restrictions, and based on forecasted cash sources and requirements inherent in our business plans, we believe that our liquidity and capital resources, including anticipated cash flows from operations, will be sufficient to meet our debt service, capital expenditure and other short-term and long-term obligation needs for the foreseeable future.

        We also have $256.5 million (face value) 9 7/8% senior subordinated notes outstanding at September 30, 2009, due in 2012, which we refer to as our existing senior subordinated notes. During the first nine months of 2009, we retired $73.2 million face value of our existing senior subordinated notes via open market purchases. We may choose to repurchase our existing senior subordinated notes via open market or in privately negotiated transactions on terms we believe favorable. These transactions may be effected for cash (from cash and cash equivalents, borrowings under our senior secured credit facility, or proceeds from sale of debt or equity securities), in exchange for common stock, or a combination of both. We will evaluate any such transaction in light of then prevailing market conditions and our then current and prospective liquidity and capital resources, including projected and potential needs and prospects for access to capital markets. Any such transactions may, individually or in aggregate, be material. See "Use of Proceeds."

        Principal payments required under our proposed amended and restated credit facility term loan are expected to be: $0.7 million due each calendar quarter through June 30, 2013, and $35.8 million due on August 2, 2013, $0.6 million due each calendar quarter from September 30, 2013 through September 30, 2015 and $201.7 million due on December 15, 2015. These amounts are estimates assuming that $215.0 million of term loans are extended.

        Our senior secured credit facility is guaranteed on a senior secured basis by us and all of our domestic subsidiaries, other than our special purpose receivables subsidiary, on a joint and several basis. In addition, our obligations and the guarantees thereof are secured by substantially all the assets of us and the guarantors.

        Our exposure to interest rate risk results from the variable rates under our senior secured credit facility. Borrowings under the senior secured credit facility bear interest, at various rates, as more fully described in Note 8, "Long-term Debt," to the accompanying consolidated financial statements as of September 30, 2009. In April 2008, we entered into an interest rate swap agreement to fix the LIBOR-based variable portion of our interest rate on $125.0 million notional amount of its term loan facility at 2.73%. The swap matured in October 2009. In January 2009, the Company entered into two new interest rate swap agreements to fix the LIBOR-based variable portion of its interest rate on $75.0 million notional amount of its term loan facility at 1.39% and $125.0 million notional amount of its term loan facility at 1.91%. The $75.0 million notional amount interest rate swap commenced in January 2009 and extends through January 2011. The $125.0 million notional amount interest rate swap commences in October 2009 and extends through July 2011. These interest rate swaps are designated as cash flow hedges whereby the effective portion of the hedge gains and losses are deferred as changes in the cash flows of the interest rate swaps are expected to exactly offset the changes in the cash flows of variable rate debt attributable to fluctuations in the LIBOR. The cumulative fair value of the swaps was a liability of $2.6 million at September 30, 2009.

        Based on variable rate-based borrowings outstanding at September 30, 2009, a 1% increase or decrease in the per annum interest rate for borrowings under our U.S. and foreign revolving credit facilities would change our interest expense by approximately $0.7 million annually.

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  Exhibit 99.3
Preliminary Offering Circular Excerpts Recent Developments
RISK FACTORS
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS